SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

EASTMAN KODAK COMPANY
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
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     amount on which the filing fee is calculated and state how it was determined):
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____________________________________________________________________________________
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[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which
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____________________________________________________________________________________
      1) Amount previously paid:
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NOTICE OF 2008 ANNUAL MEETING
AND PROXY STATEMENT

     Date of Notice April 3, 2008

            EASTMAN KODAK COMPANY
            343 STATE STREET
            ROCHESTER, NEW YORK 14650

T A B L E O F C O N T E N T S

PROXY STATEMENT
1	Notice of the 2008 Annual Meeting of Shareholders

QUESTIONS & ANSWERS
2	Questions & Answers
7	Audio Webcast of Annual Meeting

PROPOSALS
8	Management Proposals
8	Item 1 — Election of Directors
8	Item 2 — Ratification of the Audit Committee’s
Selection of PricewaterhouseCoopers LLP
as Independent Registered Public
Accounting Firm
8	Shareholder Proposal
8	Item 3 — Shareholder Proposal on Majority Voting
Requirements for Director Nominees

BOARD STRUCTURE AND
CORPORATE GOVERNANCE
11	Introduction
11	Corporate Governance Guidelines
11	Business Conduct Guide and Directors’
Code of Conduct
11	Board Independence
12	Audit Committee Financial Qualifications
12	Review, Approval or Ratification of Transactions with
Related Persons
14	Board of Directors
17	Committees of the Board
19	Committee Membership
20	Executive Compensation and Development
Committee
21	Compensation Committee Interlocks and
Insider Participation
21	Governance Practices
23	Director Compensation

BENEFICIAL OWNERSHIP
30	Beneficial Security Ownership of More Than 5%
of the Company’s Common Stock
31	Beneficial Security Ownership of Directors, Nominees
and Section 16 Executive Officers

COMMITTEE REPORTS
34	Report of the Audit Committee
35	Report of the Corporate Responsibility
and Governance Committee
37	Report of the Executive Compensation
and Development Committee
COMPENSATION DISCUSSION
AND ANALYSIS
38	Summary/Introduction
38	Compensation Philosophy and Program
38	Determining Executive Total Direct Compensation
40	Elements of Total Direct Compensation
48	Executive Compensation Policies Relating to
Incentive Plans
49	Other Compensation Elements
50	Severance and Change-in-Control Arrangements

COMPENSATION OF NAMED
EXECUTIVE OFFICERS
51	Summary Compensation Table
54	Employment and Retention Arrangements
57	Grants of Plan-Based Awards Table
60	Outstanding Equity Awards at Fiscal Year-End Table
62	Option Exercises and Stock Vested Table
63	Pension Benefits for 2007
66	Non-Qualified Deferred Compensation for 2007
68	Termination and Change-in-Control Arrangements
68	Potential Payments upon Termination or
Change-in-Control
69	Individual Severance Arrangements
72	Regular Severance Payments Table
73	Severance Benefits Based on Termination
Due to Disability Table
74	Severance Benefits Based on Termination
Due to Death Table
75	Severance Benefits Based on Termination
by Mr. Perez with Good Reason Table
75	Change-in-Control Severance Payments
78	Change-in-Control Severance Payments Table

REPORTING COMPLIANCE
79	Section 16(a) Beneficial Ownership Reporting
Compliance

EXHIBITS
80	Exhibit I — Director Independence Standards
81	Exhibit Il — Director Qualification Standards
81	Exhibit Ill — Director Selection Process
82	Exhibit IV — Audit and Non-Audit Services
Pre-Approval Policy
84	Exhibit V — Audit Committee Charter

ANNUAL MEETING INFORMATION
88	2008 Annual Meeting Directions and Parking
Information

CORPORATE DIRECTORY
89	Board of Directors and Corporate Officers

N O T I C E O F 2 0 0 8 A N N U A L M E E T I N G A N D P R O X Y S T A T E M E N T

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 14, 2008 at 2:00 p.m. at the Columbus Marriott, 800 Front Avenue, Columbus, GA. You will be asked to vote on management and shareholder proposals.

Whether or not you attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction card. We encourage you to use the internet, as it is the most cost-effective way to vote.

We look forward to seeing you at the Annual Meeting and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

Antonio M. Perez
Chairman of the Board

NOTICE OF THE 2008 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 14, 2008 at 2:00 p.m. at the Columbus Marriott, 800 Front Avenue, Columbus, GA. The following proposals will be voted on at the Annual Meeting:

1.	Election of directors for a term of one year or until their successors are duly elected and qualified.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Shareholder proposal on majority voting requirements for director nominees.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3.

If you were a shareholder of record at the close of business on March 17, 2008, you are entitled to vote at the Annual Meeting.

We are pleased to be among the first group of companies to take advantage of the Securities and Exchange Commission “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. We believe the new rules will allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0207, (585) 724-5492.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, call the Coordinator, Shareholder Services.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
April 3, 2008

■ Questions & Answers

Q.	Why am I receiving these proxy materials?
A.	Our Board of Directors (the Board) is providing these proxy materials to you on the internet, or, upon your request, has delivered printed versions to you by mail, in connection with Kodak’s 2008 Annual Meeting of Shareholders (the Annual Meeting). As a shareholder of record, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. The approximate date on which these proxy materials are being made available to you is April 3, 2008.

Q.	What is included in these proxy materials?
A.	These proxy materials include:
  Our 2007 Annual Report on Form 10-K; and

  Notice of 2008 Annual Meeting and Proxy Statement.
If you requested printed versions of the proxy materials by mail, these proxy materials also include the Proxy Card for the Annual Meeting.

Q.	What am I voting on?
A.	The Board is soliciting your proxy in connection with the Annual Meeting to be held on Wednesday, May 14, 2008 at 2:00 p.m. Eastern Time at the Columbus Marriott, 800 Front Avenue, Columbus, GA, and any adjournment or postponement thereof. You are voting on the following proposals:

1.	Election of directors for a term of one year or until their successors are duly elected and qualified.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Shareholder proposal on majority voting requirements for director nominees.

Q.	What are the voting recommendations of the Board?
A.	The Board recommends the following votes:
  FOR each of the director nominees.

  FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

  AGAINST the shareholder proposal.
Q.	Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials this year instead of a full set of proxy materials?
A.	We are using the Securities and Exchange Commission (SEC) new “e-proxy” rules. These rules allow companies to furnish proxy materials to shareholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send shareholders a full, printed copy of proxy materials and allow them instead to deliver their shareholders a “Notice of Internet Availability of Proxy Materials” and to provide online access to the documents. We mailed a “Notice of Internet Availability of Proxy Materials” (the Notice) on or about April 3, 2008 to all shareholders of record on the close of business on March 17, 2008, who are the shareholders entitled to vote at the Annual Meeting.

The Notice provides instructions regarding how to:
  View our proxy materials for the Annual Meeting on the internet; and

  Request a printed copy of the proxy materials.

In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment.

Q.	Where can I view the proxy materials on the internet?
A.	This Proxy Statement, the form of proxy and voting instructions are being made available to shareholders on or about April 3, 2008, at www.envisionreports.com/ek. Our 2007 Annual Report on Form 10-K is being made available at the same time and by the same method. The Annual Report on Form 10-K is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Q.	How can I receive a printed copy of the proxy materials?
A.	Shareholder of Record. You may request a printed copy of the proxy materials by any of the following methods:
  Telephone at (866) 641-4276;

  Internet at www.envisionreports.com/ek; or

  E-mail at investorvote@computershare.com. Reference “Proxy Materials Order” on the subject line. In the message, include your full name and address, the three numbers located in the shaded bar on the Notice and state that you want to receive a paper copy of current and/or future meeting materials.
Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, trustee or nominee.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.	Most Kodak shareholders hold their shares through a broker or other nominee (beneficial ownership) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered in your name with Kodak’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being made available directly to you by Kodak. As the shareholder of record, you have the right to give your voting proxy to Kodak management or a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being made available to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares and you are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker has the discretion to vote on routine corporate matters presented in the proxy materials without your specific voting instructions, but with respect to any non-routine matter over which the broker does not have discretionary voting power, your shares will not be voted without your specific voting instructions. When the broker does not have discretionary voting power on a particular proposal and does not receive voting instructions from you, the shares are not voted and are referred to as “broker non-votes.”

Q.	Which proposal items are considered “routine” or “non-routine”?
A.	Item 1 (Election of directors) and Item 2 (Ratification of independent registered public accounting firm) involve matters that we believe will be treated as routine.

Item 3 (Shareholder proposal) involves a matter that we believe will be considered non-routine.

Q.	Will any other matter be voted on?
A.	We are not aware of any other matters you will be asked to vote on at the Annual Meeting. If you have returned your signed proxy card or otherwise given the Company’s management your proxy, and any other matter is properly brought before the Annual Meeting, Antonio M. Perez and Laurence L. Hickey, acting as your proxies, will vote for you in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.

Q.	How do I vote?
A.	Shareholder of Record. There are four ways to vote, if you are a shareholder of record:
  By internet at www.envisionreports.com/ek. We encourage you to vote this way.

  By toll-free telephone: (800) 652-VOTE (8683).

  By completing and mailing your proxy card.

  By written ballot at the Annual Meeting.
Your shares will be voted as you indicate. If you return your signed proxy card or otherwise give the Company’s management your proxy, but do not indicate your voting preferences, Antonio M. Perez and Laurence L. Hickey will vote your shares FOR Items 1 and 2 and AGAINST Item 3. As to any other business that may properly come before the Annual Meeting, Antonio M. Perez and Laurence L. Hickey will vote in accordance with their best judgment, although the Company does not presently know of any other business.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	What happens if I do not give specific voting instructions?
A.	Shareholder of Record. If you are a shareholder of record and you:
  Indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board; or

  If you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner of shares held in street name and do not provide your broker, trustee or nominee with specific voting instructions:

  Your broker, trustee or nominee will have the authority to exercise discretion to vote your shares with respect to Item 1 (Election of directors) and Item 2 (Ratification of independent registered public accounting firm) because they involve matters we believe will be considered routine.

  Your broker, trustee or nominee will not have the authority to exercise discretion to vote your shares with respect to Item 3 (Shareholder proposal) because it involves a matter we believe will be considered non-routine.
Q.	What is the deadline for voting my shares?
A.	Shareholder of Record. If you are a shareholder of record and vote by internet or telephone, your vote must be received by 1:00 a.m., Eastern Time, on May 14, 2008, the morning of the Annual Meeting. If you are a shareholder of record and vote by mail or by written ballot at the Annual Meeting, your vote must be received before the polls close at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Annual Meeting, only if you obtain a legal proxy from your broker, trustee or nominee and provide it at the Annual Meeting.

Q.	Who can vote?
A.	To be able to vote your Kodak shares, the records of the Company must show that you held your shares as of the close of business on March 17, 2008, the record date for the Annual Meeting. Each share of common stock is entitled to one vote.

Q.	How can I change my vote or revoke my proxy?
A.	Shareholder of Record. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:
  Entering a timely new vote by internet or telephone;

  Returning a later-dated proxy card; or

  Notifying Laurence L. Hickey, Secretary and Assistant General Counsel.

You may also complete a written ballot at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	What vote is required to approve each proposal?
A.	The following table describes the voting requirements for each proposal:

Item 1	—	Election of directors	The director nominees receiving the greatest number of votes will be elected. This means that, if you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee when voting your proxy, your vote will not count for or against the nominee. However, under the Company’s majority voting policy for the election of directors, as more fully described on page 9 of this Proxy Statement, in an uncontested election, any director who receives a majority of “withhold” votes will be required to tender his or her resignation to the Corporate Responsibility and Governance Committee, which will then consider the resignation and make a recommendation to the Board.
Item 2	—	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.
Item 3	—	Shareholder proposal on majority voting requirements for director nominees	To be approved, the shareholder proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.

Q.	Is my vote confidential?
A.	Yes. Only the inspectors of election and certain individuals who help with processing and counting the votes have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

Q.	Who will count the vote?
A.	Computershare Investor Services will count the vote. Its representative will be the inspector of election.

Q.	Who can attend the Annual Meeting?
A.	If the records of the Company show that you held your shares as of the close of business on March 17, 2008, the record date for the Annual Meeting, you can attend the Annual Meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting. Photographs may be taken and videotaping may be conducted at the Annual Meeting. We may use these images in publications. If you attend the Annual Meeting, we assume we have your permission to use your image.

Q.	What do I need to do to attend the Annual Meeting?
A.	To attend the Annual Meeting, please follow these instructions:
  If you vote by internet or telephone, follow the instructions provided for attendance.

  If you vote by using a proxy card, check the appropriate box on the card.

  If you are a beneficial owner, bring proof of your ownership with you to the Annual Meeting.

  To enter the Annual Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet.

  If you do not have an Admission Ticket, go to the Special Registration desk upon arrival at the Annual Meeting.
Seating at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting.

Q.	Can I bring a guest?
A.	Yes. If you plan to bring a guest to the Annual Meeting, follow the instructions on the internet or telephone or check the appropriate box on your proxy card. When you go through the registration area at the Annual Meeting, your guest must register with you.

Q.	What is the quorum requirement of the Annual Meeting?
A.	A majority of the outstanding shares on May 14, 2008 constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes, other than where stated, will be counted in determining the quorum, but neither will be counted as votes cast. On March 17, 2008, there were 288,182,249 shares outstanding.

Q.	Can I nominate someone to the Board?
A.	Our By-laws provide that any shareholder may nominate a person for election to the Board so long as the shareholder follows the procedure outlined in the By-laws as summarized below. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Corporate Responsibility and Governance Committee.

The complete description of the procedure for shareholder nomination of director candidates is contained in our By-laws. A copy of the full text of the by-law provision containing this procedure may be obtained by writing to our Secretary at our principal executive offices. Our By-laws can also be accessed at www.kodak.com/go/governance. For purposes of summarizing this procedure, we have assumed: 1) the date of the upcoming Annual Meeting is within 30 days of the anniversary of the annual meeting for the previous year; and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 120 days prior to the first anniversary of the previous year’s annual meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must deliver written notice of such nomination to our Secretary, at our principal office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares of the Company owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares of the Company owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the Proxy Statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected. Persons who are nominated in accordance with this procedure will be eligible for election as directors at the annual meeting of the Company’s shareholders.

Q.	What is the deadline to propose actions for consideration at the 2009 annual meeting?
A.	For a shareholder proposal to be considered for inclusion in Kodak’s proxy statement for the 2009 annual meeting, the Secretary of Kodak must receive the written proposal at our principal executive offices no later than December 4, 2008. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary
Eastman Kodak Company
343 State Street
Rochester, NY 14650-0218

For a shareholder proposal that is not intended to be included in Kodak’s proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Kodak common stock to approve that proposal, provide the information required by the By-laws of Kodak and give timely notice to the Secretary of Kodak in accordance with the By-laws of Kodak, which, in general, require that the notice be received by the Secretary of Kodak:

  Not earlier than the close of business on January 14, 2009; and

  Not later than the close of business on February 13, 2009.

If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2008 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in Kodak’s proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

  90 days prior to the meeting; and

  10 days after public announcement of the meeting date.

You may contact our Secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making shareholder proposals. Our By-laws can also be accessed at www.kodak.com/go/governance.

Q.	How much did this proxy solicitation cost?
A.	The Company hired Georgeson Inc. to assist in the solicitation of votes. The estimated fee is $18,500 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Directors, officers and employees of the Company may solicit proxies and voting instructions in person, by telephone or other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations.

Q.	What other information about Kodak is available?
A.	The following information is available:
  Annual Report on Form 10-K

  Transcript of the Annual Meeting

  Plan descriptions, annual reports and trust agreements and contracts for the pension plans of the Company and its subsidiaries

  Diversity Report; Form EEO-1

  Health, Safety and Environment Annual Report on Kodak’s website at www.kodak.com/go/HSE

  Corporate Responsibility Principles on Kodak’s website at www.kodak.com/US/en/corp/principles

  Corporate Governance Guidelines on Kodak’s website at www.kodak.com/go/governance

  Business Conduct Guide on Kodak’s website at www.kodak.com/US/en/corp/principles/businessConduct.shtml

  Eastman Kodak Company By-laws on Kodak’s website at www.kodak.com/go/governance

  Charters of the Board’s Committees (Audit Committee, Corporate Responsibility and Governance Committee, Executive Committee, Executive Compensation and Development Committee, and Finance Committee) on Kodak’s website at www.kodak.com/go/governance

  Directors’ Code of Conduct on Kodak’s website at www.kodak.com/go/governance

  Kodak Board of Directors Policy on Recoupment of Annual Incentive Bonuses in the Event of a Restatement Due to Fraud or Misconduct at www.kodak.com/go/governance

You may request printed copies of any of these documents by contacting:

Coordinator, Shareholder Services
Eastman Kodak Company
343 State Street
Rochester, NY 14650-0207
(585) 724-5492

The address of our principal executive office is:

Eastman Kodak Company
343 State Street
Rochester, NY 14650

AUDIO WEBCAST OF ANNUAL MEETING AVAILABLE ON THE INTERNET

Kodak’s Annual Meeting will be webcast live. If you have internet access, you can listen to the webcast by going to Kodak’s Investor Center webpage at www.kodak.com/US/en/corp/investorCenter/investorsCenterHome.shtml. This webcast is listen only. You will not be able to ask questions. The Annual Meeting audio webcast will remain available on our website for a short period of time after the Annual Meeting.

Information included on our website, other than our Proxy Statement and proxy card, is not part of the proxy solicitation materials.

■ Proposals

MANAGEMENT PROPOSALS

ITEM 1 — Election of Directors

Kodak’s By-laws require us to have at least nine directors but no more than 18. The number of directors is set by the Board and is currently 12. Mr. Perez is the only director who is an employee of the Company.

There are nine directors standing for re-election (Richard S. Braddock, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Debra L. Lee, Delano E. Lewis, Antonio M. Perez, Hector de J. Ruiz and Laura D’Andrea Tyson) and three directors standing for election for the first time (Douglas R. Lebda, William G. Parrett and Dennis F. Strigl). All the nominees agree to serve a one-year term. Information about them is provided on pages 14 -16 of this Proxy Statement.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

The director nominees receiving the greatest number of votes will be elected. Under the Company’s majority voting policy for the election of directors, however, any director who receives a majority of “withhold” votes will be required to tender his or her resignation to the Corporate Responsibility and Governance Committee, which will then consider the resignation and make a recommendation to the Board. More information about the Company’s majority voting policy can be found on page 9 of this Proxy Statement.

The Board of Directors recommends a vote FOR the election of all the director nominees.

ITEM 2 —	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been the Company’s independent accountants for many years. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2009 annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting to respond to questions and, if they desire, make a statement.

The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote.

The Board of Directors recommends a vote FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SHAREHOLDER PROPOSAL

ITEM 3 — Shareholder Proposal on Majority Voting Requirement for Director Nominees

United Association S&P 500 Index Fund, owner of over $2,000 in Company stock, submitted the following proposal:

“Resolved: That the shareholders of Eastman Kodak Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s certificate of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with a little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted by laws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation policies, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

We believe the establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents, not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.”

BOARD OF DIRECTORS’ POSITION

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

This proposal requests Kodak to ask its shareholders to amend the Company’s Certificate of Incorporation to adopt a majority voting standard for director elections so that shareholders have a meaningful role in the director election process. As noted in the proposal, Kodak, a New Jersey company, uses a plurality voting standard, the default under New Jersey law. The plurality voting standard provides that nominees who receive the most affirmative votes are elected to serve as Kodak directors. Most large public companies continue to use a plurality voting standard.

Our Board of Directors has been mindful of the ongoing corporate governance developments and debates on the subject of majority voting in the election of directors and has examined this issue very closely. In fact, our Board agrees with many aspects of the majority voting concept and believes the fundamental principles of majority voting may potentially be beneficial to our shareholders. After careful consideration, however, our Board recommends a vote against this proposal for the following reasons:

  The proposal is presently unnecessary because the Company has already adopted a policy that already provides shareholders with a meaningful role in director elections;

  The proposal is also unnecessary at this time since Kodak’s corporate governance practices ensure that the Company’s directors are highly qualified; and

  The proposal is premature in light of the on-going analyses and discussions on majority voting and its possible consequences.

The Company has already implemented a director election policy. Like a number of other large public companies facing this issue, in order to address the concerns relating to director candidates who do not receive a majority of the votes cast, the Company has adopted a Director Election Policy. This policy provides direct and effective consequences by requiring that any nominee who receives more votes "withheld'' from his or her election than votes "for'' his or her election must promptly tender an offer of resignation for consideration by our Corporate Responsibility and Governance Committee. We believe that this policy at the present time is effective in giving shareholders a meaningful voice in the director election process and in removing a director opposed by shareholders. Under our policy, any nominee who receives a majority of withhold votes must tender his or her resignation and could be removed from the Board. By contrast, the majority voting standard requested by the proposal only addresses the voting requirement for being elected to the Board. It does not remove incumbent directors who have not received a majority vote because, under New Jersey law, a director who fails to receive a required vote continues in office as a "holdover'' director, generally until the next shareholder meeting. Therefore, even if the proposal were adopted, Kodak could not force a director who failed to receive a majority vote to leave the Board until the next annual meeting of shareholders.

As explained below, given the practical difficulties and issues under current law surrounding the implementation of a majority voting standard, there continues to be considerable discussion and debate regarding this topic. Until the law becomes settled and a general consensus emerges as to best corporate governance practice in this area, we believe our policy is the most effective means of providing shareholders a meaningful role in the director election process.

The Company’s current process elects highly qualified candidates. Given Kodak’s strong corporate governance practices and responsiveness to shareholder concerns, we believe the proposal is unnecessary. The Board already has in place a robust corporate governance process designed to identify and propose independent director nominees who are qualified to serve the best interests of the Company and our shareholders. The Corporate Responsibility and Governance Committee, which is composed solely of independent directors, evaluates and recommends director nominees for election based on such factors as their business or professional experience, the diversity of their background and their talents and perspectives. Relying on this process, the Company’s shareholders have historically elected strong, highly qualified Boards, who consistently receive a substantial majority of votes cast.

The proposal is premature. New Jersey law requires the plurality voting standard in director elections, unless a company's certificate of incorporation provides otherwise. Our Board cannot adopt majority voting in our By-laws, an approach that other companies have recently taken. Kodak can adopt majority voting only through shareholder approval of an amendment to the Certificate of Incorporation. We believe that it is premature to ask our shareholders to amend the Certificate of Incorporation to adopt majority voting in light of the on-going analyses and discussions in this developing area. The legal community, shareholder advocates, governance experts and other groups continue to evaluate the respective benefits, disadvantages and consequences of plurality voting and majority voting, the impact of the "holdover rule'' and whether some modified model of plurality voting might be preferable. Any change in voting standards should be undertaken with full understanding of the consequences. For this reason, we believe it is premature to ask shareholders to amend the Certificate of Incorporation to adopt majority voting until there is greater clarity and consensus on this issue.

Summary. In summary, Kodak is not opposed to majority voting in uncontested elections, but we believe that it is both unnecessary and premature to ask the shareholders to amend the Certificate of Incorporation to adopt majority voting. The proposal is presently unnecessary because our Director Election Policy, along with our strong governance record and robust director election process, already serves and protects the interests of our shareholders. The proposal is premature given the continuing debate on majority voting standard. We do not believe that the proposal, at this point in time, is in the best interest of the Company or its shareholders. Nonetheless, the Board will continue to assess the developments in this area.

For the reasons described above, the Board of Directors recommends a vote AGAINST this proposal.

■ Board Structure and Corporate Governance

INTRODUCTION

Ethical business conduct and good corporate governance are not new practices at Kodak. The reputation of our Company and our brand has been built by more than a century of ethical business conduct. The Company and the Board have long practiced good corporate governance and believe it to be a prerequisite to providing sustained, long-term value to our shareholders. We continually monitor developments in the area of corporate governance and lead in developing and implementing best practices. This is a fundamental goal of our Board.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines reflect the principles by which the Company operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. In February 2004, our Board restated our Corporate Governance Guidelines to reflect changes in the New York Stock Exchange’s (NYSE) corporate governance listing standards. A copy of the Corporate Governance Guidelines is published on our website at www.kodak.com/go/governance.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT

All of our employees, including the CEO, the CFO, the Controller, all other senior financial officers and all other Section 16 executive officers, as defined under Section 16 of the Securities Exchange Act of 1934 (a Section 16 Executive Officer) are required to comply with our long-standing code of conduct, the “Business Conduct Guide.” The Business Conduct Guide requires our employees to maintain the highest ethical standards in the conduct of company business so that they and the Company are always above reproach. In 2004, our Board adopted a Directors’ Code of Conduct. Both our Business Conduct Guide and our Directors’ Code of Conduct are published on our website at www.kodak.com/go/governance. We will post on this website any amendments to the Business Conduct Guide or Directors Code of Conduct and any waivers of either code for directors or the Company’s CEO, CFO or Controller. Our directors annually certify in writing that they understand and are in compliance with the Directors’ Code of Conduct.

BOARD INDEPENDENCE

For a number of years, a substantial majority of our Board has been comprised of independent directors. In February 2004, the Board adopted Director Independence Standards to aid it in determining whether a director is independent. These Director Independence Standards, which are in compliance with the director independence requirements of the NYSE’s corporate governance listing standards, are attached as Exhibit I to this Proxy Statement.

The Board has determined that each of the following former and current directors has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, is independent within the meaning of the NYSE’s corporate governance listing standards and the rules of the SEC: Richard S. Braddock, Martha Layne Collins, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Durk I. Jager, Douglas R. Lebda, Debra L. Lee, Delano E. Lewis, William G. Parrett, Hector de J. Ruiz, Dennis F. Strigl and Laura D’Andrea Tyson. The remaining director, Antonio M. Perez, Chairman of the Board and CEO, is an employee of the Company and, therefore, is not independent.

In the course of the Board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the Company’s Independence Standards. In particular, with respect to the most recent completed fiscal year, the Board considered:

  The annual amount of sales to the Company by the company where an immediate family member of Mr. Braddock is an executive officer, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The annual amount of purchases from the Company by the company where Mr. Hernandez serves as an executive officer, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The annual amount of sales to the Company by the company where Mr. Lebda is an executive officer, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The annual amount of purchases from the Company by the company where Mr. Strigl serves as an executive officer, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The annual amount of sales to the Company by the company where Mr. Strigl serves as an executive officer, and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The annual amount of sales to the Company by the company where Dr. Tyson is a director and determined that the amount of sales did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of that company and, therefore, were immaterial.

  The products and services the Company provided to a conference directed by Dr. Hawley and determined the amount of these services were less than $100,000 and, therefore, were immaterial.

AUDIT COMMITTEE FINANCIAL QUALIFICATIONS

The Board has determined that all members of its Audit Committee (Richard S. Braddock, William H. Hernandez, Debra L. Lee, Delano E. Lewis, William G. Parrett and Dennis F. Strigl) are independent and are financially literate as required by the NYSE, and that Richard S. Braddock, William H. Hernandez and William G. Parrett possess the qualifications of an Audit Committee Financial Expert, as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

In February 2007, our Board, based on the recommendation of the Corporate Responsibility and Governance Committee, adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under these policies and procedures, which are posted on our website at www.kodak.com/go/governance, our Governance Committee is to review the material facts of all interested transactions that require the Governance Committee’s approval. The Governance Committee will approve or disapprove of the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party. If an interested transaction will be ongoing, the Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

Under the policies and procedures, an “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness), in which the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, the Company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, a Section 16 Executive Officer, director or nominee for election as a director (even if they presently do not serve in that role), any greater than 5% beneficial owner of the Company’s common stock or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Governance Committee has reviewed and pre-approved certain types of interested transactions described below. In addition, our Board has delegated to the chair of the Governance Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. Pre-approved interested transactions include:

  Employment of Section 16 Executive Officers either if the related compensation is required to be reported in our proxy statement or if the Section 16 Executive Officer is not an immediate family member of another Section 16 Executive Officer or a director of our Company and the related compensation would be reported in our proxy statement if the Section 16 Executive Officer was a “Named Executive Officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation.

  Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

  Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues.

  Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the charitable organization’s total annual receipts.

  Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).

  Any transaction involving a related party where the rates or charges involved are determined by competitive bids.

  Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

  Any transaction with a related party involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Governance Committee reviewed one interested transaction with a related party occurring in 2007 that did not fall within any of the pre-approved interested transactions described above. In this case, the Committee ratified the transaction and determined that the related person did not have a material interest in the transaction. Therefore, there are no related party transactions that need to be disclosed in this Proxy Statement under the relevant SEC rules.

BOARD OF DIRECTORS

NOMINEES TO SERVE A ONE-YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING

RICHARD S. BRADDOCK     Director since May 1987
Mr. Braddock, 66, is the Chairman & CEO of Fresh Direct. He was named CEO on March 4, 2008 and has been the Chairman since 2005. Mr. Braddock began his business career in 1965 spending a number of years in product management at General Foods. He joined Citicorp in 1973, was elected to the board of directors in 1985 and was elected president and chief operating officer of Citicorp and its principal subsidiary, Citibank, N.A. in January, 1990. Mr. Braddock resigned from Citicorp in November, 1992, and subsequently served as chief executive officer of Medco Containment Services, Inc. until its acquisition by Merck & Co., Inc., and then spent a year as a principal at Clayton, Dubilier & Rice, Inc. He served as Chairman (non-executive) of True North Communications Inc. from December, 1997 to January of 1999. He served as Chairman and CEO of priceline.com from August of 1998 to April 2004. Mr. Braddock served as Chairman of MidOcean Partners from April of 2003 until December 2007. He also has several private investments in which he is active in various ways. Mr. Braddock graduated from Dartmouth College with a degree in history, and received his MBA degree from the Harvard School of Business Administration.

TIMOTHY M. DONAHUE     Director since October 2001
Mr. Donahue, 59, is the retired Executive Chairman of Sprint Nextel Corporation, where he served since the merger of Sprint Corporation and Nextel Communications, Inc. on August 12, 2005. Prior to this, he was the President and CEO of Nextel Communications, Inc., positions he held since August 1999. He began his career with Nextel in February 1996 as President and COO. Mr. Donahue has served as Chairman of the Cellular Telecommunications and Internet Association, the industry’s largest and most respected association. Before joining Nextel, he served as northeast regional president for AT&T Wireless Services Operations from 1991 to 1996. Mr. Donahue started his career with AT&T Wireless Services (formerly McCaw Cellular Communications) in 1986 as President for McCaw Cellular’s paging division. In 1989, he was named McCaw Cellular’s President for the U.S. central region. He is a graduate of John Carroll University with a BA in English Literature. Mr. Donahue is a director of NVR, Inc. and Covidien.

MICHAEL J. HAWLEY     Director since December 2004
Dr. Hawley, 46, is the former Director of Special Projects at the Massachusetts Institute of Technology, a position he held from 2001 until August 2006. Prior to assuming these duties, Dr. Hawley served as the Alex W. Dreyfoos Assistant Professor of Media Technology at the MIT Media Lab. From 1986 to 1995, he held a number of positions at MIT, including Assistant Professor, Media Laboratory; Assistant Professor, EECS; and Research Assistant, Media Laboratory. Dr. Hawley is the founder of Friendly Planet, a non-profit organization working to provide better educational opportunities for children in developing regions of the world. He is also a co-founder of Things That Think, a ground-breaking research program that examines the way digital media infuses itself into everyday objects. Dr. Hawley graduated from Yale University with a BS degree in Computer Science and Music and holds a Ph.D. degree from MIT.

WILLIAM H. HERNANDEZ     Director since February 2003
Mr. Hernandez, 59, is Senior Vice President, Finance, and CFO of PPG Industries, Inc. Prior to assuming his current duties in 1995, Mr. Hernandez served as PPG’s Corporate Controller from 1990 to 1994 and as Vice President and Controller in 1994. From 1974 until 1990, Mr. Hernandez held a number of positions at Borg-Warner Corporation, including Assistant Controller, Chemicals; Controller, Chemicals; Business Director, ABS Polymers; Assistant Corporate Controller; Vice President, Finance; and CFO, Borg- Warner Automotive, Inc. Earlier in his career, he was a financial analyst for Ford Motor Company. Mr. Hernandez received a BS degree from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School. Mr. Hernandez is a Certified Management Accountant.

DOUGLAS R. LEBDA     Director since November 2007
Mr. Lebda, 37, is President and Chief Operating Officer of IAC/InterActiveCorp and serves in the Office of the Chairman. Prior to assuming these duties in 2005, Mr. Lebda served as Chief Executive Officer of LendingTree, since September 1998. Prior to his tenure as Chief Executive Officer of LendingTree, Mr. Lebda served as Chairman of the Board and President of LendingTree from June 1996. Before founding LendingTree in June 1996, Mr. Lebda worked as an auditor and consultant for PriceWaterhouseCoopers. He received his BA in business administration from Bucknell University.

DEBRA L. LEE     Director since September 1999
Ms. Lee, 53, is Chairman and CEO of BET Holdings, Inc. (BET), a media and entertainment company and a division of Viacom, Inc. She joined BET in 1986 as Vice President and General Counsel. In 1992, she was elected Executive Vice President of Legal Affairs and named publisher of BET’s magazine division, in addition to serving as General Counsel. She was placed in charge of strategic business development in 1995. Ms. Lee holds a BA degree from Brown University and MA and JD degrees from Harvard University. Ms. Lee is a director of WGL Holdings, Inc., Marriott International, Inc. and Revlon, Inc.

DELANO E. LEWIS     Director since July 2001
Mr. Lewis, 69, is a Senior Fellow at New Mexico State University. Mr. Lewis is the former U.S. Ambassador to South Africa, a position he held from December 1999 to July 2001. Prior to his ambassadorship, Mr. Lewis was President and CEO of National Public Radio Corporation, a position he held from January 1994 until August 1998. He was President and CEO of C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, from 1988 to 1993, after having served as Vice President since 1983. Mr. Lewis held several positions in the public sector prior to joining C&P Telephone Company. Mr. Lewis received a BA from University of Kansas and a JD from Washburn School of Law. Mr. Lewis previously served as a director of Eastman Kodak Company from May 1998 to December 1999. He is a director of Colgate-Palmolive Co.

WILLIAM G. PARRETT     Director since November 2007
Mr. Parrett, 62, is a former Senior Partner of Deloitte & Touche USA LLP. From 2003 to May 2007, he served as the Chief Executive Officer of Deloitte Touche Tohmatsu (DDT). Prior to serving as Chief Executive Officer of DDT, he was Managing Partner of Deloitte & Touche USA since 1999. Mr. Parrett joined Deloitte upon graduation from New York’s St. Francis College in 1967, and served in a series of roles of increasing responsibility. Mr. Parrett serves as a director of The Blackstone Group LP and chairman of its Audit Committee.

ANTONIO M. PEREZ     Director since October 2004
Mr. Perez, 62, joined Kodak as President and Chief Operating Officer in April 2003, and was elected to the Company’s Board in October 2004. In May 2005, he was elected Chief Executive Officer and on December 31, 2005, he became Chairman of the Company’s Board. Mr. Perez joined Kodak after a twenty-five year career at Hewlett-Packard Company (HP), where he was a corporate Vice President and member of the company’s Executive Council. From August 1998 to October 1999, Mr. Perez served as President of HP’s Consumer Business, with responsibility for Digital Media Solutions and corporate marketing. Prior to that assignment, Mr. Perez served for five years as President and CEO of HP’s Inkjet Imaging Business. In his career, Mr. Perez held a variety of positions in research and development, sales, manufacturing, marketing and management both in Europe and the United States. Just prior to joining Kodak, Mr. Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets. From June 2000 to December 2001, Mr. Perez was President and CEO of Gemplus International. He is a member of the Business Council as well as the Business Roundtable. He is a member of the International Consultative Conference on the Future Economic Development of Guangdong Province, China, an advisory body for the Governor of Guangdong, China. He is also a member of the Board of Trustees of the George Eastman House. A native of Spain, Mr. Perez studied electronic engineering, marketing and business in Spain and France. Mr. Perez is a member of the board of directors of Schering-Plough Corporation. Mr. Perez serves as Chair of the Diversity Best Practices CEO Diversity Initiative in 2008.

HECTOR DE J. RUIZ     Director since January 2001
Dr. Ruiz, 62, is Chairman and Chief Executive Officer of Advanced Micro Devices, Inc. (AMD). Dr. Ruiz joined AMD in January 2000 as President and Chief Operating Officer, and was named Chief Executive Officer in April 2002. He was appointed Chairman of the Board in April 2004. Previously, Dr. Ruiz served as President of Motorola’s Semiconductor Products Sector. In his 22-year career with Motorola, Dr. Ruiz held a variety of executive positions in the United States and overseas. He also worked at Texas Instruments in the company’s research laboratories and manufacturing operations. Born in Piedras Negras, Mexico, Dr. Ruiz earned a BA and an MA in Electrical Engineering from the University of Texas, Austin. He earned his doctorate in Electrical Engineering from Rice University in 1973. Dr. Ruiz is passionate about the role of technology in education and empowering the underprivileged. At the 2004 World Economic Forum in Davos, he announced AMD’s 50x15 Initiative, a commitment to empower 50% of the world’s population with basic internet access by the year 2015. Dr. Ruiz currently serves as Vice Chairman of the Semiconductor Industry Association (SIA), and serves on the Board of Trustees of Rice University.

DENNIS F. STRIGL     Director since February 2008
Mr. Strigl, 61, is President and Chief Operating Officer of Verizon Communications. Prior to this position, he was the President and Chief Executive Officer of Verizon Wireless since its formation in April 2000. Mr. Strigl served as President and Chief Executive Officer of Bell Atlantic Mobile since 1991, Group President and Chief Executive Officer of the Global Wireless Group of Bell Atlantic, Vice President of Operations and Chief Operating Office of Bell Atlantic New Jersey, Inc. and served on its board of directors. He began his career in 1968 with New York Telephone and held positions at AT&T and Wisconsin Telephone before becoming Vice President of American Bell Inc. He also served as President and Chief Executive Officer of Applied Data Research Inc. Mr. Strigl holds a degree in business administration from Canisius College and an MBA from Fairleigh Dickinson University. He serves on the boards of directors of Anadigics Inc. and PNC Financial Services Group.

LAURA D’ANDREA TYSON     Director since May 1997
Dr. Tyson, 60, has been a professor at the Walter A. Haas School of Business at the University of California, Berkeley, since January 2007. From January 2002 to December 2006, she was the Dean of London Business School. She was formerly the Dean of the Walter A. Haas School of Business at the University of California, Berkeley, a position she held between July 1998 and December 2001. Previously, she was Professor and holder of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President’s National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was Professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. Dr. Tyson holds a BA degree from Smith College and a Ph.D. degree in Economics from MIT. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a Director of Morgan Stanley and AT&T.

COMMITTEES OF THE BOARD

The Board has the five committees described below. The Board has determined that each of the members of the Audit Committee (Richard S. Braddock, William H. Hernandez, Debra L. Lee, Delano E. Lewis, William G. Parrett and Dennis F. Strigl), the Corporate Responsibility and Governance Committee (Timothy M. Donahue, Michael J. Hawley, Douglas R. Lebda, Hector de J. Ruiz and Laura D’Andrea Tyson), the Executive Compensation and Development Committee (Richard S. Braddock, Michael J. Hawley, Douglas R. Lebda, Delano E. Lewis and William G. Parrett) and the Finance Committee (Timothy M. Donahue, William H. Hernandez, Debra L. Lee, Hector de J. Ruiz, Dennis F. Strigl and Laura D’Andrea Tyson) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, independent within the meaning of the NYSE’s corporate governance listing standards and, in the case of the Audit Committee, the rules of the SEC.

Audit Committee — 9 meetings in 2007

The Audit Committee assists the Board in overseeing: the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s (PricewaterhouseCoopers LLP) selection, qualifications, performance and independence; the Company’s systems of disclosure controls and procedures and internal controls over financial reporting; and the performance of the Company’s internal auditors. A detailed list of the Audit Committee’s functions is included in its charter, which is attached as Exhibit V and can be accessed at www.kodak.com/go/governance.

In the past year, the Audit Committee:

  Discussed the independence of PricewaterhouseCoopers LLP;

  Discussed the accounting principles used to prepare the Company’s financial statements;

  Reviewed the Company’s periodic financial statements and SEC filings;

  Oversaw the Company’s compliance with requirements of the Sarbanes-Oxley Act and SEC rules;

  Retained PricewaterhouseCoopers LLP;

  Reviewed and approved the audit and non-audit budgets and activities of both PricewaterhouseCoopers LLP and the internal audit staff of the Company;

  Received and analyzed reports from the Company’s independent accountants and internal audit staff;

  Received and analyzed reports from the Company’s Chief Compliance Officer;

  Met separately and privately with PricewaterhouseCoopers LLP and with the Company’s Director, Corporate Auditing, to ensure that the scope of their activities had not been restricted and that adequate responses to their recommendations had been received;

  Reviewed the progress of the Company’s internal controls assessment;

  Conducted and reviewed the results of an Audit Committee evaluation;

  Reviewed the fees and activities of the Company’s other significant accounting service providers;

  Reviewed the results of the PCAOB report on the 2006 limited inspection of PricewaterhouseCoopers LLP;

  Reviewed the results of the Company’s employee affirmation and training process relating to the Company’s Business Conduct Guide;

  Monitored the Company’s legal and regulatory compliance, compliance with the Company’s Business Conduct Guide and activity regarding the Company’s Business Conduct Help Line;

  Received reports on the Company’s enterprise risk management program, including the results of the Company’s risk assessment and the activities of the corporate Risk Management Council; and

  Reviewed the Company’s key accounting policies with the Controller and Assistant Controllers.

Corporate Responsibility and Governance Committee — 6 meetings in 2007

The Corporate Responsibility and Governance Committee assists the Board in: overseeing the Company’s corporate governance structure; identifying and recommending individuals to the Board for nomination as directors; performing an annual review of the Board’s performance; and overseeing the Company’s activities in the areas of environmental and social responsibility, charitable contributions, diversity and equal employment opportunity. A detailed list of the Corporate Responsibility and Governance Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Corporate Responsibility and Governance Committee:

  Recommended to the Board a 2007 Board business plan and monitored the Board’s performance against this plan;

  Discussed best practices and evolving developments in the area of corporate governance;

  Continued its search for potential candidates to serve as members of the Board;

  Recommended to the Board a change to its mandatory retirement policy;

  Recommended to the Board the adoption of a policy for the majority voting of directors;

  Met with the Company’s Chief Diversity Officer to review the Company’s progress against the Diversity Advisory Panel’s 2004 recommendations;

  Prepared and conducted an evaluation of the Corporate Responsibility and Governance Committee’s own performance, discussed the results of the evaluation and prepared an action plan from these discussions to further enhance the Corporate Responsibility and Governance Committee’s performance;

  Reviewed, and recommended changes to, the Board’s Compensation Program;

  Reviewed the Company’s Health, Safety and Environment strategies and management system;

  Reviewed and approved the Company’s 2008 Charitable Contributions Budget;

  Monitored the Board’s progress against its action plan from its 2006 evaluation; and

  Oversaw the Board’s annual performance review.

The Corporate Responsibility and Governance Committee is also referred to as the “Governance Committee” in this Proxy Statement.

Executive Compensation and Development Committee — 8 meetings in 2007

The Executive Compensation and Development Committee assists the Board in: overseeing the Company’s executive compensation strategy; overseeing the administration of its executive compensation and equity-based compensation plans; reviewing and approving the compensation of the Company’s CEO; overseeing the compensation of the Company’s Section 16 Executive Officers; reviewing the Company’s succession plans for its CEO, President, if applicable, and other key positions; and overseeing the Company’s activities in the areas of leadership and executive development. A detailed list of the Executive Compensation and Development Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Executive Compensation and Development Committee:

  Determined the compensation arrangements for the Chairman and CEO, Antonio M. Perez;

  Reviewed the executive compensation strategy, goals and principles;

  Reviewed the Company’s global benefits strategy and the associated liabilities and cost control initiatives for U.S. benefits;

  Completed an evaluation of the Executive Compensation and Development Committee’s own performance;

  Reviewed and approved the compensation recommendations for the Company’s other Section 16 Executive Officers;

  Reviewed Tally Sheets setting forth all components of the CEO’s and the Named Executive Officers’ compensation; and

  Granted and certified awards under the Company’s executive compensation plans.

The Executive Compensation and Development Committee is also referred to as the “Compensation Committee” in this Proxy Statement.

Finance Committee — 5 meetings in 2007

The Finance Committee assists the Board in overseeing the Company’s: balance sheet and cash flow performance; financing plans; capital expenditures; acquisitions, joint ventures and divestitures; risk management programs; performance of sponsored pension plans; and tax policy. A detailed list of the Finance Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Finance Committee:

  Reviewed the Company’s capital structure and financing strategies, including dividend declaration, capital expenditures, debt repayment plan, share repurchase and hedging of foreign exchange and commodity price risks;

  Reviewed cash flow and balance sheet performance;

  Reviewed credit ratings and key financial ratios;

  Reviewed significant acquisitions and divestitures, including real estate sales and joint ventures;

  Reviewed pension plan investment performance;

  Reviewed the funding status and performance of the Company’s defined benefit pension plans;

  Reviewed the Company’s insurance risk management, crisis management and asset protection programs;

  Reviewed the Company’s tax policy and strategies; and

  Modified its charter to more specifically delineate its oversight of proposed capital expenditures and transactions.

Executive Committee — No meeting in 2007

The Executive Committee is composed of the following directors: the Chairman of the Board, the Presiding Director and the Chairs of the other four committees. The Executive Committee is generally authorized to exercise all of the powers of the Board in the intervals between meetings of the Board. The Executive Committee did not meet in 2007. The Executive Committee’s charter can be accessed at www.kodak.com/go/governance.

COMMITTEE MEMBERSHIP FROM JULY 2006 – FEBRUARY 26, 2008

		Corporate Responsibility	Executive Compensation
Director Name	Audit Committee	and Governance Committee	and Development Committee	Finance Committee
Richard S. Braddock		Member		Chair
Martha Layne Collins*			Member	Member
Timothy M. Donahue			Chair	Member
Michael J. Hawley		Member		Member
William H. Hernandez	Chair
Durk I. Jager**	Member
Douglas R. Lebda***		Member	Member
Debra L. Lee	Member
Delano E. Lewis	Member
William G. Parrett***	Member			Member
Hector de J. Ruiz		Chair	Member
Laura D’Andrea Tyson		Member	Member
No. of 2007 Meetings	9	6	8	5

*	Governor Collins retired from the Board on May 9, 2007.
**	Mr. Jager chose not to stand for re-election at the 2007 annual meeting.
***	Mr. Lebda and Mr. Parrett joined the Board on November 14, 2007.

COMMITTEE MEMBERSHIP – BEGINNING FEBRUARY 26, 2008

Director Name	Audit Committee	Corporate Responsibility and Governance Committee	Executive Compensation and Development Committee	Finance Committee
Richard S. Braddock	Member		Chair
Timothy M. Donahue		Member		Chair
Michael J. Hawley		Member	Member
William H. Hernandez	Chair			Member
Douglas R. Lebda		Member	Member
Debra L. Lee	Member			Member
Delano E. Lewis	Member		Member
William G. Parrett	Member		Member
Hector de J. Ruiz		Chair		Member
Dennis F. Strigl*	Member			Member
Laura D’Andrea Tyson		Member		Member

* Mr. Strigl joined the Board on February 21, 2008.

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The Compensation Committee is comprised of five members of the Board, all of whom are independent in accordance with the Board’s Director Independence Standards, which standards reflect the NYSE’s director independence standards. The Compensation Committee assists the Board in fulfilling its responsibilities in connection with the compensation of its executives and employees, including our Named Executive Officers. It performs this function by overseeing the Company’s executive compensation strategy, overseeing the administration of its executive compensation and equity-based plans, assessing the effectiveness of the Company’s executive compensation plans, reviewing and approving the compensation of the Company’s CEO, and reviewing and approving the compensation of the Company’s Named Executive Officers and other Section 16 Executive Officers. The entire Board reviews the Company’s succession plans for its CEO and other key positions, and oversees the Company’s activities in the areas of leadership and executive development. The Compensation Committee operates under a written charter adopted by the Board, which details the Compensation Committee’s duties and responsibilities. A current copy of the Compensation Committee’s charter can be accessed at www.kodak.com/go/governance.

The full Board sets the compensation of the Company’s non-employee directors based on the recommendation of the Governance Committee.

The Compensation Committee has delegated limited authority to the Company’s Chief Human Resources Officer to assist the Compensation Committee with administration of the Company’s executive compensation and equity-based compensation plans. The Chief Human Resources Officer is authorized to amend any executive compensation or equity-based compensation plan in which our Named Executive Officers participate other than to materially increase the benefits accruing to a participant under the plan, increase the number of shares available for issuance under the plan or substantially modify the requirements as to eligibility for participation. The Chief Human Resources Officer has also been delegated the authority to amend award agreements under any executive compensation and equity-based compensation plan other than to increase the benefits accruing to the participant and to determine the manner and timing of payments under the Eastman Kodak Company 1982 Executive Deferred Compensation Plan (EDCP).

The Compensation Committee meets routinely throughout the year. It is the Compensation Committee’s policy to make most compensation decisions in a two-step process to ensure sufficient deliberation. The Compensation Committee approves all compensation and awards under the Company’s executive compensation plans for each of the Company’s Named Executive Officers. The Compensation Committee also approves compensation levels for each component of total direct compensation following discussions and after review of analyses and recommendations received from its independent compensation consultant and management, as it deems appropriate. The CEO, Chief Human Resources Officer and Director of Global Compensation make recommendations regarding each compensation element for the Named Executive Officers other than the CEO. The Compensation Committee’s independent compensation consultant and the Director of Global Compensation present analyses and recommendations regarding CEO compensation to the Compensation Committee in executive session.

With respect to the Company’s performance-based plans, management, including the CEO, CFO, Chief Human Resources Officer and Director of Global Compensation, proposes performance goals. The CEO and Chief Human Resources Officer are involved in formulating recommendations to the Compensation Committee on award levels for each Named Executive Officer for the upcoming performance year, with the exception of award levels for the CEO. Management develops these performance targets considering the Company’s strategic and operational imperatives for the year and its executive compensation strategy and goals. Generally, the performance targets and individual award targets for the Company’s annual variable cash bonus plan are reviewed and approved by the Compensation Committee within the first 90 days of each calendar year. The performance targets of the Company’s long-term incentive plans for the new performance cycle are reviewed and approved by the Compensation Committee within the first 90 days of each calendar year while annual stock option grants and allocations for the Leadership Stock Program for the next performance cycle are generally established in December of the prior year. Throughout the year, the Compensation Committee reviews projections for achievement of each plan’s performance targets.

Role of Compensation Consultant

To assist the Compensation Committee in evaluating the Company’s executive compensation plans, the Compensation Committee engaged an independent compensation consultant, Frederic W. Cook & Co., Inc., to advise it directly. The Compensation Committee’s independent compensation consultant attends Compensation Committee meetings on a regular basis and provides the Compensation Committee with market information and analysis with respect to establishing executive compensation practices that are in line with the Company’s executive compensation strategy and goals. The independent compensation consultant is also asked to confirm that the Company’s executive compensation goals continue to be aligned with best practices.

The Company’s Chief Human Resources Officer and others directly involved with the Company’s executive compensation programs routinely consult with and seek advice from the Compensation Committee’s independent compensation consultant regarding the design, competitiveness, operation and administration of our executive compensation programs and practices that fall within the scope of the Compensation Committee charter. In 2007, neither the Compensation Committee nor the Company engaged other consultants or advisors to advise in determining the amount or form of executive compensation. The Compensation Committee’s independent compensation consultant does not provide any services other than executive compensation consulting to Kodak.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation Committee during 2007: Martha Layne Collins, Timothy M. Donahue, Douglas R. Lebda, Hector de J. Ruiz and Laura D’Andrea Tyson. There were no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

GOVERNANCE PRACTICES

Described below are some of the significant governance practices that have been adopted by our Board.

Presiding Director

Our Board created the position of Presiding Director in February 2003. The Board has designated Richard S. Braddock its Presiding Director. The primary functions of the Presiding Director are to: 1) ensure that our Board operates independently of our management; 2) chair the meetings of the independent directors; 3) act as the principal liaison between the independent directors and the CEO; and 4) assist the Board in its understanding of the boundaries between Board and management responsibilities. A more detailed description of the Presiding Director’s duties can be found at www.kodak.com/go/governance.

Meeting Attendance

Our Board has a “Director Attendance Policy.” A copy of this policy is attached as an appendix to our Corporate Governance Guidelines, which can be accessed at www.kodak.com/go/governance. Under this policy, all of our directors are strongly encouraged to attend our annual meeting of shareholders.

In 2007, the Board held a total of nine meetings. Each incumbent director attended at least 75% of the meetings of the Board and committees of the Board on which the director served. Nine of our directors attended our 2007 annual meeting.

Executive Sessions

Executive sessions of our non-management directors are chaired by our Presiding Director.

If all of our non-management directors are not independent, the independent members of our Board will meet in executive session at least once a year. Our Presiding Director will chair these meetings.

In 2007, all of our non-management directors were independent. They met in executive session three times.

Board Declassification

In 2005, the Board submitted, for your approval, a management proposal that all Board members be elected annually. You approved this proposal by a substantial majority and, as a result, the Company amended its Restated Certificate of Incorporation to eliminate the classified system. As required by the proposal, this was done in stages. Beginning this year for the first time, all Board members will be elected to one-year terms. The Board believes a declassified board better ensures that the Company’s corporate governance policies maximize accountability to you.

Policy on Recoupment of Executive Bonuses in the Event of Certain Restatements

In 2006, the Board, based on the Governance Committee’s recommendation, adopted a policy requiring the recoupment of bonuses paid to Named Executive Officers upon certain financial restatements. Under the policy, which is posted on our website at www.kodak.com/go/governance, the Company will require reimbursement of a certain portion of any bonus paid to a Named Executive Officer when:

  The payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;

  In the Board’s view, the officer engaged in fraud or misconduct that caused the need for the restatement; and

  A lower payment would have been made to the officer based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual officer’s annual bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Communications with Our Board

The Board maintains a process for our shareholders and other interested parties to communicate with the Board. Shareholders and interested parties who wish to communicate with the Board, the independent directors as a group, or an individual director, including the Presiding Director, may send an e-mail to our Presiding Director at presiding-director@kodak.com or may send a letter to our Presiding Director at P.O. Box 92818, Rochester, NY 14650. Communications sent by e-mail will go simultaneously to Kodak’s Presiding Director and Secretary. Our Secretary will review communications sent by mail and if they are relevant to, and consistent with, Kodak’s operations, policies and philosophies, they will be forwarded to the Presiding Director. By way of example, communications that are unduly hostile, threatening, illegal or similarly inappropriate will not be forwarded to the Presiding Director. Our Secretary will periodically provide the Board with a summary of all communications received that were not forwarded to the Presiding Director and will make those communications available to any director upon request. The Presiding Director will determine whether any communication sent to the full Board should be properly addressed by the entire Board or a committee thereof and whether a response to the communication is warranted. If a response is warranted, the Presiding Director may choose to coordinate the content and method of the response with our Secretary.

Consideration of Director Candidates

The Governance Committee will consider for nomination as director of the Company candidates recommended by its members, other Board members, management, shareholders and the search firms it retains.

Shareholders wishing to recommend candidates for consideration by the Governance Committee may do so by providing the following information, in writing, to the Governance Committee, c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0218: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares of the Company owned, and, if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the Company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the Company or any subsidiaries or affiliates, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder). Our Board may change the process by which shareholders may recommend director candidates to the Governance Committee. Please refer to the Company’s website at www.kodak.com/go/governance for any changes to this process. The Governance Committee will consider candidates recommended by shareholders on the same basis as candidates identified through other means.

Director Qualification Standards

When reviewing a potential candidate for the Board, the Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Governance Committee has adopted “Director Qualification Standards.” The Director Qualification Standards are attached as Exhibit ll to this Proxy Statement and can also be accessed at www.kodak.com/go/governance. These standards specify the minimum qualifications that a nominee must possess in order to be considered for election as a director. If a candidate possesses these minimum qualifications, the Governance Committee, in accordance with the Director Selection Process described in the next section, will then consider the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then-current mix of director attributes.

Director Selection Process

As provided in the Company’s Corporate Governance Guidelines, the Governance Committee seeks to create a diverse and inclusive Board that, as a whole, is strong in both its knowledge and experience. When identifying, screening and recommending new candidates to the Board for membership, the Governance Committee follows the procedures outlined in its “Director Selection Process.” The Director Selection Process is attached as Exhibit lll to this Proxy Statement and can also be accessed at www.kodak.com/go/governance. The Governance Committee generally uses the services of a third-party executive search firm when identifying and evaluating possible nominees for director.

Board Business Plan

Our Board has a formal process for annually establishing and prioritizing its goals. The end product of this process is a “Board business plan.” The Board believes that adopting such a plan annually enhances its ability to measure its performance, improves its focus on the Company’s long-term strategic issues and ensures that its goals are linked to the Company’s operational and strategic imperatives.

Under the process approved by the Board, each year the Governance Committee submits to the Board a proposed list of Board goals for the following year. At its first meeting of the year, the Board finalizes its goals for the year based on the Governance Committee’s recommendations. Once the goals are established by the Board, the Governance Committee is responsible for tracking the Board’s performance against its goals and routinely reporting these results to the Board. Performance against the goals is assessed as part of the Board’s annual evaluation process.

Strategic Role of Board

The Board plays a key role in developing, reviewing and overseeing the Company’s business strategy. Twice each year, the Board devotes an extended meeting to an update from management regarding the strategic issues and opportunities facing the Company and its businesses. In addition, the Board throughout the year reviews the Company’s strategic plan and receives briefings and reports on critical aspects of its implementation. These include business unit performance reviews, product category reviews and presentations regarding research and development initiatives and the Company’s intellectual property portfolio.

DIRECTOR COMPENSATION

Introduction

Our directors are compensated through a combination of cash retainers and equity-based incentives. Consistent with the Board’s Director Compensation Principles, a substantial portion of director compensation is linked to our stock performance. In addition, directors can elect to receive their entire Board remuneration in stock based compensation. Our directors are required to keep all of the shares, net of any shares used to pay the exercise price when exercising an option, they receive as compensation until they own shares equal in market value to at least five times their annual retainer that is paid in cash.

Kodak does not pay management directors for Board service in addition to their regular employee compensation.

Director Compensation Principles

The Board has adopted the following director compensation principles, which are aligned with the Company’s executive compensation principles:

  Pay should represent a moderately important element of Kodak’s director value proposition.

  Pay levels should generally target near the market median and pay mix should be consistent with market considerations.

  Pay levels should be differentiated based on the time demands on some members’ roles, and the Board will ensure regular rotation of certain of these roles.

  The program design should ensure that rewards are tied to the successful performance of Kodak stock, and the mix of pay should allow flexibility and Board diversity.

  To the extent practicable, Kodak’s Director Compensation Principles should parallel the principles of the Company’s executive compensation program.

Review

The Governance Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any changes to the Board’s compensation program. The Board reviews the Governance Committee’s recommendation and determines the amount of director compensation.

In 2007, the Governance Committee completed a review of the Board’s compensation program. In connection with this review, the Governance Committee retained Peal Meyer & Partners, independent compensation consultant, to competitively assess our director compensation relative to market trends and comparable peer companies. The last time such a review was initiated by the Governance Committee was in 2003.

The Governance Committee commenced its review by examining the current trends in director pay as presented by its independent compensation consultant, including: the current board landscape, board pay levels, structure of board pay, director pay mix, board equity pay, director pay mix, committee service and compensation, and stock ownership guidelines.

With this background in mind, the Governance Committee’s independent compensation consultant conducted a competitive review of director pay levels and practices at peer companies. This analysis compared Kodak’s Board compensation to competitive market data from a peer group of 20 companies. This peer group is the same group of companies that the Company uses to benchmark its share usage and fair value transfer for executive compensation purposes. The companies within this peer group were selected by the Compensation Committee’s independent compensation consultant with input from Pearl Meyer & Partners. A primary goal in compiling the peer group was to have it be reflective of the Company’s transformation to a digital technology company. Annual revenues of the companies within the peer group ranged from $5 billion to $94 billion, with the median being approximately $11 billion. The peer group consisted of the following companies:

•	Advanced Micro Devices	•	Jabil Circuit	•	Solectron
•	Agilent Technologies	•	Lexmark International	•	Sun Microsystems
•	Arrow Electronics	•	Micron Technology.	•	Texas Instruments
•	Avaya	•	Motorola	•	Unisys
•	Dover	•	NCR	•	Western Digital
•	Flextronics International	•	Sanmina-Sci	•	Xerox
•	Hewlett-Packard	•	Seagate Technology

Based on this peer group, the Governance Committee’s independent compensation consultant completed its review and reported that the Company’s director compensation had fallen below the median compensation of its peer group and certain compensation components were no longer consistent with market practices. A summary of the independent compensation consultant’s finding appears below:

  Total director compensation (defined as compensation for board service, not including committee service) was near the bottom of the peer group.

  Committee compensation is at the peer group median with the exception of the Audit Committee Chair, which is below the median.

  Director pay mix in terms of cash vs. equity and board pay vs. committee pay was nearly identical to the peer group median.

  The Company provides director benefits and perquisites not offered by most of the peer group.

  The Company’s director stock ownership guidelines are in-line with the peer group.

Based on these findings, and by using the Board’s Director Compensation Principles as a guide, the Governance Committee’s independent compensation consultant developed various proposals to address the deficiencies identified during its review. After reviewing and considering these proposals, the Governance Committee made the following recommendations regarding the Board’s compensation program which were approved by the Board at its November 14, 2007 meeting:

  Set the annual cash Board retainer at $70,000. Previously, non-employee directors annually received $80,000 as a retainer, at least half of which had to be taken in stock or deferred into stock units.

  Denominate the equity board retainer in dollars. Increase the annual equity retainer to $70,000 of full value shares of restricted stock and $70,000 of stock options. Previously, non-employee directors annually received 1,500 restricted shares of the Company’s stock and 1,500 stock options.

  Continue a one-year vesting schedule on both stock and stock options.

  Increase the Audit Chair retainer from $15,000 to $20,000 per year.

  Eliminate the following director benefits and perquisites: life insurance, travel/accident insurance and personal liability insurance.

  Maintain the chair retainer of the Committee Chairs at $10,000 per year, with the exception of the Audit chair.

  Maintain the Presiding Director’s retainer at $100,000 per year.

The changes to the equity retainer became effective on December 11, 2007. The remaining changes became effective as of January 1, 2008.

As a result of these changes, the annual cash and equity components of the Company’s director compensation program are now as follows:

	Cash		Equity
		Chair/Presiding
	Board Retainer	Director Retainer	Restricted Stock	Stock Options
	(1)	(2)	(3)	(4)	Total
Director	$70,000	—	$70,000	$70,000	$210,000
Presiding Director	70,000	$100,000	70,000	70,000	310,000
Audit Committee Chair	70,000	20,000	70,000	70,000	230,000
Compensation Committee Chair	70,000	10,000	70,000	70,000	220,000
Finance Committee Chair	70,000	10,000	70,000	70,000	220,000
Governance Committee Chair	70,000	10,000	70,000	70,000	220,000

(1)	Directors can elect to have their cash Board retainer paid in stock or deferred into the Directors Deferred Compensation Plan.

(2)	The Committee Chairs and the Presiding Director may elect to have their retainers paid in stock or deferred into the Directors Deferred Compensation Plan.

(3)	The restricted shares vest on the first anniversary of the date of grant. Directors who stop serving on the Board prior to vesting, forfeit their restricted shares, unless their cessation of service is due to retirement, approved reason or death, in which case the restrictions on the shares lapse on the date of the director’s cessation of service. Directors may elect to defer their restricted shares into the Directors Deferred Compensation Plan.

(4)	The exercise price of the options is the mean between the high and low price of our common stock on the date of grant. The options become exercisable on the first anniversary of the date of grant and expire seven years after grant. Directors who stop serving on the Board prior to vesting forfeit their unvested options, unless their cessation of service is due to retirement, approved reason or death. In the case of retirement and cessation for approved reason, the options continue to vest per their terms and remain exercisable for the remainder of the option’s full term. In the case of death, the options fully vest upon death and remain exercisable by the directors’ estate for the remainder of the option’s full term.

Director Share Ownership Requirements

A director is not permitted to exercise any stock options or sell any restricted shares granted to him or her by the Company unless and until the director owns shares of stock in the Company (either outright or through phantom stock units in the Directors Deferred Compensation Plan) that have a value equal to at least five times the then maximum amount of the annual retainer, which may be taken in cash by the director (currently, this amount is $350,000).

DIRECTOR COMPENSATION TABLE

In 2007, we provided the following compensation to our directors who are not employees:

				Non-qualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid In Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
	($)	($)	($)	($)	($)	($)
Name	(1)	(2)	(3)	(4)	(5)
Richard S. Braddock	$190,000	$39,624	$25,876	$ 0	$ 3,025	$258,525
Martha Layne Collins*	40,000	37,131	7,358	0	21,418	105,907
Timothy M. Donahue	90,000	39,624	25,876	0	2,070	157,570
Michael J. Hawley	80,000	39,624	25,876	0	1,945	147,445
William H. Hernandez	95,000	39,624	25,876	0	1,945	162,445
Durk I. Jager**	40,000	37,131	7,358	0	1,272	85,761
Douglas R. Lebda***	20,000	2,493	18,519	0	838	41,850
Debra L. Lee	80,000	39,624	25,876	0	2,316	147,816
Delano E. Lewis	80,000	39,624	25,876	0	2,143	147,643
William G. Parrett***	20,000	2,493	18,519	0	838	41,850
Hector de J. Ruiz	90,000	39,624	25,876	0	1,945	157,445
Laura D’Andrea Tyson	80,000	39,624	25,876	9,506	1,945	156,951

*	Governor Collins retired from the Board on May 9, 2007.

**	Mr. Jager chose not to stand for re-election at the 2007 annual meeting.

***	Mr. Lebda and Mr. Parrett joined the Board on November 14, 2007.

(1)	This column reports the director, chair and presiding director retainers earned in 2007. The following table reports the amount of the retainer that was deferred by a director into his or her deferred stock account under the Directors Deferred Compensation Plan and the amount of phantom stock units that were credited to the director as a result of that deferral.

	Deferred	Phantom
Name	Amount	Stock Units
Martha Layne Collins	$20,000	768.05
Michael J. Hawley	20,000	740.40
William H. Hernandez	47,500	1,758.46
Debra L. Lee	40,000	1,480.81
Delano E. Lewis	40,000	1,480.81

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock awards granted in 2007, as well as prior fiscal years, in accordance with Statement No. 123R, “Share-Based Payment” (SFAS 123R).

The following table reports the outstanding stock awards held by each of the non-employee directors at the end of fiscal year 2007.

Aggregate Stock Awards Outstanding at Fiscal Year End

Name	Unvested	Vested
Richard S. Braddock	2,570	4,500
Martha Layne Collins	0	4,500
Timothy M. Donahue	2,570	4,500
Michael J. Hawley	2,570	4,500
William H. Hernandez	2,570	4,500
Durk I. Jager	0	3,000
Douglas R. Lebda	2,570	0
Debra L. Lee	2,570	4,500
Delano E. Lewis	2,570	4,500
William G. Parrett	2,570	0
Hector de J. Ruiz	2,570	4,500
Laura D’Andrea Tyson	2,570	4,500

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted in 2007 as well as in prior years, in accordance with SFAS 123R. The assumption used to compute the value of the stock options granted on December 12, 2006 and December 11, 2007 were:

	Risk-Free	Expected Option	Expected	Expected Dividend
Grant Date	Interest Rate (%)	Life (Years)	Volatility (%)	Yield (%)
December 12, 2006	4.5	3	29.0	2.0
December 11, 2007	3.6	7	35.2	1.9

The following table reports the outstanding option awards held by each of the non-employee directors at the end of fiscal year 2007.

Aggregate Stock Options Outstanding at Fiscal Year End

Name	Unvested	Vested
Richard S. Braddock	9,620	14,500
Martha Layne Collins	0	14,500
Timothy M. Donahue	9,620	12,500
Michael J. Hawley	9,620	4,500
William H. Hernandez	9,620	6,500
Durk I. Jager	0	11,500
Douglas R. Lebda	9,620	0
Debra L. Lee	9,620	14,500
Delano E. Lewis	9,620	12,500
William G. Parrett	9,620	0
Hector de J. Ruiz	9,620	12,500
Laura D’Andrea Tyson	9,620	14,500

(4)	The amount for L. D. Tyson represents the above-market interest earned by Dr. Tyson on her contributions to the Directors Deferred Compensation Plan.

(5)	The amounts in this column include perquisites and other benefits provided to directors. The total incremental cost of all perquisites or other benefits paid to our directors must be disclosed, unless the aggregate value of this compensation is less than $10,000. In 2007, all of our directors, except M. L. Collins, received perquisites and other benefits that fell below this disclosure threshold.

				Personal
	Travel		Directors’	Umbrella
	Accident	Life	Charitable	Liability	Miscellaneous
Name	Insurance	Insurance	Award	Insurance	(a)	Total
Richard S. Braddock	$234	$914	$ 0	$597	$1,280	$ 3,025
Martha Layne Collins	94	648	19,879	597	200	21,418
Timothy M. Donahue	234	914	0	597	325	2,070
Michael J. Hawley	234	914	0	597	200	1,945
William H. Hernandez	234	914	0	597	200	1,945
Durk I. Jager	94	381	0	597	200	1,272
Douglas R. Lebda	0	0	0	0	838	838
Debra L. Lee	234	914	0	597	571	2,316
Delano E. Lewis	234	914	0	597	398	2,143
William G. Parrett	0	0	0	0	838	838
Hector de J. Ruiz	234	914	0	597	200	1,945
Laura D’Andrea Tyson	234	914	0	597	200	1,945

(a)	For R. S. Braddock, the amount is for Company products and service. For M. L. Collins, the amount is for Company products. For T. M. Donahue, the amount is for transportation, incidental expenses and Company products. For M. J. Hawley, the amount is for Company products. For W. H. Hernandez, the amount is for Company products. For D. I. Jager, the amount is for Company products. For D. R. Lebda, the amount is for Company products. For D. L. Lee, the amount is for transportation and Company products and services. For D. E. Lewis, the amount is for transportation, incidental expenses and Company products. For W. G. Parrett, the amount is for Company products. For H. de J. Ruiz, the amount is for Company products. For L. D. Tyson, the amount is for Company products.

Deferred Compensation

Non-employee directors may defer some or their entire Board retainer, chair retainer, presiding director retainer and restricted stock award into the Directors Deferred Compensation Plan. The plan has two investment options: an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. The value of the Kodak phantom stock account reflects changes in the market price of the common stock and dividends paid. Five directors deferred compensation in 2007. In the event of a change-in-control, the amounts in the phantom accounts will generally be paid in a single cash payment. The plan’s benefits are neither funded nor secured.

Life Insurance

The Company provided $100,000 of group term life insurance to each non-employee director. This decreased to $50,000 at retirement or age 65, whichever occurs later. Effective as of January 1, 2008, this benefit has been terminated for all current non-employee directors.

Personal Umbrella Liability Insurance

The Company provided $5,000,000 of personal umbrella liability insurance to each non-employee director. This coverage terminated on December 31st of the year in which the director terminates service on the Company’s Board. Effective as of January 1, 2008, this benefit has been terminated.

Travel Accident Insurance

The Company provided each non-employee director with $200,000 of accidental death and $100,000 of dismemberment insurance while traveling to, or attending, Board or Committee meetings. Effective as of January 1, 2008, this benefit has been terminated.

Other Benefits

The Company reimburses the directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings and other Company-sponsored events, and provides Company transportation to the directors (including use of Company aircraft) to attend such meetings and events. From time to time, we also invite our directors’ spouses, significant others and other family members to accompany them to these meetings and events, and we reimburse travel and incidental expenses related to their attendance, in order to encourage attendance and to foster social interaction among directors. To encourage our directors to experience and familiarize themselves with our products and services, we occasionally provide them samples of the Company’s products and services.

Charitable Award Program

This program, which was closed to new participants effective January 1, 1997, provides for a contribution by the Company of up to a total of $1,000,000 following a director’s death, to be shared by a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by self-insurance and joint life insurance policies purchased by the Company. Mr. Braddock is the only current director who continues to participate in the program.

■ Beneficial Ownership

BENEFICIAL SECURITY OWNERSHIP OF MORE THAN 5% OF THE COMPANY’S COMMON STOCK

As of February 14, 2008, based on Schedule 13G/A filings, the Company was aware of the following beneficial owners of more than 5% of its common stock:

			Percentage of
	Number of Common Shares		Company’s Common
Shareholder’s Name and Address	Beneficially Owned		Shares Beneficially Owned
Legg Mason Capital Management, Inc.
LMM LLC
100 Light St.	58,247,299	(1)	20.23%
Baltimore, MD 21202
Brandes Investment Partners, L.P.
11988 El Camino Real
Suite 500	29,984,145	(2)	10.41%
San Diego, CA 92130
Franklin Resources, Inc.
One Franklin Parkway	25,230,445	(3)	8.80%
San Mateo, CA 94403-1906
FMR LLC
82 Devonshire St.	25,228,183		8.76%
Boston, MA 02109
Private Capital Management, L.P.
8889 Pelican Bay Blvd. – Suite 500	22,631,389		7.90%
Naples, FL 34108

(1)	As set forth in Amendment No. 4 of Shareholder’s Schedule 13G/A, as of December 31, 2007, filed on February 14, 2008, the following entities were listed as having shared voting and dispositive power with respect to all shares as follows:

	Number of Shares with Shared Voting
Name	and Dispositive Power	Percent of Class Represented
Legg Mason Capital Management, Inc.	52,247,299*	18.14%
LMM LLC	6,000,000	2.08%

*	Includes 20,924,700 shares, representing 7.27% of total shares outstanding, owned by Legg Mason Value Trust, Inc., a Legg Mason Capital Management managed fund.

(2)	As set forth in Amendment No. 4 of Shareholder’s Schedule 13G/A, as of December 31, 2007, filed on February 14, 2008, the 29,984,145 shares are also deemed to be beneficially owned by the following as control persons of the investment advisor: Brandes Investment Partners, L.P.; Brandes Investment Partners, Inc.; Brandes Worldwide Holdings, L.P.; Charles H. Brandes; Glenn R. Carlson; and Jeffrey A. Busby.

(3)	Includes 24,424,649 shares, representing 8.5% of outstanding shares, owned by Templeton Global Advisors Limited.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND SECTION 16 EXECUTIVE OFFICERS

Directors, Nominees	Number of Common Shares		Percentage of Company’s Common
and Section 16 Executive Officers	Beneficially Owned on March 3, 2008		Shares Beneficially Owned
Richard S. Braddock	79,265	(a) (b)	0.0248
Martha Layne Collins	19,200	(a) (b)	0.0060
Timothy M. Donahue	25,296	(a) (b)	0.0079
Philip J. Faraci	141,024	(b)	0.0442
Michael J. Hawley	11,682	(a) (b)	0.0037
Mary Jane Hellyar	179,395	(b)	0.0562
William H. Hernandez	10,570	(a) (b)	0.0033
Durk I. Jager	11,500	(b)	0.0036
James T. Langley	125,272	(b)	0.0392
Douglas R. Lebda	2,973	(a)	0.0009
Debra L. Lee	24,253	(a) (b)	0.0076
Delano E. Lewis	16,770	(a) (b)	0.0053
William G. Parrett	3,973		0.0012
Antonio M. Perez	1,220,628	(b) (c)	0.3823
Hector de J. Ruiz	39,763	(b)	0.0125
Frank S. Sklarsky	83,330	(b)	0.0261
Dennis F. Strigl	—	(d)	0.0000
Laura D’Andrea Tyson	22,039	(a) (b)	0.0069
All Directors, Nominees and Section 16
Executive Officers as a Group (22), including
the above	2,386,096	(b) (e)	0.7474%

The above table reports beneficial ownership of the Company’s common stock in accordance with the applicable SEC rules. All Company securities over which the directors, nominees and Section 16 Executive Officers directly or indirectly have, or share voting or investment power, are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Kodak Employees’ Stock Ownership Plan, and the interests of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees’ Savings and Investment Plan, stated in terms of Kodak shares.

(a)	The amounts listed for each non-employee director do not include stock units representing fees that non-employee directors have elected to defer under the Directors Deferred Compensation Plan. The combined number of stock units subject to deferred share awards, and in stock unit accounts of non-employee directors as of March 3, 2008 were as follows: Mr. Braddock: 6,796 shares; Gov. Collins: 20,172 shares; Mr. Donahue: 7,276 shares; Dr. Hawley: 4,640 shares; Mr. Hernandez: 12,868 shares; Mr. Lebda: 1,618 shares; Ms. Lee: 9,280 shares; Mr. Lewis: 9,145 shares; and Dr. Tyson: 11,438 shares. Stock units under the Directors Deferred Compensation Plan do not carry voting rights and are not transferable. Stock units are distributed in cash following a director’s departure.

(b)	The chart below includes the number of shares which may be acquired by exercise of stock options:

Name	Options
Richard S. Braddock	14,500
Martha Layne Collins	14,500
Timothy M. Donahue	12,500
Philip J. Faraci	124,647
Michael J. Hawley	4,500
Mary Jane Hellyar	141,888
William H. Hernandez	6,500
Durk I. Jager	11,500
James T. Langley	105,331
Douglas R. Lebda	—
Debra L. Lee	14,500
Delano E. Lewis	12,500
William G. Parrett	—
Antonio M. Perez	1,036,435
Hector de J. Ruiz	12,500
Frank S. Sklarsky	33,330
Dennis F. Strigl	—
Laura D’Andrea Tyson	14,500
All Directors, Nominees and Section 16 Executive Officers	1,888,210

(c)	Mr. Perez has 64,995 stock units that he elected to defer under the 2000 Long-Term Omnibus Plan which are not included in this table. These units do not carry voting rights and may not be redeemed as shares of common stock within 60 days of Mr. Perez’s departure from the Company.

(d)	Mr. Strigl acquired 100 shares of the Company's common stock on March 18, 2008, which was after the applicable date for this table.

(e)	Each individual Section 16 Executive Officer and director listed beneficially owned less than 1% of the outstanding shares of the Company’s common stock. As a group, these Section 16 Executive Officers and directors owned 0.769% of the outstanding shares of the Company’s common stock.

Share Ownership Program

In order to closely align the interests of our executives with those of our shareholders, the Company strongly encourages executives to acquire a significant ownership stake in Company stock. Effective February 26, 2008, our share ownership program was revised to require our Section 16 Executive Officers to retain 100% of shares attributable to stock option exercises or the vesting or earn-out of full value shares (such as restricted shares or Leadership Stock) until they attain specified ownership levels, which are expressed below as a multiple of base salary. Also, stock acquired upon stock option exercise, restricted stock, restricted stock units, any shares held in the executive’s account under Kodak’s Employee Stock Ownership Plan or Savings & Investment Plan and any “phantom stock” selected by an executive as an investment option in the EDCP count toward meeting the executive’s share ownership requirement. The Compensation Committee monitors each executive’s status regarding achievement of the applicable minimum ownership requirement throughout the year utilizing a fixed stock price of $25.66 per share that was established at the commencement of the program. As of January 31, 2008, Mr. Perez and Mr. Sklarsky had met their share ownership targets. Ms. Hellyar met her share ownership target on March 27, 2008 after receiving a portion of her 2007 Executive Compensation for Excellence and Leadership Plan award in shares of common stock.

Effective February 26, 2008, our Named Executive Officers have the following share ownership requirements:

Named Executive Officer	Salary Multiple	Retention Ratio
Mr. Perez	5X	100%
Mr. Faraci	4X	100%
Mr. Sklarsky	3X	100%
Ms. Hellyar
Mr. Langley	2X	100%

■ Committee Reports

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board is composed solely of independent directors and operates under a written charter adopted by the Board, most recently amended on February 17, 2004. A copy of the Audit Committee’s charter is attached as Exhibit V to this Proxy Statement and can be found on our website at www.kodak.com/go/governance.

Management is responsible for the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures, and preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm (independent accountants), PricewaterhouseCoopers LLP (PwC), is responsible for performing an independent audit of the consolidated financial statements and of its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report of the results. As outlined in its charter, the Audit Committee is responsible for overseeing these processes.

During 2007, the Audit Committee met and held discussions with management and the independent accountants on a regular basis. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent accountants.

The Audit Committee met and discussed with the Corporate Controller and Assistant Controllers the Company’s significant accounting matters, key fluctuations in the Company’s financial statements and the quality of the Company’s earning reports.

The Audit Committee discussed with the independent accountants the matters specified by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as adopted by the PCAOB in Rule 3200T. The independent accountants provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussion With Audit Committees,” as adopted by the PCAOB in Rule 3600T. The Audit Committee discussed with the independent accountants their independence.

The Audit Committee discussed with the Company’s internal auditors and independent accountants the plans for their audits. The Audit Committee met with the internal auditors and independent accountants, with and without management present. The internal auditors and independent accountants discussed with or provided to the Audit Committee the results of their examinations, their evaluations of the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures, and the quality of the Company’s financial reporting.

With reliance on these reviews, discussions and reports, the Audit Committee recommended that the Board approve the audited financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Board accepted the Audit Committee’s recommendations. The following fees were paid to PwC for services rendered in 2007 and 2006:

(in millions)	2007	2006
Audit Fees	$14.4	$17.2
Audit-Related Fees	3.2	4.4
Tax Fees	2.1	2.2
All Other Fees	0	0
Total	19.7	23.8

The Audit Fees related primarily to the annual audit of the Company’s consolidated financial statements (including Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) included in the Company’s Annual Report on Form 10-K, quarterly reviews of interim financial statements included in the Company’s Quarterly Reports on Forms 10-Q, statutory audits of certain of the Company’s subsidiaries, and services relating to filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

The Audit-Related Fees for 2006 and 2007 are related primarily to separate financial statement audits for the Company’s Health Group Segment.

Tax Fees in 2007 consisted of $1.9 million for tax compliance services and $.2 million for tax planning and advice. Tax Fees in 2006 consisted of $1.9 million for tax compliance services and $.3 million for tax planning and advice.

The Audit Committee appointed PwC as the Company’s independent accountants. In addition, the Audit Committee approved the scope of non-audit services anticipated to be performed by PwC in 2007 and the estimated budget for those services. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, a copy of which is attached to this Proxy Statement as Exhibit IV.

     William H. Hernandez, Chair
     Debra L. Lee
     Delano E. Lewis
     William G. Parrett

REPORT OF THE CORPORATE RESPONSIBILITY AND
GOVERNANCE COMMITTEE

Introduction

The Company has long practiced and led in developing and implementing good corporate governance. The Corporate Responsibility and Governance Committee of the Board is primarily responsible for overseeing the Company’s governance practices, with the intent of seeking to maintain “best practices” in the area of corporate governance.

The Governance Committee continually considers ways to improve the Company’s corporate governance practices. In this regard, the Governance Committee periodically reviews the Board’s governance policies and procedures to ensure that they are aligned with best practices, the Board’s corporate governance documents and applicable statutory and regulatory requirements.

This report, an annual voluntary governance practice that the Governance Committee began in 2003, highlights the Governance Committee’s corporate governance activities during 2007.

Governance Committee Composition

The Governance Committee is composed of five directors, each of whom meets the definition of independence set forth in the NYSE’s corporate governance listing standards. During 2007, the Governance Committee met six times and routinely reported its activities to the full Board. The Governance Committee acts pursuant to a written charter, which can be accessed electronically in the “Corporate Governance” section at www.kodak.com/go/governance.

Governance Committee Responsibilities

The primary role of the Governance Committee is to: assess the independence of Board members; lead the annual evaluation of the Board and its committees; identify and assess candidates for Board membership; oversee the Company’s activities in the areas of environmental and social responsibility, charitable contributions, diversity and equal employment opportunity; and generally oversee the Company’s corporate governance structure. The Governance Committee monitors emerging issues and practices in the area of corporate governance and pursues those initiatives that it believes will enhance the Company’s governance practices and policies. In addition, the Governance Committee is responsible for, among other things: 1) administering the Board’s Director Selection Process; 2) developing the Board’s Director Qualification Standards; 3) implementing the Board’s director orientation and education programs; 4) overseeing and reviewing the Company’s Corporate Governance Guidelines and Director Independence Standards; and 5) recommending to the Board the compensation for directors. A complete description of the Governance Committee’s responsibilities can be found in its charter.

2007 Governance Initiatives

Described below are some of the significant governance actions that the Governance Committee undertook in 2007.

Director Search

This past year, the Governance Committee spent much of its time considering, interviewing and recruiting candidates to fill the Board’s vacancies. To assist in this process, the Governance Committee engaged two external executive search firms who helped in identifying and evaluating qualified independent candidates who met the Board’s target candidate profiles and fit the Board’s Director Qualification Standards.

Based on the Governance Committee’s recommendations, the Board elected two new members to the Board in 2007, Douglas R. Lebda and William G. Parrett, and one new member in February of 2008, Dennis F. Strigl. All three new members were first suggested to the Governance Committee as candidates by the Governance Committee’s external executive search firms. In accordance with the Board’s Director Selection Process, the Committee oversaw the process of electing each of these candidates to the Board. All three directors are independent non-employee directors and standing for election at the Annual Meeting. A copy of the Board’s Director Selection Process and Director Qualification Standards can be found in the “Corporate Governance” section of www.kodak.com/go/governance.

Director Compensation

In early 2007, the Governance Committee began a review of the Board’s Director Compensation Program. The last time such a review was initiated by the Governance Committee was in late 2003. To assist in this effort, the Governance Committee retained Pearl Meyer & Partners to competitively assess the Board’s director compensation relative to market trends and comparable peer companies. The process used by the Governance Committee to conduct this review, the comparable peer group used to complete the competitive review, the independent compensation consultant’s findings, the Governance Committee’s recommendations, and the revisions approved by the Board to the Director Compensation Program are described on pages 23-25 of this Proxy Statement.

Board Mandatory Retirement Age

The Governance Committee continually seeks ways to improve the Board’s effectiveness. Last year, based on the Governance Committee’s recommendation, the Board revised its mandatory retirement age. After reviewing the advantages and disadvantages of a mandatory retirement policy, the prevalence of such a policy at large publicly held companies, the practices at peer companies and current trends, the Governance Committee recommended that the Board’s mandatory retirement age be increased from age 70 to 72. The Governance Committee also recommended that a waiver provision be implemented as part of the policy allowing the Board, upon recommendation of the Governance Committee, to annually waive the age 72 limit in unusual cases up to a maximum of age 75. The Board approved these changes as recommended by the Governance Committee.

Composition of Board Committees

The Governance Committee undertook a review of the composition of the Board’s committees in late 2007. The last time such a review was conducted by the Governance Committee was in April 2006. The Board’s Governance Guidelines establish the general rule that committee memberships and committee chairs should be rotated every three years. Other considerations the Governance Committee took into account in its review included: 1) leveraging the Board’s knowledge by placing each director on the committees where he or she can best add value; 2) being respective of each director’s own outside time commitments; and 3) where possible, providing for continuity on each committee. As part of its recommendation to the Board, the Governance Committee proposed to eliminate the requirement that an Audit Committee member may not serve on another Board committee. The Governance Committee noted that the Audit Committee’s workload is now more regularly balanced than it was in 2005 when the requirement was first adopted. Upon conclusion of its review, the Governance Committee recommended a new committee realignment to the Board which was approved at the Board’s December 2007 meeting and implemented at its February 2008 meeting. The table on page 20 of this Proxy Statement describes the present composition of the Board’s committees resulting from this realignment.

Other Key Actions in 2007

Some of the other key actions taken by the Governance Committee last year are described below.

Director Independence

The Governance Committee assessed each non-management director’s independence based upon the Board’s Director Independence Standards and those of the NYSE, and made recommendations to the full Board regarding each non-management director’s independence.

Board Business Plan

Based on the Governance Committee’s assistance, the Board last year continued its practice of establishing an annual Board business plan. The business plan is the end product of a formal process developed by the Governance Committee to annually establish and prioritize the Board’s goals. A more detailed description of this process appears on page 23 of this Proxy Statement. The Governance Committee tracked the Board’s performance against its business plan and provided periodic reports to the Board on its progress.

Governance Committee Evaluation

The Governance Committee prepared and conducted an annual self-evaluation, discussed the results of this evaluation and developed an action plan from these discussions to further enhance the Governance Committee’s performance.

Diversity Advisory Panel’s Recommendations

The Governance Committee met with the Company’s Chief Diversity Officer to assess the Company’s progress with regard to the recommendations of the Diversity Advisory Panel, a seven-member, blue-ribbon panel launched in 2001 to provide advice on the Company’s comprehensive diversity strategy and assess future diversity trends and the potential impact on Kodak.

Board Action Plan

The Governance Committee monitored the Board’s performance against the action plan arising from the Board’s 2006 annual evaluation and provided periodic reports to the Board concerning its progress against the action plan.

     Hector de J. Ruiz, Chair
     Timothy M. Donahue
     Michael J. Hawley
     Douglas R. Lebda
     Laura D’Andrea Tyson

REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The Executive Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the SEC rules with the Company’s management.

Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

     Timothy M. Donahue, Chair
     Douglas R. Lebda
     Hector De J. Ruiz
     Laura D’Andrea Tyson

■ Compensation Discussion and Analysis

SUMMARY/INTRODUCTION

The Executive Compensation and Development Committee, which we refer to in this discussion as the Committee, has oversight responsibility for the Company’s executive compensation strategy. The Committee approves our compensation objectives, philosophy and forms of compensation for all executives, including our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and the two other executive officers who had the highest “total compensation” for 2007, as shown in the Summary Compensation Table on page 51 of this Proxy Statement. These five executives are collectively referred to in this Proxy Statement as our Named Executive Officers.

This Compensation Discussion and Analysis discusses and analyzes our executive compensation strategy and compensation of our Named Executive Officers as shown in the executive compensation tables beginning on page 51 of this Proxy Statement. The overall design and operation of our executive compensation program did not significantly change from 2006.

During 2007, our executive compensation strategy was focused on:

  Providing compensation for each Named Executive Officer that is competitive relative to the marketplace for executives with comparable levels of responsibility;

  Continuing our multi-year strategy of de-emphasizing cash compensation and increasing the proportion of total direct compensation delivered through performance-based equity awards;

  Designing our variable short-term and long-term incentive plans to achieve key financial and strategic objectives related to the last phase of our transformation from a traditional film company to a digital technology company; and

  Providing realized compensation tied to changes in shareholder value over the long-term, thus aligning the economic interests of Named Executive Officers with that of our shareholders.

The Committee implemented this strategy primarily through the creation of performance goals and associated awards for our Named Executive Officers that were aligned to our strategic and operational imperatives. The majority of our Named Executive Officers’ total direct compensation is delivered through performance-based variable programs, which are intended to enable executives to earn significant rewards for achieving key operational and financial metrics that drive long-term shareholder value.

COMPENSATION PHILOSOPHY AND PROGRAM

Our overall philosophy is to provide an executive compensation package that attracts, retains and motivates world-class executive talent critical to the success of the Company’s short-term and long-term business goals. Our executive compensation program consists of the following material elements: base salary, annual variable pay and long-term variable equity incentives, retirement benefits and perquisites. Our Named Executive Officers are also eligible to participate in broad-based welfare benefit plans and programs that are generally available to our employees.

Our Committee annually reviews the Company’s executive compensation strategy and programs. In the course of the Committee’s review in 2007, the Committee sought the advice and input of its independent compensation consultant, as well as Company management. For additional information regarding the role of the Committee’s independent compensation consultants and management, see page 21 of this Proxy Statement.

DETERMINING EXECUTIVE TOTAL DIRECT COMPENSATION

The Committee oversees the Company’s executive compensation strategy and reviews and approves the compensation of our Named Executive Officers. In the first quarter of each year, the Committee establishes base salaries and target award opportunities under our annual variable pay plan, the Executive Compensation for Excellence and Leadership Plan (EXCEL), for our Named Executive Officers. During the first quarter the Committee also makes grants of performance-based equity awards earned under the Company’s Leadership Stock program and establishes the performance targets for the new performance cycles under both EXCEL and Leadership Stock. In the fourth quarter of each year, the Committee establishes the aggregate target economic value to be delivered to each Named Executive Officer in the form of long-term variable equity incentive awards, which include stock options and Leadership Stock, the performance cycle of which will start on January 1 of each year.

When determining base salary, annual variable pay target opportunities and long-term variable equity incentive awards, the Committee seeks to provide an appropriate mix of compensation that is performance-based to drive company performance and properly align our executives’ interests with the long-term interests of our shareholders. The Committee is guided by the principle that a significant amount of total direct compensation for our Named Executive Officers should be “at risk,” with a positive correlation between the degree of risk and the level of the executive’s responsibility. In other words, the senior-most executives have the greatest amount of compensation at risk, which ensures that executives most responsible to shareholders are held most accountable to changes in shareholder value and achievement of critical performance goals.

Over the last several years, the Committee has implemented a policy to place greater emphasis on the long-term variable equity incentive component of total direct compensation. The portion of target total direct compensation awarded to our Section 16 Executive Officers in the form of long-term variable equity incentive compensation has increased in the aggregate from 39% in 2004 to 57% in 2007. This is supportive of our principle to align the interests of executives with the interest of the Company’s shareholders and results in a total compensation package that is better aligned with the technology-based companies we compete with for executive talent.

Factors Considered by the Committee to Determine Levels of Total Direct Compensation

The Committee considers a broad range of facts and circumstances when determining levels of executive compensation. Among the factors that the Committee considers are: 1) market competitiveness; 2) experience relative to typical market peers; 3) the importance of the position to the Company relative to other senior management positions; 4) sustained individual performance; 5) readiness for promotion to a higher level and/or role in the Company’s senior management succession plans; and 6) retention of critical talent. The significance of any individual factor will vary from year to year and may vary among Named Executive Officers.

In general, the Committee does not consider awards granted or earned under plans in past or current years or the effect of changes in the Company’s stock price when setting annual target total direct compensation levels of our Named Executive Officers, except to the extent that such information is relevant to determining whether retention risk is high. Each Named Executive Officer’s level of annual target total direct compensation is established by the Committee after reviewing market data and factors listed in the prior paragraph.

Competitive Compensation Analysis

The Committee generally targets total direct compensation for each Named Executive Officer at approximately the median of total direct compensation paid to executives in similar positions with similar responsibilities in companies with similar revenues as Kodak as identified by market data derived from national surveys. The Committee does not have a pre-defined target for each element of total direct compensation, but rather reviews the market data as a reference to assess how each component compares to market practices and to confirm that the overall compensation mix is reasonably aligned with market practices.

To assist the Committee in its annual market review, the Committee’s independent compensation consultant prepares an analysis of the market competitiveness of the aggregate value of total direct compensation as well as the market competitiveness of each element of total direct compensation (base salary, total target cash and total long-term incentive) for each Named Executive Officer. The market data prepared by the Committee’s independent compensation consultant is derived from the average of data from national surveys in which the Company participates.

In 2007, market data was compiled from the Towers Perrin Executive Compensation Survey, the Hewitt Executive Compensation Survey and the Radford Survey. All three surveys are national non-industry specific compensation surveys. The Radford Survey, which was first added in 2007, has a higher concentration of participants in the technology industry. The Committee felt it was appropriate to include the Radford Survey as a survey source in 2007 due to the Company’s multi-year restructuring activities and transformation to a digital technology company. The use of the Radford Survey data, on average, had little impact on the competitive data.

The Committee does not review the individual companies who participate in these surveys. The Committee believes based on the recommendation of its independent compensation consultant that the surveys represent the market from which the Company competes for executive talent. In recent years, the Committee has used the national survey data in lieu of a smaller group of specific companies to benchmark total direct compensation because there were few companies with a similar product portfolio during the Company’s digital transformation. As the Company continues its migration to a digital technology company, the Committee intends to periodically review the process of using survey versus specific peer frame data and may, if and when appropriate, adopt a specific peer frame for benchmarking purposes.

Actual realized compensation of our Named Executive Officers may be more or less than the aggregate target opportunity provided to them depending upon Company, unit and individual performance under the EXCEL plan and our long-term variable equity incentive plans. The most current market data provided by the Committee’s independent compensation consultant was utilized as a reference when the Committee considered base salary, long-term variable equity incentive awards and the target EXCEL opportunity for Named Executive Officers.

The 2007 market review indicated that: 1) base salaries of our Named Executive Officers are generally competitive; 2) target cash compensation for our Named Executive Officers is aligned with or slightly above the approximate median value; and 3) total direct compensation approximates the median for all Named Executive Officers. As noted above, the Committee does not target each element of total direct compensation to the market median. However, in 2007 the Committee considered the results of the 2007 market review when determining the appropriate level of each component of total direct compensation for the Named Executive Officers. The compensation decisions specific to each component of total direct compensation for the Named Executive Officers are discussed under “Elements of Total Direct Compensation,” beginning on page 40 of this Proxy Statement.

Use of Tally Sheets

In addition to the competitive benchmarking analysis, the Committee annually reviews all components of our Named Executive Officers’ compensation as presented in a comprehensive set of Tally Sheets prepared by the Committee’s independent compensation consultant. The Tally Sheets provide a comprehensive view of each Named Executive Officer’s compensation, broken down into three components:

1)	An estimate of projected annual compensation, including total target cash compensation, the total estimated value of annual long-term equity incentive awards and the value of benefits and perquisites received by each Named Executive Officer;

2)	A comprehensive summary of the vested and unvested values of all outstanding equity awards held by each Named Executive Officer at current and assumed future stock prices; and

3)	A summary of the severance benefits potentially payable to each Named Executive Officer as of year end under various leaving scenarios.

The Tally Sheets provide the Committee with context for the decisions they make in relation to total direct compensation. Although they do not necessarily drive decision making with regard to specific components of the total compensation program, the Tally Sheets enable the Committee to holistically assess total direct compensation and the relationship of various components of the total compensation program to each other. The Tally Sheets also enable the Committee to determine how much wealth creation opportunity exists through equity-based compensation and how strong the retention power is as a result of unvested value. The Tally Sheets may also influence the Committee’s views on a variety of issues, such as changes to severance plans and employment agreements, special equity grants to promote retention, or changes in long-term variable equity incentives.

Use of the CEO Evaluation Process

The Presiding Director, the Chair of the Compensation Committee and the Chief Human Resources Officer lead the annual CEO evaluation process to assess the performance of our CEO. In February each year, a written self-assessment of performance versus the business plan of record is completed by our CEO. The written assessment is sent to the full Board for review. Later in the same month, the Chief Human Resources Officer interviews each member of the Board to collect feedback against an established set of criteria, including reaction to our CEO self-assessment and the Company’s leadership imperatives, which are “Drives to Win,” “Develops Leaders” and “Leads With Values.” All input is summarized and reviewed by the Presiding Director and the Chair of the Compensation Committee, who are responsible for delivering feedback to our CEO.

For 2007, the Committee determined that Mr. Perez had performed well with respect to execution as the Company had either already completed, or was on track to achieve, each 2007 operational and strategic imperative of the Company. The Committee also determined that Mr. Perez’s leadership had been outstanding based on a review of his leadership performance against each of the Company’s leadership imperatives.

The Committee considered the evaluation results when determining our CEO’s annual variable cash incentive award for 2007 under EXCEL, as further described on page 44 of this Proxy Statement. The results of the 2006 CEO evaluation were considered by the Committee when determining our CEO’s long-term variable equity target allocation as described on page 46 of this Proxy Statement.

ELEMENTS OF TOTAL DIRECT COMPENSATION

Total direct compensation consists of the following elements: base salary, annual variable pay and long-term variable equity incentives.

Base Salaries

Base salaries are intended to provide a regular source of income to our Named Executive Officers. Consistent with our philosophy of tying pay to performance, our Named Executive Officers receive a relatively small proportion of overall total direct compensation in the form of base salary. The base salaries of our Named Executive Officers in 2007 ranged from approximately 14% to 28% of their total target direct compensation, with a positive correlation between the degree of compensation at risk and the level of an executive’s responsibility.

Base salaries are reviewed annually by the Committee at the beginning of the year, but are not automatically increased annually. Rather, base salaries are adjusted as the Committee deems appropriate to recognize expanded responsibilities, experience, the importance of the position to the Company relative to other senior management positions or changes in the competitive marketplace. Any change in base salary will affect an executive’s target opportunity under our annual variable pay plan, which is based on a percentage of base salary.

Committee Decision and Analysis

After reviewing the market analysis prepared by the Committee’s independent compensation consultant and the position of each Named Executive Officer’s base salary relative to the market, the Committee held base salaries of our Named Executive Officers constant in 2007, except where warranted by promotion. The Committee’s decision was primarily driven by the market analysis that indicated that most of our Named Executive Officers’ base salaries are approximately at the median, with the exception of Mr. Langley, who is slightly above the market median primarily as a result of the base salary level required to recruit him to the Company.

As a result of its analysis, the Committee did not increase base salaries for Messrs. Perez, Sklarsky and Langley and Ms. Hellyar. Mr. Faraci’s base salary was increased from $520,000 to $600,000 upon his promotion in March 2007 to co-lead the Chief Operating Office with Mr. Langley. Upon promotion to President and Chief Operating Officer in September 2007, Mr. Faraci received an increase in base salary to $700,000, reflecting his new role and level of responsibilities as he became responsible for leading both the Graphic Communications Group (GCG) and the Consumer Digital Imaging Group (CDG). In determining the level of Mr. Faraci’s base salary, the Committee considered market data, the relative responsibilities of his role as compared to other Section 16 Executive Officers within the Company and his consistent positive performance in prior positions

For 2008, the Committee determined not to increase base salaries for any Named Executive Officer as part of their annual base salary review. The Committee reached this conclusion after reviewing total direct compensation as well as base salary and total target cash against the market data prepared by the Committee’s independent compensation consultant. The Committee found the base salary levels to be appropriate and competitive. The market analysis indicated that the total direct compensation of each of our Named Executive Officers was approximately at or slightly above median and their base salaries were competitively positioned to median.

Annual Variable Pay

EXCEL Plan

The Company provides an annual variable cash incentive opportunity to our executives, including our Named Executive Officers, through the EXCEL plan. Executives participating in the plan are assigned a target opportunity expressed as a percentage of base salary. The EXCEL plan was last approved by our shareholders in 2005 and is intended to comply with the “performance-based” compensation requirements of Section 162(m) of the Internal Revenue Code (the Code) so that any bonuses payable under the plan will be fully deductible by the Company.

Annual cash bonuses may be awarded under the plan based on achievement of key financial performance goals established by the Committee at the beginning of the year. These objective measures are designed to drive Company performance. Typically, the Committee establishes threshold, target and stretch performance goals. If the threshold performance level is not achieved, no amounts will be paid under the plan to our Named Executive Officers. If performance targets are exceeded, payouts may exceed an executive’s target opportunity. After the end of the performance year, the Committee determines the extent to which the performance goals were achieved, and subsequently will approve and certify the amount of any award to be received by our Named Executive Officers.

The Committee has the discretion to increase or decrease the amount of the corporate funding pool for any year. Positive discretion may not, however, increase the size of a Named Executive Officer’s award above the maximum award level established under the plan. The maximum award under the plan for any Named Executive Officer is the lesser of 10% of the corporate award pool determined based on achievement of the performance metrics or 500% of his or her prior year-end base salary, not to exceed $5 million. The Committee considers a number of baseline metrics described below when exercising its discretion to increase or decrease the corporate funding pool. In addition, the Committee may choose to exercise discretion to recognize such things as unanticipated economic or market changes, extreme currency exchange effects and management of significant workforce issues.

EXCEL Target Opportunity

As noted above, our Named Executive Officers are assigned target opportunities based on a percentage of base salary. Since a Named Executive Officer’s EXCEL opportunity is a component of total direct compensation, the Committee annually reviews survey data to determine the position of each Named Executive Officer’s target opportunity relative to the market.

Committee Decision and Analysis

For 2007, the year-end target EXCEL opportunities for our Named Executive Officers were: Mr. Perez, 155%; Mr. Faraci, 85%; Mr. Sklarsky, 75%; and Mr. Langley and Ms. Hellyar each had a target opportunity of 62%. With the exception of Mr. Faraci, the Committee did not increase the target EXCEL opportunity for any of our Named Executive Officers in 2007 because the target variable cash bonus, when combined with base salary for the Named Executive Officers, approximated the market median for total cash compensation. Mr. Faraci’s target opportunity was initially increased to 75% from 62% of base salary as a result of his promotion in March 2007 to co-lead the Chief Operating Office with Mr. Langley. Upon promotion to President and Chief Operating Officer in September 2007, his target opportunity increased to 85%.

For 2008, the target EXCEL opportunities for our Named Executive Officers are: 155% for Mr. Perez, 85% for Mr. Faraci, 75% for Mr. Sklarsky and 65% for Ms. Hellyar. Due to his departure from the company on March 14, 2008, Mr. Langley will not be eligible for a 2008 EXCEL award. The target EXCEL opportunity for our Named Executive Officers, other than Ms. Hellyar, remained unchanged from 2007 because the Committee felt that each executive’s total direct compensation was appropriate and competitively positioned against the market. Ms. Hellyar’s target opportunity was increased by 3% to recognize her increase in responsibilities and to improve the competitive positioning of her total direct compensation. Effective January 1, 2008, the Film Products Group (FPG), the business segment Ms. Hellyar leads, was restructured to include several additional strategic product groups that resulted in this business segment increasing from $2.5 billion to $3.5 billion in annual revenues. The restructured business segment is referred to, effective January 1, 2008, as Film, Photofinishing, and Entertainment Group (FPEG).

2007 EXCEL Plan Design and Performance Results

Performance Metrics

For 2007, the Committee selected two performance metrics that, based on the Company’s performance, would be used to determine the corporate award pool from which awards would be allocated. Using the targets of these performance metrics, a performance matrix was created that determined the plan’s corporate award pool funding percentage. The Committee also established a set of baseline metrics that could be used to adjust the size of the corporate award pool through the application of positive or negative discretion in the event that performance in key strategic and operational areas was stronger or weaker than expected. The Committee reviewed and finalized these performance metric targets and baseline metrics in the first 90 days of the performance year. Although the Committee has the authority to increase or decrease the amount of the corporate award pool allocated to a Named Executive Officer, the actual bonus awarded to a Named Executive Officer cannot be increased beyond the maximum limits established under the plan. As noted above, a Named Executive Officer’s EXCEL bonus cannot exceed the lesser of: i) 10% of the total corporate award pool calculated by reference to the performance metric targets (without discretion); ii) five times his or her prior year-end base salary; or iii) $5 million.

In 2007 the Committee selected Net Cash Generation and Total Earnings from Operations (Total EFO) as the two primary metrics for the plan, each of which were equally weighted. Net Cash Generation and Total EFO are non-GAAP financial measures. Net Cash Generation means net cash flow provided by activities from continuing operations, including proceeds, dividends, capital expenses, restructuring payments and divestitures. Total EFO means total earnings of all the Company’s product groups included within segment earnings from continuing operations before restructuring, interest, other income and income taxes. These two primary performance metrics are among the metrics our CEO periodically reported to the investment community and are key financial metrics that the Company has focused on through its digital transformation. They provide insight into the Company’s cash flow and ability to fund the costs associated with the digital transformation as well as the profitability of the Company’s overall operations. The Committee approved these performance metrics as recommended by our CEO. The target for Net Cash Generation was set within the range communicated to the investment community. The target for Total EFO was set below the initial market guidance to account for the probability of additional investment associated with new product launches beyond what was factored into our external guidance. A decision was made in the first quarter to make the investment, and the Company updated the investment community on the expected EFO impact.

The following abbreviated corporate performance matrix shows the threshold, target and stretch goals for 2007 and the resulting EXCEL corporate funding pool percentage:

	Total Earnings From Operations
	(in millions)
Net Cash Generation	$200	$235	$400
(in millions)	(Threshold)	(Target)	(Stretch)
$-100 (Threshold)	0%	40%	130%
100 (Target)	60%	100%	190%
300 (Stretch)	120%	160%	250%

If the Company achieves the target goals, then the corporate award pool will fund at 100%. If either threshold goal is not achieved, then the corporate award pool will not be funded for our Named Executive Officers and no bonus will be earned under the plan. Results between the goals shown in the matrix are interpolated to derive a percentage. The threshold, target and maximum annual bonus that may be earned by each of our Named Executive Officers under the plan is shown in the Grants of Plan-Based Awards Table on page 57 of this Proxy Statement.

After determining the funding percentage derived from the performance matrix, the Committee reviews a set of baseline metrics to determine the corporate award pool and the amount of such pool allocated to the Named Executive Officers. These baseline performance metrics reflect key strategic or operational imperatives for the year associated with the Company’s business strategy. The baseline metrics are “leading indicators” of the Company’s future success and are selected in part to ensure that the primary EXCEL performance metrics are not achieved at the expense of other key goals that are critical to the Company’s ongoing success. The baseline metrics are also designed to provide the Committee with additional performance metrics to guide their exercise of discretion in deciding whether to adjust upward or downward the size of the corporate award pool and the amount allocated to each Named Executive Officer. Typically, the baseline metrics are not assigned any relative weight vis-à-vis each other.

The baseline metrics established by the Committee for 2007 were:

  SG&A Reductions. The target SG&A (Selling, General & Administrative Expenses) reduction for 2007 was $100 million to $150 million.

  Working Capital. The target for working capital was a reduction of $200 million.

  Complete 2007 Restructuring Plan. Performance to be assessed against significant milestones.

  Consumer Digital Imaging Group. Successful product launch.

  Film Products Group. Completion of the sale of our Light Management Film unit.

  Graphic Communications Group. Pass all milestones for successful launch of a Continuous Inkjet Production Press.

Determination of Corporate Award Pool

The EXCEL corporate award pool percentage determined by the Committee was 195% of target. This award pool funding percentage corresponds to the Company’s Total EFO result of $343 million (inclusive of the EXCEL award accrual) and a Net Cash Generation result of $333 million.

In coming to this determination, the Committee first considered the funding percentage derived from the performance matrix based on the Company’s results against the two primary metrics. In 2007, the Company exceeded our Total EFO target and significantly exceeded our Net Cash Generation target level, reflective of the Company’s successful implementation of its transformation strategy. The initial performance funding percentage from the performance metric table based on these results was 221% reflecting a Net Cash Generation result of $333 million and a Total EFO result (inclusive of a 221% EXCEL accrual) of $296 million. Next, the Committee reviewed the Company’s results with respect to the baseline metrics. The Company exceeded the SG&A Reduction target and far exceeded the Working Capital target. Additionally, the Company completed its 2007 restructuring plans, sold its Light Management Film business and delivered all milestones to launch the Continuous Inkjet Production Press at Drupa in 2008. The Company had a slight delay to the CDG product launch.

The Committee concluded that these positive baseline metric results supported funding the corporate award pool at a level significantly above target. Based on management’s recommendations, however, the Committee exercised negative discretion to decrease the size of the corporate award pool from 221% to the 195% referenced above, to reflect the impact on the performance metrics from the one-time sale of an investment in 2007.

Committee Decision and Analysis

After determining the corporate award pool funding percentage, the Committee approved the actual EXCEL award percentage for each Named Executive Officer, which were below the maximum amount permitted under EXCEL for each Named Executive Officer.

Our Named Executive Officers’ EXCEL awards are generally based on the achievement of the Company’s two primary performance metrics and baseline metrics. The award may also, however, be determined based in part on the achievement of unit goals, where applicable, and upon achievement of individual leadership excellence and diversity goals. Our CEO’s recommendations are based upon his review of the individual performance of each executive and the business unit or staff function that they lead. As part of his review, our CEO determines a funding percentage to be allocated to each business unit and staff function based upon the goals established for each unit at the beginning of the year and based upon comparisons to prior year results. A Named Executive Officer heading a business unit or function typically receives the same EXCEL award percentage that has been allocated to his or her business unit or function, although positive adjustments may be made based on an executive’s leadership excellence and/or performance under the Company’s diversity and inclusion strategy. In 2007, the CEO allocated GCG a funding percentage equal to 185%. CDG was allocated a funding percentage equal to 205%. FPG was allocated a funding percentage equal to 210%, and the Company’s Finance function was allocated a funding percentage equal to 200%.

Using these CEO’s recommendations, the Committee reviewed and authorized bonuses for each of our Named Executive Officers as indicated in the following table and presented in greater detail in the Summary Compensation Table on page 51 of this Proxy Statement.

EXCEL Award Earned for 2007

Named Executive Officer	Award Earned ($)
Mr. Perez, Chairman & CEO	$3,324,750
Mr. Sklarsky, EVP, CFO	900,000
Mr. Faraci, President & COO	1,066,158
Mr. Langley, SVP, former President – GCG	573,500
Ms. Hellyar, EVP, President – FPG	637,980

The Committee determined that all of the Company’s business units and functions positively contributed to the significant cash generation performance of the Company and made significant contributions to the Company’s performance on baseline metrics. The actual award levels received by certain of our Named Executive Officers reflect in part the fact that certain business units contributed more to the Company’s earnings performance relative to their goals.

Ms. Hellyar received an award equal to 210% of her target opportunity based on FPG’s delivery of an EFO rate in excess of 18% compared to an internal goal of 13 - 16%. Mr. Faraci received an award equal to 202% of his pro-rated target opportunity reflecting 1) CDG’s significant year-over-year improvement in earnings, as well as exceptional digital revenue growth of 8% compared to an internal goal of 2 - 4%; and 2) his three months of managing the GCG business in addition to managing the CDG business in connection with his promotion to President and Chief Operating Officer. Mr. Langley received an award equal to 185% of his target opportunity in consideration of the growth of GCG’s EFO by 3.2%, despite the absorption of a two-point aluminum price increase. This result, while significant, fell short of the planned growth rate for GCG of 4 - 5%. Mr. Sklarsky received an award equal to 200% of his target opportunity in recognition of his leadership of the Finance function in the Company’s outstanding Net Cash Generation performance including the outstanding results on both receivables and payables. The Committee approved an award for Mr. Perez equal to 195% of his target opportunity based on the Company’s overall performance results. While the Committee may approve an upward adjustment to the Named Executive Officer’s EXCEL award based on an executive’s leadership excellence and/or performance under the Company’s diversity and inclusion strategy, no such adjustment occurred in 2007 in light of the overall EXCEL performance and the size of EXCEL awards earned by our Named Executive Officers. The Committee determined that Mr. Perez’s leadership had been outstanding in 2007 based on a review of his leadership performance against the Company’s leadership imperatives, which are “Drives to Win,” “Develops Leaders” and “Leads With Values,” as determined through the CEO evaluation process described on page 40 of this Proxy Statement. The Committee, however, did not increase Mr. Perez’s EXCEL award in order to be consistent with the principle that an executive should receive the same award percentage as received by the unit they lead.

For Named Executive Officers who have not met their share ownership requirements as described on page 40 of this Proxy Statement, any bonus earned over 100% of each Named Executive Officer’s EXCEL target was paid in the form of unrestricted shares of our common stock.

Individual Bonus Plan

Mr. Langley participated in an individual variable cash bonus plan to provide him a total target cash opportunity level consistent with his hiring agreement and to ensure that he was compensated for specific performance achievements that were unique to his position. The goals were based on priorities our CEO identified for Mr. Langley for the performance year, all of which were critical to the Company’s ongoing transformation activities. The opportunity associated with the individual plan was included in the analysis of Mr. Langley’s compensation relative to the competitive market analysis.

The performance goals were established by our CEO and approved by the Committee. They focused on the integration of GCG into the Company’s operating structure as well as financial metrics primarily for the GCG business. The details of Mr. Langley’s bonus plan are described on page 58 of this Proxy Statement. Based on achievement of his 2007 performance targets, Mr. Langley was awarded a bonus of $212,250 equal to 70.75% of the target amount payable under the plan.

Long-Term Variable Equity Incentive Compensation

Our Named Executive Officers receive an annual grant of long-term variable equity incentive awards as described further below. In addition to these awards, Named Executive Officers may receive additional equity awards during the year in recognition of a promotion or other significant achievement. All equity awards are issued under the 2005 Omnibus Long-Term Compensation Plan.

Purpose

The purposes behind our long-term variable equity incentive programs are to align executive compensation with shareholder interests, create significant incentives for executive retention, encourage long-term performance by our executives and promote stock ownership.

The Committee reviews our long-term variable equity incentive program annually to ensure that it is in line with these principles.

Over the last several years in connection with our digital transformation, the Committee has implemented a compensation strategy designed to increase the proportion of our Named Executive Officers’ total direct compensation delivered in the form of long-term variable equity incentive awards.

Mix of Long-Term Variable Equity Incentive Compensation

The Committee has no set policy for determining the mix of the form of long-term variable equity incentives granted to our Named Executive Officers. However, in 2007, as in recent years, our long-term equity incentive compensation program was designed to provide one-half of the value of our Named Executive Officers’ long-term variable equity incentive compensation in the form of stock options that vest over a three-year period and one-half of the value in the form of Leadership Stock. Awards under the Leadership Stock program are granted in the form of performance stock units which, if earned, are paid in the form of shares of common stock upon fulfilling the specified vesting period. The performance goals for the Leadership Stock program are established each year, providing flexibility to the Committee to design a pay-for-performance plan that rewards achievement of key financial and/or operational metrics. The Committee believes that this mix balances a focus on stock price appreciation and the achievement of strategic business goals. In determining the mix of stock options and Leadership Stock, the Committee considered a variety of factors, including most importantly:

  Retention and alignment with shareholders’ interests. Due to multi-year vesting, both awards promote the Company’s retention objectives. Also, because the value of both awards are wholly or partially dependent on changes in share price, they each support the shareholder alignment objective as well.

  Pay for performance. While stock options foster the strongest linkage between changes in shareholder value and gains realized by our executives, the Committee also recognizes that they can create windfalls in a rising market and may lead to gains even when operating performance is weak. Conversely, in a declining market it is possible for stock options to deliver little or no value to executives even when operating performance is strong. By awarding Leadership Stock, the Committee ensures that a portion of the long-term incentive opportunity is tied directly to the achievement of key operating goals, thus mitigating but not eliminating the impact of uncontrollable market volatility on payouts and strengthening the linkage between controllable performance and realized compensation.

  Financial efficiency. Stock options create a fixed expense regardless of whether they actually deliver value to executives (assuming the vesting requirements are met) and therefore create the possibility of incurring earnings charges for awards that may deliver little or no value, particularly over short periods. Conversely, the costs associated with Leadership Stock are incurred only if the underlying operating performance goals are achieved, meaning that accrued expense is avoided (or reversed) in the event that operating performance is poor. In addition, because Leadership Stock opportunity is structured as whole shares (rather than just appreciation in the underlying shares), it requires less shares to deliver a given level of value and thereby protects against unwarranted growth in potential share dilution (i.e., overhang).

The Committee will continue to evaluate these and other related factors periodically as part of its ongoing planning activities. Changes in the mix may be made if the facts and circumstances under which the Company operates change.

Determining Annual Target Allocations of Long-Term Variable Equity Incentive Compensation

The number of stock options and Leadership Stock units granted to the Named Executive Officers is based on a dollar value determined for each executive, which is established to generally bring target total direct compensation to approximately the market median and then adjusted to reflect individual performance factors.

At its regularly scheduled meeting in December of each year, the Committee grants stock options and determines the subsequent year’s Leadership Stock allocation for the performance cycle that begins January 1. These equity grants are made in accordance with the Board of Directors Policy on Equity Awards, discussed further on page 48 of this Proxy Statement. As a result of this process, the Committee determined the size of the 2006 stock option grants and the 2007 Leadership Stock allocations in December 2006. Similarly, the size of our executives’ 2007 stock option grants and the 2008 Leadership Stock allocations were determined in December 2007. The actual number of Leadership Stock units earned by an executive will be based on company performance against established metrics for the performance year.

The Committee’s annual review of total direct compensation conducted in 2006 indicated that our Named Executive Officer’s total direct compensation was below market median, principally as a result of below-market long-term variable equity awards. To better align executive compensation with market rates and support important retention and shareholder alignment objectives, the Committee increased the prior year guidelines for each Named Executive Officer in 2006 to “close the gap” in target total direct compensation relative to market. The 2006 stock option awards and 2007 Leadership Stock allocations were set at levels that brought each Named Executive Officer to the market median and were not adjusted for individual performance factors. The material factors considered by the Committee in 2006 when determining these award allocations are discussed in our 2006 proxy statement. The 2007 stock option awards and 2008 Leadership Stock allocations were based on the new competitive levels approved by the Committee in 2006.

The total long-term variable equity incentive value used by the Committee in determining the number of stock options granted in 2006 and the 2007 Leadership Stock allocation for each Named Executive Officer was: Mr. Perez ($5,032,000); Mr. Sklarsky ($1,600,000); Mr. Faraci ($939,000); Mr. Langley ($939,000); and Ms. Hellyar ($939,000).

While the Committee determines a total value for purposes of determining the number of stock options and Leadership Stock units to be granted, this value does not represent the actual compensation that may be realized by our Named Executive Officers. Whether or not our executives receive any actual value will depend on the Company’s stock price and the number of shares earned under the Leadership Stock program. The number of stock options and Leadership Stock units granted to, or earned by, our Named Executive Officers in 2007 are shown in the Grants of Plan-Based Awards Table on page 57 of this Proxy Statement.

Committee Decision and Analysis

With respect to determination of award allocations occurring in 2007, with the exception of our CEO, the size of each Named Executive Officer’s target long-term equity incentive compensation (i.e., 2007 stock options and 2008 Leadership Stock allocations) was based on the position of each executive’s total direct compensation relative to the market median and our CEO’s assessment of each executive’s leadership and performance over the prior year. In the case of our CEO, his target allocation for 2007 was based on the Committee’s review of the Company’s overall performance as measured by operating results, progress on major aspects of the Company’s digital transformation, demonstrated leadership and the competitive median total direct compensation levels.

The Committee did not increase Mr. Sklarsky’s target allocation determining that his total direct compensation continued to be competitively positioned. Mr. Faraci’s target allocation was increased by 102% in order to bring his target total direct compensation closer to the market median and to a level the Committee determined to be appropriate in light of his new role as President and Chief Operating Officer and his strong individual performance for the prior year. Ms. Hellyar’s target allocation increased by 8.4% in order to bring her total direct compensation to the market median in recognition of her increased responsibilities in managing a $3.5 billion business. As noted above, FPEG, the business segment Ms. Hellyar leads, was restructured effective January 1, 2008 to increase from $2.5 billion to $3.5 billion in annual revenues. Mr. Langley did not receive any long-term equity award in 2007 due to his pending departure from the Company. The Committee determined to increase our CEO’s target allocation for 2007 by 15% because of his leadership during the final year of our digital transformation. In making this determination, the Committee reviewed information concerning Mr. Perez’s execution and leadership as well as a summary of the results from our 2007 CEO evaluation process, as described on page 40 of this Proxy Statement. The Committee determined that Mr. Perez had performed well with respect to execution of the Company’s operational and strategic imperatives, as the Company had either already completed, or was on track to achieve, each 2007 imperative. The Committee also determined that Mr. Perez’s leadership had been outstanding based on a review of his leadership performance against the Company’s leadership imperatives, which are “Drives to Win,” “Develops Leaders” and “Leads With Values.” Based on these factors the Committee concluded that this award would reasonably position Mr. Perez’s total direct compensation at an appropriate level above market median total direct compensation benchmarks.

As a result of these decisions, the total long-term variable equity incentive value used by the Committee in determining the number of stock options granted in 2007 and the 2008 Leadership Stock allocation for each Named Executive Officer, other than Mr. Langley, was: Mr. Perez ($5,787,000); Mr. Sklarsky ($1,600,000); Mr. Faraci ($1,900,000); and Ms. Hellyar ($1,018,000).

Leadership Stock — 2007 Performance Cycle Awards

As part of its annual review of long-term variable equity incentives, the Committee approves the performance criteria and terms of the annual Leadership Stock cycle. The Leadership Stock performance goals are approved in compliance with the rules of Section 162(m) of the Code, which generally require that goals be established no later than 90 days after the start of the performance period.

As discussed above, these awards provide the participant with the right to earn shares of our common stock based upon attainment of certain performance goals. The two performance metrics selected by the Committee for the 2007 performance cycle were 2007 GCG Digital Revenue Growth and 2007 Consumer Inkjet Printer Net Revenue. These metrics are non-GAAP financial measures. GCG Digital Revenue Growth represents the year-over-year growth in total net revenue of GCG’s digital products. Consumer Inkjet Printer Net Revenue means the total net revenue of the Consumer Inkjet Equipment strategic product group (SPG) within CDG, excluding revenue from ink or other consumables. For purposes of determining total net revenue of the SPG under the plan, certain other costs such as returns, discounts and certain marketing expenses are also deducted. The performance target for GCG Digital Revenue Growth was set within the range our CEO reported to the investment community. The goal for Consumer Inkjet Printer Net Revenue was established above the range reported externally to establish an internal stretch goal. The Committee approved these performance metrics, as recommended by management, because they are leading indicators of the future growth of the Company and representative of the successful transformation to a digital technology company. The Committee decided to use a one-year performance period followed by a two-year subsequent time-based vesting schedule for the 2007 awards due to the difficulty in establishing multi-year performance goals during the final stages of the Company’s digital transformation and to ensure that the awards provided strong retention impact.

The following abbreviated corporate performance matrix shows the threshold, target and stretch goals for 2007 and the resulting performance percentage.

	GCG Digital Revenue Growth
Consumer Inkjet Printer Net Revenue	3.0%	6.0%	9.0%
(in millions)	(Threshold)	(Target)	(Stretch)
$ 53 (Threshold)	0%	50%	100%
77 (Target)	50%	100%	150%
149 (Stretch)	100%	150%	200%

Awards are earned under the plan based on an executive’s target allocation multiplied by the applicable performance percentage. If results exceed threshold, the Committee will determine the performance percentage based on interpolation. If results fall below threshold all awards under the program would be forfeited. The maximum number of performance stock units that may be earned by an executive is 200% of the executive’s target allocation.

The threshold, target and maximum number of shares allocated to our Named Executive Officers under the 2007 Leadership Stock performance cycle are shown in the Grants of Plan-Based Awards Table on page 57 of this Proxy Statement.

Committee Decision and Analysis

For 2007, the Company achieved a GCG Digital Revenue Growth of 7%, which was above the target level. The Company also achieved a Consumer Inkjet Printer Net Revenue that was slightly above the threshold level. Based on these results, the performance percentage for the 2007 cycle was 73%. The actual number of shares earned by each Named Executive Officer for the 2007 cycle was determined by multiplying each officer’s target award allocation by 73%. As a result, our Named Executive Officers earned the following number of restricted share units, which are subject to a subsequent two-year time-based vesting requirement: Mr. Perez (73,475); Mr. Sklarsky (23,360); Mr. Faraci (13,709); Mr. Langley (13,709); and Ms. Hellyar (13,709). These restricted share units will vest on December 31, 2009 if service conditions are satisfied.

Leadership Stock — 2006 - 2007 Performance Cycle Awards

In 2006, as in prior years, the 2006 - 2007 performance cycle had a two-year performance cycle and a one-year subsequent vesting requirement. Similar to the 2007 performance cycle described above, awards are earned based on an executive’s target allocation multiplied by the applicable performance percentage derived from the performance formula established for the particular performance cycle. For the 2006 - 2007 performance cycle, the program’s sole performance metric was digital earnings from operations (DEFO). DEFO is a non-GAAP performance metric that measures total earnings from the Company’s digital strategic product groups included within earnings from continuing operations, before: 1) restructuring charges; 2) interest; 3) other (income) charges, net; and 4) income taxes. This performance was selected by the Committee to further encourage and reinforce executive actions implementing Kodak’s transition to a digital technology company. As determined by the Committee in March 2006, in order to achieve any payout under the 2006-2007 Leadership Stock performance cycle, the Company’s aggregate DEFO for the two-year period from January 1, 2006 to December 31, 2007 would need to be greater than $750 million. In order to achieve 100% of the target award allocation, the Company’s aggregate DEFO would need to equal $1 billion. The maximum payout under the program, equal to 200% of target allocation, would require a DEFO equal to $1.15 billion. If results fell between these DEFO targets, the Committee would determine a percentage payout based on interpolation.

Committee Decision and Analysis

Our Named Executive Officers did not earn any shares for the 2006-2007 Leadership Stock performance cycle. The DEFO achieved by the Company for the 2006 - 2007 performance period was $519 million, less than the threshold DEFO target of $750 million. Given Kodak’s sale of its Health Group on April 30, 2007, the DEFO achieved by the Company fell short of the threshold DEFO target because the actual DEFO result did not include results from the Health Group for the entire two-year performance period. The DEFO target established by the Committee in 2006 at the beginning of the performance period had taken into account results from the Health Group for two years. In light of the rules regarding the deductibility of compensation under Section 162(m) of the Code, the Committee did not adjust the performance formula under the plan for Named Executive Officers.

Initial Hire Grants and Ad Hoc Awards

In addition to annual equity awards, our Named Executive Officers may receive stock options and time-based restricted stock grants in connection with the commencement of their employment, as a result of a promotion or for retention purposes. The objectives of these grants are to encourage hiring, retention and stock ownership and to align an executive’s interest with those of our shareholders. On occasion, the Committee may also grant one-time, ad hoc stock option awards to reward an executive for superior individual performance.

In 2007, the Committee revised its policy regarding the number of stock options granted to an individual upon election to a Company officer. The Committee increased the size of the award to a level it determined to be appropriate in recognition of an individual’s promotion and increase in responsibilities. In determining the new policy award levels, the Committee did not engage in a formal benchmarking process, but did seek recommendations from management and its independent compensation consultant regarding award levels that would be both reasonable and adequate to recognize and reward an individual’s promotion. Based on this advice, the Committee increased the award levels as follows:

  Upon election to Assistant Officer, the number of stock options to be awarded increased from 2,500 to 5,000.

  Upon election to Vice President, Controller, Corporate Secretary or Treasurer, the number of stock options to be awarded increased from 5,000 to 10,000.

  Upon election to Senior Vice President, the number of stock options to be awarded increased from 10,000 to 15,000.

  Upon election to Executive Vice President, the number of stock options to be awarded increased from 15,000 to 20,000.

Mary Jane Hellyar was the only Named Executive Officer to receive a non-annual equity award in 2007 in recognition of her election to Executive Vice President. In accordance with the Company’s revised policy described above, Ms. Hellyar received a grant of 20,000 stock options with an exercise price of $28.44, equal to the fair market value of our common stock on the date of grant of the award. This award was made in accordance with the Board of Directors Policy on Equity Awards, discussed further on page 48 of this Proxy Statement.

EXECUTIVE COMPENSATION POLICIES RELATING TO INCENTIVE PLANS

Share Ownership Program

Under our Share Ownership Program, our Section 16 Executive Officers are expected, over time, to acquire a significant ownership stake in the Company equal to at least one to five times their base salary amounts, depending on the executive’s position. Details regarding this program are on page 33 of this Proxy Statement. The Committee believes this program furthers its objective of closely aligning the interests of our executives with those of our shareholders.

Equity Grant Timing Practices

All stock options granted to Named Executive Officers in 2007 were granted in accordance with our Board of Directors Policy on Equity Awards approved by the Board effective as of January 1, 2007. In accordance with this policy, our grant timing guidelines are as follows:

Regular Annual Grant Dates. Annual grants of stock options are approved at the Committee’s regularly scheduled December meeting. If grants of stock options are to be awarded, the grant date for such options will be the date of the December meeting in which the grants were approved.

Grant Dates for Ad Hoc and New Hire Equity Awards. For awards to Section 16 Executive Officers, the grant date for any ad hoc or new hire equity award approved in a meeting of the Committee will be:

  The date of the Committee meeting in which the award is approved in the case of an ad hoc equity award; or

  The next regularly scheduled Committee meeting following the first date of employment in the case of an equity award to a new hire.

The grant date of any ad hoc or new hire equity award approved by unanimous written consent of the Committee will be the next regularly scheduled Committee meeting following:

  The date of execution of the unanimous consent in the case of an ad hoc equity award; or

  The first date of employment in the case of an equity award to a new hire.

The exercise price of any stock options awarded will be the fair market value of the Company’s common stock on the grant date as defined in the applicable equity compensation plan.

Policy on Qualifying Compensation

When designing all aspects of compensation, the Company considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1 million paid to certain executives, other than “performance-based” compensation meeting certain requirements. Annual bonuses payable under our EXCEL plan are designed to satisfy the requirements for “performance-based” compensation as defined in Section 162(m) of the Code. Stock options and Leadership Stock are also intended to satisfy the requirements for “performance-based” compensation under Section 162(m) of the Code. While these plans are designed to operate in a manner that are intended to qualify as “performance-based” under Section 162(m) of the Code, the Committee may administer the plans in a manner that does not satisfy the requirements of Section 162(m) of the Code in order to achieve a result that the Committee determines to be appropriate. While the Committee considers the impact of the tax treatment, the primary factor influencing program design is the support of business objectives. Generally, whether or not compensation will be deductible under Section 162(m) of the Code will be an important, but not be the decisive factor, with respect to the Committee’s compensation determinations.

Policy on Recoupment of Bonuses in the Event of Certain Financial Restatements

In 2006, the Board adopted a policy that permits the Board to seek to recover, to the extent permitted under applicable local law, any performance-based bonus awarded to a Named Executive Officer under EXCEL if an executive’s fraud or misconduct caused or partially caused the need for significant financial restatement and if the bonuses would have been lower as a result of the restatement. The policy is more fully discussed on page 22 of this Proxy Statement.

OTHER COMPENSATION ELEMENTS

Retirement Plans

The Company offers a tax-qualified defined benefit plan comprised of a cash balance component and a traditional defined benefit component (KRIP) and tax-qualified 401(k) defined contribution plan (SIP), which cover virtually all U.S. employees. In addition to these tax-qualified retirement plans, the Company provides supplemental non-qualified retirement benefits to our Named Executive Officers under the Kodak Unfunded Retirement Income Plan (KURIP) and the Kodak Excess Retirement Income Plan (KERIP). KURIP and KERIP are unfunded retirement plans that are designed to provide our executives with pension benefits that make up for the Code’s limitations on allocations and benefits that may be paid under KRIP. None of our Named Executive Officers has an accumulated benefit under KERIP. The details of KRIP and KURIP are described under the Pension Benefits Table on page 63 of this Proxy Statement.

The Company believes that our tax-qualified retirement plans and non-qualified supplemental retirement plans enhance our executive compensation package. The primary objective of our retirement plans is to attract and retain our employees.

Supplemental Individual Retirement Arrangements

We have also entered into individual letter agreements with our Named Executive Officers, except Ms. Hellyar, to provide additional retirement benefits beyond those available under our tax-qualified retirement plans and non-qualified supplemental retirement plans. For some of our Named Executive Officers, these agreements provide for additional years of service in calculating their benefits under KRIP and KURIP.

Supplemental individual retirement arrangements were necessary to attract and retain certain Named Executive Officers who would accrue less than competitive benefits under the Kodak retirement plans due to their short service with the Company. The benefits provided to our Named Executive Officers under any individual retirement arrangement are described following the Pension Benefits Table on page 63 of this Proxy Statement.

Deferred Compensation Plan

The Company maintains a non-qualified deferred compensation plan for its executives, known as the Eastman Kodak Company 1982 Executive Deferred Compensation Plan (EDCP). The plan permits the Company’s executives to defer a portion of their base salary and annual bonus awards. Each fall, the Company’s executives may elect to defer base salary for the following year and up to a portion of any bonus earned under EXCEL the following year. The plan is intended to promote retention by providing our executives with a long-term savings opportunity on a tax-deferred basis. The details of this plan are described under the Non-Qualified Deferred Compensation Table on page 66 of this Proxy Statement. In 2007, the Committee froze the receipt of new monies into this plan in 2008 due to its low utilization and its administrative cost.

Perquisites

The primary perquisites that all our Named Executive Officers receive are financial counseling services, home security services, personal umbrella liability insurance coverage, occasional use of the Company’s driver service and executive physicals. The executive physical perquisite is not available beyond 2007 due to its low utilization and high cost.

Our executive security program requires our CEO to use Company aircraft for all air travel, whether personal or business. Our Named Executive Officers, other than our CEO, also on occasion, with CEO approval, use corporate aircraft with their spouses for personal travel. The Company provides most of these perquisites primarily for security related reasons, to maximize an executive’s time spent on Kodak business or to attract and retain our Named Executive Officers. The compensation attributed to our Named Executive Officers for 2007 and required to be reported for these perquisites is included in the Summary Compensation Table on page 51 of this Proxy Statement.

SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

Severance Arrangements

Our Named Executive Officers are responsible for the continued success of the Company and the execution of the Company’s strategic plan to transform the Company from a traditional products and services company to a digital technology company. The Committee believes that it is important to provide our senior management some measure of financial security in the event their employment is terminated without cause. Most of our Named Executive Officers have an individual letter agreement that provides various severance benefits in the event their employment is terminated under various circumstances. These individual letter agreements were negotiated at the time each Named Executive Officer commenced employment with the Company or later in connection with entering into a retention arrangement to provide for the executive’s continued employment and are consistent with guidelines established by the Committee for executive severance. Especially during the Company’s digital transformation process, our individual severance arrangements are designed to serve as a retention tool and to eliminate any reluctance of executives and employees to implement the Company’s strategic plan. In certain instances, an executive’s successful completion of his or her responsibilities may result in the elimination of his/her job. These arrangements also provide an incentive for individuals to sign a release of claims against the Company, to refrain from competing with the Company and to cooperate with the Company both before and after their employment is terminated.

Mr. Perez’s individual severance arrangement provides him with severance benefits that are payable in the event his employment is terminated by the Company without “cause” or if he terminates for “good reason.” Under their individual severance arrangements, Messrs. Faraci, Sklarsky and Langley and Ms. Hellyar are entitled to severance benefits for termination by the Company without “cause.” The arrangements for Mr. Sklarsky and Ms. Hellyar also provide them with severance benefits upon their long-term disability. For purposes of these severance arrangements, the definitions of “cause” vary slightly among the relevant individual letter agreements negotiated between the Company and the Named Executive Officers. When approving any letter agreement for employment or retention, the Committee focuses on the severance triggers relative to each executive’s position and responsibilities.

Our severance arrangements with our Named Executive Officers also provide for the treatment of other compensation provided under the Company’s annual bonus plan, equity plans and retirement plans. For additional information regarding the potential severance benefits payable to our Named Executive Officers under various circumstances see the description under the Severance Benefits Tables beginning on page 72 of this Proxy Statement.

Change-in-Control Arrangements

Consistent with our compensation philosophy, we believe that the interests of our shareholders are best served if the interests of our senior management are aligned with theirs. To this end, our Executive Protection Plan, which the Company adopted in 1992, provides for enhanced change-in-control severance benefits for our Named Executive Officers to reduce any reluctance of our Named Executive Officers to support potential change-in-control transactions and to promote the continued employment and dedication of our Named Executive Officers without distraction. The Committee believes that these change-in-control benefits also encourage smooth transition of management in the event of a change-in-control. The terms of the Executive Protection Plan are more fully described on page 75 of this Proxy Statement.

Certain of our other employee benefit and compensation plans also provide enhanced benefits to our Named Executive Officers after a change-in-control. These benefits are designed to protect our Named Executive Officers against possible loss of promised benefits after a change-in-control. Additional plan terms and the treatment of any benefits after a change-in-control under the Company’s retirement and welfare plans, deferred compensation plan, EXCEL plan and equity incentive plans are described below after the Change-in-Control Severance Payments Table on page 78 of this Proxy Statement.

Committee Decision and Analysis

In 2007 the Company undertook a review of change-in-control benefits. This review was initiated to understand the positioning of Kodak plans in relation to best practices from governance, competitive and potential cost perspectives. Based on the review, the Committee adopted a provision in which the pension enhancement provided under the Company’s plans known as the Kodak Retirement Income Plan (KRIP) and the Kodak Unfunded Retirement Income Plan (KURIP) would be eliminated gradually over a five-year period (i.e., the age and service enhancement would decline annually in equal increments). This change was made in recognition of: 1) comparison with market competitive practices; and 2) the high potential costs of the provision in the event of a change-in-control transaction. The Committee decided to retain the change in control provisions in other compensation and benefit programs with the intention of reviewing these provisions again in 2008.

■ Compensation of Named Executive Officers

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation of each of our Named Executive Officers (NEO) for 2006 and 2007.

								Change in
								Pension
								Value and
								Non-
							Non-Equity	qualified
Name and							Incentive	Deferred
Principal					Stock Awards	Option	Plan	Comp.	All Other
Position	Year	Salary (1)	Bonus		(2)	Awards (3)	Comp. (4)	Earnings (5)	Comp. (6)	Total
A.M. Perez	2007	$1,096,168	—		$1,515,177	$2,444,914	$3,324,750	$519,560	$377,865	$9,278,434
Chairman & CEO	2006	1,096,168	$690,525	(7)	1,801,792 (8)	1,704,007	—	3,214,598	269,020	8,776,110
F.S. Sklarsky	2007	597,911	—		649,584	383,486	900,000	104,165	37,504	2,672,650
EVP, CFO(9)	2006	91,986	75,000	(10)	74,781	78,333	—	18,303	2,539	340,942
P.J. Faraci	2007	606,879	—		257,987	503,845	1,066,158	386,094	31,362	2,852,325
President & COO	2006	518,188	130,572	(7)	179,631	381,227	—	319,305	42,614	1,571,537
J.T. Langley	2007	498,258	—		199,394	520,455	785,750	212,069	54,486	2,270,412
SVP(11)	2006	498,258	150,550	(12)	160,299	291,079	490,000	171,160	58,400	1,819,746
M.J. Hellyar EVP,	2007	488,293	—		234,000	616,539	637,980	4,093	2,653	1,983,558
President - FPG	2006	484,843	130,634	(7)	211,734	279,322	—	1,102,430	10,349	2,219,312

(1)	This column reports base salary earned by each of our Named Executive Officers. See page 40 of this Proxy Statement for a discussion and analysis of base salary levels. Mr. Faraci’s base salary increased in March 2007 from $520,000 to $600,000 and in September 2007 to $700,000 in connection with his initial promotion to co-lead the Chief Operating Office and his subsequent promotion to President and Chief Operating Officer.

(2)	This column reports the compensation cost recognized by the Company for financial statement reporting purposes in accordance with SFAS 123R, without any reduction for risk of forfeiture, for all stock awards (including Leadership Stock, restricted stock, restricted stock units and 2006 Executive Performance Share Program (EPSP)) during each year reported. The value disclosed represents the annual aggregate expense for stock awards granted in 2007 and in prior years as compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to SFAS 123R without any reduction for risk of forfeiture. The assumptions used to calculate the value of the awards are the same as that used for our stock-based compensation disclosure discussed in Note 21 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 27, 2008.

(3)	This column reports the compensation cost recognized by the Company for financial statement reporting purposes in accordance with SFAS 123R, without any reduction for risk of forfeiture, in each year reported related to stock options, including stock options granted in 2007 and in prior years as compensation cost is recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award. The following table includes the assumptions used to calculate the compensation expense reported for 2006 and 2007 on a grant-date basis. Compensation cost is initially measured based on the grant date fair value of an award, determined pursuant to SFAS 123R without any reduction for risk of forfeiture.

		Grant		Expected		Expected
	NEOs	Date Fair Value	Risk-Free	Option	Expected	Dividend
	Receiving	of Award	Rate	Life	Volatility	Yield
Grant Date	Award	($)	(%)	(years)	(%)	(%)
12/6/2004	P.J. Faraci	9.20	3.34	4	36.470	1.56
12/10/2004	A.M. Perez	9.20	3.34	4	36.470	1.56
	J.T. Langley	9.20	3.34	4	36.470	1.56
	M.J. Hellyar	9.20	3.34	4	36.470	1.56
1/17/2005	M.J. Hellyar	9.27	3.57	4	35.700	1.53
5/12/2005	P.J. Faraci	7.46	3.59	4	35.190	1.82
6/1/2005	A.M. Perez	7.46	3.59	4	35.190	1.82
	P.J. Faraci	7.46	3.59	4	35.190	1.82
	J.T. Langley	7.46	3.59	4	35.190	1.82
	M.J. Hellyar	7.46	3.59	4	35.190	1.82
12/7/2005	A.M. Perez	8.65	4.46	7	34.730	2.06
12/7/2005	P.J. Faraci	7.44	4.43	5	34.370	2.15
	J.T. Langley	7.44	4.43	5	34.370	2.15
	M.J. Hellyar	7.44	4.43	5	34.370	2.15
2/1/2006	P.J. Faraci	7.82	4.83	5	34.090	1.86
12/12/2006	A.M. Perez	9.40	4.45	7	35.314	1.90
	F.S. Sklarsky	9.40	4.45	7	35.314	1.90
12/12/2006	P.J. Faraci	7.66	4.45	5	32.502	1.98
	J.T. Langley	7.66	4.45	5	32.502	1.98
	M.J. Hellyar	7.66	4.45	5	32.502	1.98
10/16/2007	M.J. Hellyar	5.18	3.16	4	30.580	2.02
12/11/2007	A.M. Perez	7.70	3.59	7	35.150	1.90
	F.S. Sklarsky	7.70	3.59	7	35.150	1.90
12/11/2007	P.J. Faraci	5.18	3.16	4	30.580	2.02
	M.J. Hellyar	5.18	3.16	4	30.580	2.02

(4)	Amounts represent incentive compensation paid under the EXCEL plan as well as any individual incentive plans in 2006 and 2007. See the Grants of Plan-Based Awards in 2007 table for the potential payouts for each Named Executive Officer depending on the outcome of performance. For a description of the performance criteria, see “2007 EXCEL Plan Design and Performance Results – Performance Metrics” under the Compensation Discussion and Analysis. Mr. Langley's amount for 2007 includes $212,250 paid under his individual bonus plan described below on page 58 of this Proxy Statement and $573,500 paid under EXCEL. In accordance with EXCEL and our share ownership program, Mr. Faraci and Ms. Hellyar received the above-target portion of their EXCEL bonus in the form of fully-vested shares of common stock, which were awarded on March 27, 2008. Most Named Executive Officers did not receive any non-equity incentive compensation in 2006 because no EXCEL awards were earned in 2006. Mr. Langley's amount for 2006 represents his award for the 2006 performance period under his individual bonus plan for 2006.

(5)	This column reports the aggregate change in the present value of the Named Executive Officer's accumulated benefits under KRIP, KURIP and supplemental individual retirement arrangements, to the extent a Named Executive Officer participates, and the estimated above-market interest, if any, earned during the year on deferred compensation balances. The breakdown of these figures is shown in the table below:

	2006			2007

	Pension	Above-Market	Total	Pension	Above-Market	Total
Executive	Value	Interest (a)	Value	Value (b)	Interest (a)	Value
A.M. Perez (c)	$3,192,022	$22,576	$3,214,598	$491,469	$28,091	$519,560
F.S. Sklarsky	18,303	—	18,303	104,165	—	104,165
P.J. Faraci	319,305	—	319,305	386,094	—	386,094
J.T. Langley	144,232	26,928	171,160	167,844	44,225	212,069
M.J. Hellyar	1,098,877	3,553	1,102,430	0	4,093	4,093

(a)	A Named Executive Officer’s deferral account balances are credited with interest at the “prime rate” as reported in the Wall Street Journal, compounded monthly. Above-market interest is calculated as the difference between the prime rate and 120% of the Applicable Federal Rate (AFR) for the corresponding month.

(b)	The figures shown for the 2007 Pension Value are generally lower than those shown for 2006 because no EXCEL bonus was paid in 2007 (i.e., no bonus was earned under EXCEL for the 2006 performance period) and changes were made to the actuarial assumptions used when determining the actuarial present value of pension benefits. Among the changes in actuarial assumptions is the decision to project compensation for Named Executive Officers using the current target EXCEL bonus rather than the most recently paid EXCEL bonus. By changing this assumption, the future volatility of the change in the actuarial present value of accumulated pension benefits will be reduced. As a result of the changes to the assumptions, Ms. Hellyar’s accrual for 2007, in total, is negative (-$436,001) consisting of an increase in KRIP value of $45,430 offset by a decrease in KURIP value of $481,431. Ms. Hellyar does not have a supplemental individual retirement arrangement.

(c)	In addition to the reasons given in sub-footnote (b) above, the reduction in Mr. Perez’s Pension Value from 2006 to 2007 also reflects an increase in the 2006 value caused by his letter agreement dated February 27, 2007 changing the distribution form of his supplemental retirement benefit from an annuity to a lump-sum payment and modifying the age at which his supplemental retirement vests.

(6)	The table below shows the components of the All Other Compensation column:

				Security	Personal
		Tax	Financial	Services/	Aircraft
Name	401(k) Match	Gross-ups	Counseling	Systems	Usage (a)	Miscellaneous		Total
A. M. Perez	$0	$0	$7,000	$24,723	$340,007	$6,135	(b)	$377,865
F. S. Sklarsky	6,600	17,476	0	11,581	0	1,847	(c)	37,504
P. J. Faraci	6,600	0	0	1,267	22,264	1,231	(d)	31,362
J. T. Langley	6,600	0	0	609	27,099	20,178	(e)	54,486
M. J. Hellyar	0	0	1,195	861	0	597	(f)	2,653

(a)

The incremental cost to the Company for personal use of Company aircraft is calculated based on the direct operating costs to the Company, including fuel costs, FBO handling and landing fees, vendor maintenance costs, catering, travel fees and other miscellaneous direct costs. Fixed costs that do not change based on usage, such as salaries and benefits of crew, training of crew, utilities, taxes and general maintenance and repairs, are excluded.

Under our executive security program, the Company requires Mr. Perez to use Company aircraft for all travel, whether personal or business. Mr. Perez’s family members and guests occasionally accompany him on business trips and on trips when he uses the Company aircraft for personal purposes, at no additional cost to the Company.

Company policy provides that Company aircraft is to be used predominantly for the business of the Company. On rare occasions with the prior approval of the CEO, employees may fly on Company aircraft for personal purposes. The incremental cost of Mr. Faraci’s and Mr. Langley’s personal use of Company aircraft is reported in this column. At times, the executive’s spouse accompanied the executive on some of these trips and on some business trips at no additional cost to the Company.

(b)	For Mr. Perez, this amount includes transportation costs, personal use of the Company’s driver services, an executive physical, personal executive protection services, personal IT support and personal umbrella liability insurance coverage.

(c)	For Mr. Sklarsky, this amount includes personal umbrella liability insurance coverage and an executive physical.

(d)	For Mr. Faraci, this amount includes personal use of the Company’s driver services and personal umbrella liability insurance coverage.

(e)	For Mr. Langley, this amount includes personal use of the Company’s driver services, commercial airfare for personal trips for Mr. and Mrs. Langley, an executive physical and personal umbrella liability insurance coverage.

(f)	For Ms. Hellyar, this amount is for personal umbrella liability insurance coverage.

(7)	Represents a discretionary performance bonus received for 2006, granted by the Compensation Committee on February 27, 2007. One-half of the discretionary bonus was paid in cash, which is reported in this column. The remainder of the bonus was paid in shares of restricted stock each with a grant date fair value of $24.24 based on the closing market price of our shares of common stock on the date of grant. One-third of these shares will vest on each of the first three anniversaries of the grant date. The number of restricted shares awarded is shown in the Grants of Plan-Based Awards for 2007 table.

(8)	Represents the total compensation cost recognition by the Company for all stock awards held by Mr. Perez for 2006. The compensation cost recognized by the Company attributable to Mr. Perez’s stock awards reported in our 2006 proxy statement did not include any expense recognized for restricted stock units and was incorrectly reported as $1,299,982. As a result of this correction, the total compensation reported for Mr. Perez for 2006 increased from $8,374,300 to $8,776,110.

(9)	Mr. Sklarsky was hired by the Company in October 2006.

(10)	Represents a discretionary bonus received for 2006 pursuant to the terms of Mr. Sklarsky's offer letter dated September 19, 2006.

(11)	Mr. Langley’s position as President, GCG was eliminated by the Company. As a result, he left the Company on March 14, 2008.

(12)	Includes a $25,000 payment, a portion of a sign-on bonus, per Mr. Langley's August 2003 agreement, and a discretionary performance bonus received for 2006, granted by the Compensation Committee on February 27, 2007. One-half of the discretionary bonus was paid in cash, which is reported in this column. The remainder of the bonus was paid in shares of restricted stock, each with a grant date fair value of $24.24 based on the closing market price of our common stock on the grant date. One-third of these shares will vest on each of the first three anniversaries of the grant date. The number of restricted shares awarded is shown in the Grants of Plan-Based Awards for 2007 table.

EMPLOYMENT AND RETENTION ARRANGEMENTS

The material terms of each Named Executive Officer’s employment or retention arrangement with the Company are described below. The levels of salary, annual variable incentive compensation and long-term equity-based incentive compensation as well as the material considerations taken into account by the Compensation Committee in establishing those levels are described in Compensation Discussion and Analysis on page 38 of this Proxy Statement.

Antonio M. Perez

The Company employed Mr. Perez as President and COO under a letter agreement dated March 3, 2003. On May 10, 2005, in connection with Mr. Perez’s election as Chief Executive Officer and Chairman of the Board, the Compensation Committee modified the compensation-related terms of his employment. In addition to the compensation described elsewhere in this Proxy Statement, Mr. Perez is eligible to receive a base salary of $1,100,000 and a target award under the EXCEL plan of 155% of his base salary. Mr. Perez is eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided to other senior executives of the Company.

Under his March 3, 2003 letter agreement, Mr. Perez is also eligible to receive a supplemental unfunded retirement benefit, which is described on page 65 of this Proxy Statement. Mr. Perez’s letter agreement was amended by a letter agreement dated February 27, 2007 to provide that this supplemental retirement benefit will vest when he turns age 65, consistent with the Company’s mandatory retirement policy for our corporate officers. This February 27, 2007 letter agreement also provides that if Mr. Perez was terminated before June 1, 2007, he would have received the supplemental retirement benefit in a monthly annuity, with payments beginning the first month following the six-month anniversary of Mr. Perez’s termination and continuing until the end of 2007, with the remainder paid in a lump sum on or after January 1, 2008. However, if Mr. Perez is terminated after January 1, 2008, he will receive his supplemental retirement benefit in a lump sum following the six-month anniversary of his termination.

The term of Mr. Perez’s employment is indefinite but, according to his March 3, 2003 letter agreement, he will be eligible to receive certain severance benefits in connection with termination of his employment under various circumstances. For information regarding his potential severance payments and benefits, please read the narrative descriptions and tables beginning on page 68 of this Proxy Statement.

Frank S. Sklarsky

The Company employed Mr. Sklarsky as Chief Financial Officer under a letter agreement dated September 19, 2006. In addition to the compensation described elsewhere in this Proxy Statement, his letter agreement provides that Mr. Sklarsky is eligible to receive a base salary of $600,000 and a target award under the EXCEL plan of 75% of his base salary. The letter agreement was amended by a letter agreement dated September 26, 2006 to provide that Mr. Sklarsky was eligible to receive a cash award equal to $75,000, less any amount actually received under the EXCEL plan for the 2006 performance period. Mr. Sklarsky is eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided to other senior executives of the Company.

In addition, Mr. Sklarsky’s letter agreements provide that he is eligible to receive a supplemental retirement benefit, which is described under the Pension Benefits Table on page 65 of this Proxy Statement.

The term of Mr. Sklarsky’s employment is indefinite but, according to his September 19, 2006 letter agreement, he will be eligible to receive certain severance benefits in connection with termination of his employment under various circumstances. For information regarding his potential severance payments and benefits, please read the narrative descriptions and tables beginning on page 68 of this Proxy Statement.

Philip J. Faraci

The Company employed Mr. Faraci under a letter agreement dated November 3, 2004. In addition to the information provided elsewhere in this Proxy Statement, Mr. Faraci initially received a base salary of $520,000 and a target award under the EXCEL plan of 62% of his base salary. Mr. Faraci is eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided to other senior executives of the Company. Mr. Faraci’s letter agreement also provides him with a supplemental retirement benefit, as described on page 65 of this Proxy Statement.

Mr. Faraci’s letter agreement was amended by a letter agreement dated February 28, 2007 to provide for lump-sum payment of his supplemental retirement benefits. The terms of the February 28, 2007 agreement provide that if Mr. Faraci was terminated before June 1, 2007, he would have received his supplemental retirement benefit in a monthly annuity, with payments beginning the first month following the six-month anniversary of Mr. Faraci’s termination and continuing until the end of 2007, with the remainder paid in a lump sum on or after January 1, 2008. However, if Mr. Faraci is terminated after January 1, 2008, he will receive his supplemental retirement benefit in a lump sum following the six-month anniversary of his termination.

In connection with his promotion to co-lead the Chief Operating Office with Mr. Langley in March 2007, Mr. Faraci’s base salary was increased from $520,000 to $600,000 and his target EXCEL from 62% to 75% of his base salary. In September 2007, Mr. Faraci was promoted to President and Chief Operating Officer and his base salary was increased to $700,000 and his target award under the EXCEL plan was increased to 85% of his base salary.

The term of Mr. Faraci’s employment is indefinite but, according to his November 3, 2004 letter agreement, he will be eligible for certain severance benefits in connection with termination of his employment under various circumstances. For information regarding his potential severance payments and benefits in connection with termination of his employment under various circumstances, please read the narrative descriptions and tables beginning on page 68 of this Proxy Statement.

James T. Langley

The Company employed Mr. Langley under a letter agreement dated August 12, 2003. Under this agreement, Mr. Langley was eligible to receive a base salary of $475,000 and a target award under the EXCEL plan of 62% of his base salary. The letter agreement also provided Mr. Langley with a hiring bonus and additional relocation benefits.

To incent achievement of certain pre-established goals in the GCG, Mr. Langley’s letter agreement initially established an individual bonus plan, which provided for a target aggregate award of $1,000,000 for his performance through 2006. On February 28, 2007, Mr. Langley’s letter agreement was amended to extend his individual bonus plan through 2007 (which under his August 12, 2003 letter agreement expired on December 31, 2006) to continue to incentivize and reward achievement of certain pre-established goals in the GCG. This individual bonus plan was completely performance based with a maximum target and payout amount of $300,000. Our CEO established the performance goals which are described in further detail under the Grants of Plan-Based Awards in 2007 table. Mr. Langley would receive the maximum payout of the award if the GCG achieved 100% of the performance goals. If GCG did not achieve the performance goals, Mr. Langley would receive a portion of the maximum payout for 2007 if the threshold performance goals were met. Mr. Langley received an award of 70.75% of the maximum award, equal to $212,250, which was paid on March 6, 2008.

Under his August 12, 2003 letter agreement, Mr. Langley is also eligible to receive a supplemental retirement benefit, which is described under the Pension Benefits Table on page 63 of this Proxy Statement. This letter agreement was amended by a letter agreement dated February 28, 2007 to provide that his supplemental retirement benefit will be paid in a lump sum.

At the time of Mr. Langley’s employment, the Company agreed to pay the airfare for up to 10 roundtrip flights per year for both he and Mrs. Langley to travel between Rochester, NY and Boise, ID. For 2007, the amount of the Company-paid airfare for these trips is reflected in the “All Other Compensation” column to the Summary Compensation Table on page 51 of this Proxy Statement.

In connection with Mr. Langley’s planned separation from service with the Company, the Compensation Committee approved a leaving arrangement in 2007. The arrangement initially provided for a separation date of December 31, 2007, but this date was extended by the Compensation Committee in December 2007 for an additional three to six months in order for Mr. Langley to complete his work on several special projects. The leaving arrangement approved by the Compensation Committee provides Mr. Langley with severance payments and benefits upon his termination of employment. For information regarding these severance payments and benefits, please read the narrative descriptions and tables beginning on page 68 of this Proxy Statement. Mr. Langley’s last day of employment with the Company was March 14, 2008.

Under his August 12, 2003 letter agreement, Mr. Langley is eligible for certain relocation benefits in connection with his termination of employment. These include the payment of expenses related to the sale of his house in Rochester, New York and the shipment of his household goods to his permanent residence. The total amount of these expenses is estimated to be $65,000.

Mary Jane Hellyar

In addition to the information provided elsewhere in this Proxy Statement, Ms. Hellyar is eligible to receive a base salary of $490,000 and a target award under the EXCEL plan of 62% of her base salary. In February 2008, the Committee approved a 3% increase to her EXCEL target opportunity to recognize her expanded responsibilities as President of FPEG and to improve her competitive positioning of her total direct compensation.

The Company and Ms. Hellyar entered into a letter agreement dated August 18, 2006 to provide her with a restricted stock grant of 15,000 shares for retention purposes.

The term of Ms. Hellyar’s employment is indefinite but, according to her August 18, 2006 letter agreement, she will also be eligible for certain severance benefits in connection with termination of her employment under various circumstances. For information regarding her potential severance payments and benefits in connection with termination of her employment under various circumstances, please read the narrative descriptions and tables beginning on page 68 of this Proxy Statement.

On October 16, 2007, Ms. Hellyar was granted 20,000 stock options upon her election to Executive Vice President. There was no other change to her compensation associated with this election.

GRANTS OF PLAN-BASED AWARDS IN 2007

The compensation plans under which the grants were made in 2007 that are shown in the following table include the Company’s annual bonus plan (EXCEL), the 2005 Omnibus Long-Term Compensation Plan, which provides for the grant of stock options, restricted stock grants and performance stock units, and any individual non-equity incentive bonus plan in which a Named Executive Officer participated.

			Estimated Future Payouts Under			Estimated Future Payouts
			Non-Equity Incentive Plan			Under Equity Incentive Plan					Exercise	Grant Date Fair
			Awards (1)			Awards (2)			All Other		or Base	Value
									Stock	All Other	Price of	of Stock &
									Awards	Option	Option	Option
	Award	Grant	Threshold	Target	Max.	Threshold	Target	Max.	Or Units	Awards	Awards	Awards
Name	Description	Date	($)	($)	($) (3)	(#)	(#)	(#)	(#)	(#)	($)	($) (4)
A. M.	EXCEL	2/27/07	—	$1,705,000	$5,000,000
Perez	2007 LS	1/1/07				—	100,650	201,300				$2,596,770
	2006 Perf. Bonus	2/27/07							28,487			690,525
	Option Grant	12/11/07								397,460	$23.28	3,060,442
F. S.	EXCEL	2/27/07	—	450,000	3,000,000
Sklarsky	2007 LS	1/1/07				—	32,000	64,000				825,600
	Option Grant	12/11/07								109,890	23.28	846,153
P.J.	EXCEL	2/27/07	—	527,333 (5)	2,600,000
Faraci	2007 LS	1/1/07				—	18,780	37,560				484,524
	2006 Perf. Bonus	2/27/07							5,387			130,581
	Option Grant	12/11/07								130,490	23.28	675,938
J. T.	EXCEL	2/27/07	—	310,000	2,500,000
Langley	2007 LS	1/1/07				—	18,780	37,560				484,524
	2006 Perf. Bonus	2/27/07							5,179			125,539
	Indiv. Bonus Plan	2/27/07	—	300,000	300,000
M. J.	EXCEL	2/27/07	—	303,800	2,450,000
Hellyar	2007 LS	1/1/07				—	18,780	37,560				484,524
	2006 Perf. Bonus	2/27/07							5,389			130,629
	Option Grant	12/11/07								69,920	23.28	362,186
	Promotion Grant	10/16/07								20,000	28.44	103,600

(1)	The amounts shown for the “Threshold,” “Target” and “Maximum” levels represent the possible payouts for 2007 under the EXCEL plan as well as Mr. Langley’s individual bonus plan. There is no amount in the “threshold” level for either the EXCEL plan or the individual bonus plan as the potential payouts can range from zero to the maximum amount allowable under the respective plan based on performance. Actual payouts for 2007 are disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(2)	The amounts shown represent the “threshold,” “target” and “maximum” number of shares of common stock that Named Executive Officers can earn under the 2007 Leadership Stock (LS) performance cycle. There is no amount in the “threshold” level as participants can earn any amount between zero and the maximum award payable, depending on performance.

(3)	The maximum amounts for the EXCEL plan represent the maximum payout permitted under the plan in accordance with the formula established under the plan. The maximum bonus payout for the EXCEL plan is the lesser of: 1) 10% of the corporate funding pool determined in accordance with performance against the pre-established performance targets; 2) 500% of a Named Executive Officer’s annual base salary as of December 31, 2006; or 3) $5 million. The maximum amount shown for the EXCEL plan is the lesser of 500% of annual base salary or $5 million since the amount representing 10% of the corporate funding pool is not determinable as of the beginning of the year. The maximum payout shown for Mr. Langley’s individual bonus plan is the maximum payout under his plan.

(4)	The amounts shown represent full grant date fair value, as calculated in accordance with SFAS 123R.

(5)	Due to two promotions throughout the year, Mr. Faraci had three target bonus percentages during fiscal 2007; in accordance with Company policy, the target bonus shown in the table above represents Mr. Faraci's end-of-year salary multiplied by the weighted average target bonus percentage during fiscal 2007.

EXCEL Plan

EXCEL (Executive Compensation for Excellence and Leadership) is our short-term variable incentive plan for executives. For a discussion of the EXCEL plan, target allocations for our Named Executive Officers and the award earned under the plan for 2007 performance, see the discussion in the “Compensation Discussion and Analysis” under the heading “Annual Variable Pay.”

2007 Leadership Stock

On December 12, 2006, the Compensation Committee approved a performance stock allocation to each Named Executive Officer pursuant to the 2007 performance cycle of the Leadership Stock Program. The allocations became effective on January 1, 2007. Leadership Stock may be earned by our executives at the end of a performance cycle if the Company achieves the aggregate performance target established for the performance cycle. The actual number of stock units earned by an executive is based on the executive’s target allocation multiplied by the applicable performance percentage based on the Company’s performance. Any unearned units are forfeited at the end of the performance period. The performance metrics established for the 2007 performance cycle are discussed in the “Compensation Discussion and Analysis” under the heading “Leadership Stock – 2007 Performance Cycle Awards.”

For the 2007 Leadership Stock performance cycle, the payment of any stock units earned under the program for the 2007 performance cycle is delayed for two years contingent on the executive’s continued employment with the Company. During this two-year vesting period, dividend equivalents accrue on the stock units, but payment of the dividends is also subject to this two-year vesting period. At the end of the two-year period, the stock units and the dividend equivalents earned on these stock units are paid to the executive in the form of shares of Company common stock. All shares earned under the Leadership Stock program are granted under the Company’s 2005 Omnibus Long-Term Compensation Plan.

2006 Performance Bonus

One-half of the discretionary bonus awarded to Named Executive Officers for performance in 2006 was awarded in the form of restricted shares of Company common stock. These awards were granted on February 27, 2007 and assuming continued employment will vest in equal installments on each of the first three anniversaries of the grant date, subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change-in-Control” later.

Individual Bonus Plan

Mr. Langley is eligible to earn a cash bonus under an individual bonus plan established to incent achievement of certain pre-established goals in the GCG for the 2007 performance year. The target and maximum payout under the plan was $300,000. At the beginning of the year, our CEO established the following four equally weighted performance goals, which were approved by the Compensation Committee: 1) solidify and operationalize the GCG operating structure; 2) deliver an accepted, cohesive and comprehensive graphic communications strategy; 3) reduce SG&A targets at the business unit and corporate center level; and 4) drive GCG financial performance, specifically GCG Digital Revenue Growth, GCG Earnings from Operation and GCG Contribution Earnings from Operations. The first three goals focused on the integration of GCG into Kodak’s operating structure. The fourth goal relating to GCG financial performance had a minimum threshold of achieving one of three specified financial metrics: Digital Revenue Growth, Earnings from Operations and Contribution Earnings from Operations. The minimum goal for Digital Revenue Growth was 6% with a target of 7%. The Earnings from Operations minimum goal was 4% with a target of 6%. The Contribution EFO minimum goal was $275 million with a target of $296 million.

The first two goals have qualitative metrics, which the CEO and Compensation Committee determined Mr. Langley completed as defined. The third goal had a minimum threshold of achieving either business unit or corporate center level SG&A targets. The business unit SG&A run rate was achieved, while the targeted SG&A for the corporate center was not achieved, although significantly improved. With respect to the fourth goal relating to GCG financial performance, only one of the performance metrics was achieved. GCG achieved the Digital Revenue Growth goal with a result of 7%. GCG did not achieve the Earnings from Operations metric, instead delivering a 3.2% result. The Contribution EFO result was also below the established target range.

Based on these results and the CEO’s recommendation, the Compensation Committee determined to award Mr. Langley a bonus payment equal to 70.75% of target, equal to $212,250, which was paid on March 6, 2008. The calculation used by the Compensation Committee in the determination of this payout reflected the first two goals completed at 100% of target, the third goal completed at 50% of target and the fourth goal completed at 33% of target.

2007 Option Grants

On December 11, 2007, the Compensation Committee approved a non-qualified stock option grant for each Named Executive Officer. Stock options granted in 2007 have a seven-year term and vest in three substantially equal annual installments beginning on the first anniversary of the grant date. All stock options become fully vested and exercisable upon the third anniversary of the grant date. Upon termination of employment, all unvested stock options will be forfeited, except in certain cases. If a Named Executive Officer’s employment is terminated as a result of death, disability, transfer or divestiture (as defined in the plan), all unvested stock options will fully vest and will expire on the third anniversary date of the Named Executive Officer’s termination of employment. If a Named Executive Officer’s employment is terminated as a result of retirement, layoff, pursuant to a special separation program or for an approved reason, any unvested stock options will continue to vest and will expire three years after termination of employment. The exercise price of the stock options is $23.28, the mean between the high and low price at which the Kodak shares traded on the NYSE on the grant date. All options are granted under the Company’s 2005 Omnibus Long-Term Compensation Plan.

2007 Promotion Grant

In accordance with the Company’s policy, Ms. Hellyar received a promotion grant of 20,000 shares of non-qualified stock options under the Company’s 2005 Omnibus Long-Term Compensation Plan on October 16, 2007, in recognition of her election to Executive Vice President. The stock options will vest in substantially equal installments on each of the first three anniversaries of the date of grant and expire seven years from the grant date. The exercise price of the stock options is $28.44, the mean between the high and low price at which the Kodak shares traded on the NYSE on the grant date.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END TABLE (1)

The following table sets forth additional information concerning option awards and stock awards held by Named Executive Officers as of December 31, 2007, including awards granted during 2007 and described in the Grants of Plan-Based Awards Table.

	Option Awards					Stock Awards
	Number of	Number of		Option	Option	Number of	Market Value		Equity	Equity
	Securities	Securities		Exercise Price	Expiration	Shares or	of Shares or		Incentive Plan	Incentive Plan
	Underlying	Underlying		($)	Date	Units of Stock	Units of Stock		Awards	Awards:
	Unexercised	Unexercised				Held that Have	that Have Not		Number of	Market or
	Options (#)	Options (#)				Not Vested (2)	Vested (3)		Unearned	Payout Value
	Exercisable	Unexercisable				(#)	($)		Shares, Units	of Unearned
									or Other	Shares, Units
									Rights that	or Other
									Have Not	Rights that
									Vested (4)	Have Not
									(#)	Vested
Name										($)
A.M. Perez	500,000	0		$30.96	4/1/2013
	51,500	0		24.49	11/18/2010
	90,130	0		31.71	12/9/2011
	199,980	100,020	(5)	26.47	5/31/2012
	89,992	45,008	(6)	24.75	12/6/2012
	104,833	209,697	(7)	25.88	12/11/2013
	0	397,460	(8)	23.28	12/10/2014
						236,962	$5,182,348	(13)	0	$0
F.S. Sklarsky	33,330	66,670	(7)	25.88	12/11/2013
	0	109,890	(8)	23.28	12/10/2014
						73,360	1,604,383	(14)	0	0
P.J. Faraci	32,800	0		32.50	12/5/2011
	6,666	3,334	(9)	26.46	5/11/2012
	34,996	17,504	(5)	26.47	5/31/2012
	13,958	6,982	(6)	24.75	12/6/2012
	8,333	16,667	(10)	25.01	1/31/2013
	19,561	39,129	(7)	25.88	12/11/2013
	0	130,490	(8)	23.28	12/10/2014
						24,096	526,988	(15)	0	0
J.T. Langley	13,400	0		24.49	11/18/2010
	16,750	0		31.71	12/9/2011
	41,662	20,838	(5)	26.47	5/31/2012
	13,958	6,982	(6)	24.75	12/6/2012
	19,561	39,129	(7)	25.88	12/11/2013
						18,888	413,089	(16)	0	0

Number of	Number of	Option	Option	Number of	Market Value	Equity	Equity
Securities	Securities	Exercise Price	Expiration	Shares or	of Shares or	Incentive Plan	Incentive Plan
Underlying	Underlying	($)	Date	Units of Stock	Units of Stock	Awards:	Awards:
Unexercised	Unexercised	Held that Have	that Have Not	Number of	Market or
Options (#)	Options (#)	Not Vested (2)	Vested (3)	Unearned	Payout Value
Exercisable	Unexercisable	(#)	($)	Shares, Units	of Unearned
or Other	Shares, Units
Rights that	or Other
Have Not	Rights that
Vested (4)	Have Not
(#)	Vested
Name	($)
M.J. Hellyar	95	0	31.30	3/12/2008
3,000	0	31.30	3/31/2008
3,750	0	31.30	4/1/2008
273	0	31.30	3/11/2009
3,750	0	31.30	3/31/2009
2,000	0	31.30	5/2/2009
8,000	0	31.30	3/29/2010
6,333	0	31.30	1/11/2011
13,800	0	31.30	11/15/2011
16,830	0	36.66	11/21/2012
5,000	0	24.49	11/18/2010
5,000	0	31.71	12/9/2011
6,666	3,334	(11)	31.52	1/16/2012
33,330	16,670	(5)	26.47	5/31/2012
11,166	5,584	(6)	24.75	12/6/2012
19,561	39,129	(7)	25.88	12/11/2013
0	20,000	(12)	28.44	10/15/2014
0	69,920	(8)	23.28	12/10/2014
34,098	745,732	(17)	0	0

(1)	This table includes only those grants outstanding as of December 31, 2007; stock options that expired prior to the end of fiscal 2007 are excluded from this table.

(2)	This column represents outstanding grants of restricted stock, restricted stock units and the 2007 Leadership Stock award held by our Named Executive Officers.

(3)	The market value of unearned shares, units or other rights that have not vested was calculated using the closing price of Kodak common stock on December 31, 2007, which was $21.87, multiplied by the number of shares.

(4)	There are no unearned Leadership Stock awards outstanding as of December 31, 2007.

(5)	This option was granted on June 1, 2005 and will vest in substantially equal annual installments on the first three anniversaries of the grant date.

(6)	This option was granted on December 7, 2005 and will vest in substantially equal annual installments on the first three anniversaries of the grant date.

(7)	This option was granted on December 12, 2006 and will vest in substantially equal annual installments on the first three anniversaries of the grant date.

(8)	This option was granted on December 11, 2007 and will vest in substantially equal annual installments on the first three anniversaries of the grant date.

(9)	This option was granted on May 12, 2005 and will vest in substantially equal annual installments on the first three anniversaries of the grant date.

(10)	This option was granted on February 1, 2006 and will vest in substantially equal annual installments on the first three anniversaries of the grant date.

(11)	This option was granted on January 17, 2005 and will vest in substantially equal annual installments on the first three anniversaries of the grant date.

(12)	This option was granted on October 16, 2007 and will vest in substantially equal annual installments on the first three anniversaries of the grant date.

(13)	Mr. Perez's unvested stock awards include: (i) the remaining 50,000 unvested shares of a restricted stock award granted on April 2, 2003, which will vest on April 2, 2008; (ii) a restricted stock award of 60,000 shares, granted on June 1, 2005, which will vest 50% on June 1, 2008 and 50% on June 1, 2010; (iii) a restricted stock award of 28,487 shares, granted on February 27, 2007, which will vest in equal installments on February 27, 2008, 2009 and 2010; (iv) the remaining 25,000 unvested restricted stock units granted on October 1, 2003, which will vest on October 1, 2008; and (v) 73,475 performance stock units resulting from the 2007 Leadership Stock cycle which will vest on December 31, 2009 and be paid in the form of shares of common stock.

(14)	Mr. Sklarksy's unvested stock awards include: (i) a restricted stock award of 50,000 shares, granted on October 30, 2006, which will vest 50% on October 30, 2008 and 50% on October 30, 2010; and (ii) 23,360 performance stock units resulting from the 2007 Leadership Stock cycle which will vest on December 31, 2009 and be paid in the form of shares of common stock.

(15)	Mr. Faraci's unvested stock awards include: (i) the remaining 5,000 unvested shares of a restricted stock award granted on December 6, 2004, which will vest on December 6, 2009; (ii) a restricted stock award of 5,387 shares, granted on February 27, 2007, which will vest in substantially equal installments on February 27, 2008, 2009 and 2010; and (iii) 13,709 performance stock units resulting from the 2007 Leadership Stock cycle which will vest on December 31, 2009 and be paid in the form of shares of common stock.

(16)	Mr. Langley's unvested stock awards include: (i) a restricted stock award of 5,179 shares, granted on February 27, 2007, which will vest in substantially equal installments on February 27, 2008, 2009 and 2010; and (ii) 13,709 performance stock units resulting from the 2007 Leadership Stock cycle which will vest on December 31, 2009 and be paid in the form of shares of common stock. In connection with Mr. Langley’s termination without cause from the Company on March 14, 2008, he received “approved reason” and accelerated vesting with respect to the 5,179 restricted shares of the Company’s stock granted to him on February 27, 2007; and “approved reason” and accelerated vesting with respect to the performance stock units he earned under the 2007 performance cycle of the Leadership Stock Program, to be paid in January 2010 in the form of fully vested shares of the Company’s common stock.

(17)	Ms. Hellyar’s unvested stock awards include: (i) a restricted stock award of 15,000 shares, granted on July 17, 2006, which will vest 50% on July 17, 2009 and 50% on July 17, 2011; (ii) a restricted stock award of 5,389 shares, granted on February 27, 2007, which will vest in substantially equal installments on February 27, 2008, 2009 and 2010; and (iii) 13,709 performance stock units resulting from the 2007 Leadership Stock cycle which will vest on December 31, 2009 and be paid in the form of shares of common stock.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards (1)		Stock Awards

	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting	On Vesting (2)
Name	(#)	($)	(#)	($)
A.M. Perez	0	$0	32,660	$719,612
F.S. Sklarsky	0	0	0	0
P.J. Faraci	0	0	9,966	225,851
J.T. Langley	0	0	4,966	108,601
M.J. Hellyar	0	0	3,973	86,894

(1)	None of the Named Executive Officers exercised stock options in 2007.

(2)	This column represents the value of restricted stock that vested during 2007 and the award of shares earned under the 2006 EPSP. All awards represented in this column were valued using a stock price equal to the closing price on the vesting date. This column also includes the value of dividends earned on unvested performance stock units under the 2006 EPSP. The amount reported for Mr. Perez also includes 1,770 shares with a value of $44,066 representing vested in-kind dividends earned and deferred on vested and unvested restricted stock units.

PENSION BENEFITS FOR 2007

The Pension Benefits Table below shows the present value as of December 31, 2007 of the accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under KRIP, KURIP and, when applicable, their supplemental individual retirement arrangements. The methods and assumptions for calculating the present value of accumulated benefits generally follow those set forth in statement No. 87 under GAAP and are consistent with those used in our financial statements as described in Note 17 to the Notes to the Consolidated Financial Statements to the Company’s Form 10-K for the year ended December 31, 2007. The present value has been calculated for all Named Executive Officers, with the exception of Ms. Hellyar, assuming they will remain in service until the normal retirement age of 65, and that the benefit is payable as a lump sum. The present value of Ms. Hellyar’s accumulated benefit assumed a benefit commencement at age 60, when she would be entitled to retire without any benefit reduction, in the form of a straight life annuity.

		Number of Years	Present Value of	Payments During
		of Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
A.M. Perez	KRIP	4.75	$47,210	$0
	KURIP	4.75	615,196	0
	Individual Arrangement	15.63 (1)	5,837,041	0
F.S. Sklarsky	KRIP	1.17	11,580	0
	KURIP	1.17	22,621	0
	Individual Arrangement	1.17	88,266	0
P.J. Faraci	KRIP	3.08	26,096	0
	KURIP	3.08	95,693	0
	Individual Arrangement	7.49 (2)	688,651	0
J.T. Langley	KRIP	4.42	42,943	0
	KURIP	4.42	155,270	0
	Individual Arrangement	4.42	410,873 (3)	0
M.J. Hellyar	KRIP	25.17	749,404	0
	KURIP	25.17	1,996,345	0

(1)	Mr. Perez has been employed with the Company for 4.75 years as of December 31, 2007. Under his individual arrangement, he has accumulated 15.63 years, representing a difference of 10.88 years of additional service. Of Mr. Perez’s total accumulated benefit shown above, $4,062,581 is attributable to his additional credited service as of December 31, 2007.

(2)	Mr. Faraci has been employed with the Company for 3.08 years as of December 31, 2007. Under his individual arrangement, he has accumulated 7.49 years, representing a difference of 4.41 years of additional service. Of Mr. Faraci's total accumulated benefit shown above, $405,089 is attributable to his additional credited service as of December 31, 2007.

(3)	Mr. Langley terminated with the Company on March 14, 2008 so his actual payments will be $51,034 under KRIP, $168,509 under KURIP and $500,013 under his individual arrangement.

Tax-Qualified Retirement Plan (KRIP)

The Company funds a tax-qualified defined benefit pension plan (KRIP) for virtually all U.S. employees. Effective January 1, 2000, the Company amended the plan to include a cash balance component. KRIP’s cash balance component covers all new employees hired after March 31, 1999, including Messrs. Perez, Sklarsky, Langley and Faraci. Ms. Hellyar is the only Named Executive Officer who participates in KRIP’s traditional defined benefit component.

Cash Balance Component

Under KRIP’s cash balance component, a hypothetical account is established for each participating employee and, for every month the employee works, the employee’s account is credited with an amount equal to 4% of the employee’s monthly pay (i.e., base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays). In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate. Employees vest in their account balance after completing five years of service (three years effective January 1, 2008). Benefits under the cash balance component are payable upon normal retirement (age 65), vested termination or death. Participants in the cash balance component of the plan may choose from among optional forms of benefits such as a lump sum, a joint and survivor annuity, and a straight life annuity.

Traditional Defined Benefit Component

Under the traditional defined benefit component of KRIP, benefits are based upon an employee’s average participating compensation (APC). The plan defines APC as one-third of the sum of the employee’s participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to retirement or termination of employment. Participating compensation, in the case of the Named Executive Officers, is base salary and any EXCEL award, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee’s years of accrued service by the sum of (a) 1.3% of APC, plus (b) 1.6% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Participants in the traditional defined benefit component of the plan may choose from among optional forms of benefits such as a straight life annuity, a qualified joint and 50% survivor annuity, other forms of annuity or a lump sum.

An employee may be eligible for normal retirement, early retirement benefits, vested benefits or disability retirement benefits under the traditional defined benefit component depending on the employee’s age and total service when employment with the Company ends. An employee is entitled to normal retirement benefits at age 65. For early retirement benefits, an employee must have reached age 55 and have at least 10 years of service or have a combined age and total service equal to 75. Generally, the benefit is reduced if payment begins before age 65. An employee who has five or more years of vesting service with the Company will be entitled to a reduced vested benefit if employment with the Company is terminated before becoming eligible for normal retirement or early retirement benefits.

As of December 31, 2007, Ms. Hellyar is the only Named Executive Officer eligible for an early retirement benefit under the traditional defined benefit component of the plan.

Non-Qualified Supplemental Retirement Plans (KURIP and KERIP)

Each of our Named Executive Officers is eligible to receive benefits under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP is an unfunded non-contributory retirement plan. It provides pension benefits where benefits cannot be paid under KRIP and matching contributions cannot be made to the Company’s Savings and Investment Plan (SIP)(a 401(k) defined contribution plan), because of the limitation on the inclusion of earnings in excess of limits contained in Section 401(a)(17) of the Code (for 2006 and 2007, $220,000 and $225,000, respectively) and because deferred compensation is ignored when calculating benefits under KRIP and SIP.

For Named Executive Officers participating in the traditional defined benefit component of KRIP, the annual benefit is calculated by determining the amount of the retirement benefit to which the employee would otherwise be entitled under KRIP if deferred compensation were considered when calculating such benefit and the limits under Section 401(a)(17) of the Code were ignored, less any benefits earned under KRIP or under the Company’s excess benefit plan (KERIP). KERIP is further described in the Compensation Discussion and Analysis on page 38 of this Proxy Statement. As of December 31, 2007, none of our Named Executive Officers had any accrued benefit under KERIP.

For Named Executive Officers participating in the cash balance component of KRIP, the annual benefit under KURIP is calculated by crediting an executive’s account with an amount equal to 7% of an employee’s compensation that is ignored under KRIP because it is either deferred compensation or in excess of the Section 401(a)(17) compensation limit. The ongoing balance of the executive’s account earns interest at the 30-year Treasury bond rate.

Benefits due under KURIP are payable upon an employee’s termination of employment or death, as the plan administrator may determine. For benefits not subject to Section 409A of the Code, the plan administrator may select, in his/her sole discretion, the form of payment options available under KURIP. For benefits subject to Section 409A of the Code, participants who retire on or before January 1, 2008 elect the form of distribution. If an employee’s benefit under KRIP is subject to actuarial reduction, then any benefit payable under KURIP will also be subject to actuarial reduction.

Supplemental Individual Retirement Arrangements

Antonio M. Perez

Mr. Perez is eligible for a supplemental unfunded retirement benefit under the terms of his March 3, 2003 and February 27, 2007 letter agreements. Under these agreements, because Mr. Perez has been employed for three years, he will be treated as if eligible for the traditional defined benefit component of KRIP. For this purpose, he will be considered to have completed eight years of service with the Company and attained age 65. If, instead, Mr. Perez actually remains employed until age 65, he will be considered to have completed 25 years of service with the Company. Mr. Perez’s supplemental retirement benefit will be offset by his cash balance benefit under KRIP, KERIP and KURIP, and any Company matching contributions contributed to his account under SIP. Mr. Perez’s February 27, 2007 letter agreement also provided that if Mr. Perez had been terminated before June 1, 2007, he would have received his supplemental retirement benefit in a monthly annuity, with payments beginning the first month following the six-month anniversary of Mr. Perez’s termination and continuing until the end of 2007, with the remainder paid in a lump sum on or after January 1, 2008. However, if Mr. Perez is terminated after January 1, 2008, he will receive his supplemental retirement benefit in a lump sum following the six-month anniversary of his termination.

Frank S. Sklarsky

In addition to the benefit Mr. Sklarsky may be eligible for under the cash balance component, he is covered under a supplemental unfunded retirement benefit under the terms of his letter agreements dated September 19, 2006 and September 26, 2006. Under these agreements, the Company established a phantom cash balance account on behalf of Mr. Sklarsky. The Company agreed to credit the account by $100,000 each year for up to five years, beginning October 30, 2007. Any amounts credited to this account will earn interest at the same interest rate that amounts accrue interest under the cash balance benefit. In order to receive any of the amounts credited to this account, Mr. Sklarsky must remain continuously employed for at least five years unless the Company terminates his employment for a reason other than cause. Upon termination of employment, any vested amount will be payable in a lump sum within four weeks after the six-month waiting period required for compliance under Section 409A of the Code.

Philip J. Faraci

Mr. Faraci is eligible for a supplemental unfunded retirement benefit under the terms of his November 3, 2004 letter agreement. Under this agreement, he is eligible to receive an extra 1.5 years of credited service for each year he is employed, up to a maximum of 20 years of enhanced credited service. If Mr. Faraci remains employed for five years, he will be treated as if eligible for the traditional defined benefit component of KRIP, and will be considered to have completed 12.5 years of service with the Company. If, instead, he remains employed for 12 years, he will be considered to have completed 30 years of service with the Company. Mr. Faraci’s supplemental retirement benefit will be offset by his cash balance benefit under KRIP, KERIP and KURIP, any Company matching contributions contributed to his account under SIP and any retirement benefits provided to him pursuant to the retirement plan of any former employer.

Mr. Faraci’s letter agreement was amended by a letter agreement dated February 28, 2007 to provide for lump-sum payment of his supplemental retirement benefits. The terms of the February 28, 2007 agreement provide that if Mr. Faraci had been terminated before June 1, 2007, he would have received his supplemental retirement benefit in a monthly annuity, with payments beginning the first month following the six-month anniversary of Mr. Faraci’s termination and continuing until the end of 2007, with the remainder paid in a lump sum on or after January 1, 2008. However, if Mr. Faraci is terminated after January 1, 2008, he will receive his supplemental retirement benefit in a lump sum following the six-month anniversary of his termination.

James T. Langley

In addition to the benefit Mr. Langley may be eligible for under the cash balance component, he is also eligible for a supplemental unfunded retirement benefit under the terms of his August 12, 2003 offer letter. Under this agreement, the Company established a phantom cash balance account on behalf of Mr. Langley. For each full year of service he remains employed (up to a maximum of six years), the Company will credit the account with $100,000. The maximum the Company is obligated to credit to the account is $600,000. Any amounts credited to the account earn interest at the same rate that amounts accrue interest under the cash balance component. In order to receive any of the amounts credited to this account, Mr. Langley must remain continuously employed for at least three years unless his employment terminates for certain specified reasons.

Mr. Langley’s letter agreement was amended by a letter agreement dated February 28, 2007 to provide for a lump-sum payment of his supplemental retirement benefits. Under the leaving benefits approved by the Compensation Committee for Mr. Langley on September 21, 2007, Mr. Langley will receive service credit for the period beginning August 18, 2007 and ending on the date of his departure and, therefore, will receive a pro-rated portion of the $100,000 that would be credited to him if he remained employed through August 18, 2008.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2007

		Executive	Registrant	Aggregate		Aggregate	Aggregate
		Contributions	Contributions	Earnings in		Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY		Distributions	Last FYE
Name	Plan Name	($)	($)	($)		($)	($)
	Salary Deferral	$96,169 (1)	$0	$16,086	(2)	$0	$259,218	(3)
A.M. Perez	EDCP	0	0	84,207	(4)	0	1,092,315	(5)
	Deferred Stock Units	12,271 (6)	0	-222,687	(7)	0	1,421,445
F.S. Sklarsky	N/A	N/A	N/A	N/A		N/A	N/A
P.J. Faraci	N/A	N/A	N/A	N/A		N/A	N/A
J.T. Langley	Indiv. Bonus Deferral	479,497 (8)	0	78,058	(9)	0	1,094,672	(10)
	EDCP	0	0	79,861	(11)	0	1,035,937	(12)
M.J. Hellyar	EDCP	0	0	14,581	(13)	0	189,141	(14)

(1)	This amount represents a salary deferral of $96,169, which is also reported in the Summary Compensation Table for fiscal 2007.

(2)	This amount represents earnings during fiscal 2007 and includes $4,455 of above-market interest, which is also reported in the Summary Compensation Table for fiscal 2007. Named Executive Officers' deferral account balances are credited with interest at the “prime rate” as reported in the Wall Street Journal compounded monthly. Above-market interest is calculated as the difference between the prime rate and 120% of the Applicable Federal Rate (AFR) for the corresponding month.

(3)	This amount includes the 2006 salary deferral of $96,169 and the 2006 above-market interest of $2,054; these amounts are also reported in the Summary Compensation Table for fiscal 2006.

(4)	This amount represents earnings during fiscal 2007 and includes $23,636 of above-market interest, which is also reported in the Summary Compensation Table for fiscal 2007.

(5)	This amount includes the 2006 above-market interest of $20,522 which is also reported in the Summary Compensation Table for fiscal 2006.

(6)	This amount represents the aggregate value of net dividends paid on Mr. Perez’s unvested restricted stock units.

(7)	Includes the aggregate value of net dividends on vested restricted stock units and on the earned and deferred 2004 - 2005 Leadership Stock award; also reflects earnings attributable to changes in Kodak's stock price during fiscal 2007 (i.e. the closing price of $25.80 as of December 29, 2006 vs. the closing price of $21.87 as of December 31, 2007).

(8)	This amount represents the deferral of Mr. Langley's 2006 individual incentive plan (post FICA tax), which was paid and deferred in fiscal 2007. This amount is reported in the Summary Compensation Table for fiscal 2006.

(9)	This amount represents earnings during fiscal 2007 and includes $21,808 of above-market interest, which is also reported in the Summary Compensation Table for fiscal 2007.

(10)	This amount includes the 2006 above-market interest of $9,946, which is also reported in the Summary Compensation Table for fiscal 2006.

(11)	This amount represents earnings during fiscal 2007 and includes $22,417 of above-market interest, which is also reported in the Summary Compensation Table for fiscal 2007.

(12)	This amount includes the 2006 above-market interest of $16,982 which is also reported in the Summary Compensation Table for fiscal 2006.

(13)	This amount represents earnings during fiscal 2007 and includes $4,093 of above-market interest, which is also reported in the Summary Compensation Table for fiscal 2007.

(14)	This amount includes the 2006 above-market interest of $3,553 which is also reported in the Summary Compensation Table for fiscal 2006.

Executive Deferred Compensation Plan

The Company maintains the Eastman Kodak Company 1982 Executive Deferred Compensation Plan (EDCP) for its executives. Near the end of each year, the Company’s executives may elect to defer any portion of their base salary in excess of $50,000 for the following year and a portion of any EXCEL award earned for the following year. In 2007, the Compensation Committee froze the receipt of new monies into the plan in 2008 due to its low utilization and its administrative cost. The plan has only two investment options: an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. Participants may only invest amounts in the Kodak phantom stock account if they are, or were, subject to our stock ownership guidelines. Dividend equivalents on amounts invested in an executive’s phantom stock account are credited to an executive’s account in the form of additional stock units at the same rate as dividends are paid on shares of Company common stock. The plan’s benefits are neither funded nor secured.

Executives may elect to defer amounts under the plan for a fixed period of time during employment. After the period of fixed deferment, any account balance may be paid in a cash lump-sum payment as soon as administratively possible coincident with a pay cycle in September after the account is valued in August following the end of the deferment. Upon termination of employment, for amounts not subject to Section 409A of the Code, the Compensation Committee has the sole discretion to pay such amounts in a lump sum or in annual installments, not to exceed ten annual installments. For amounts subject to Section 409A of the Code, most Named Executive Officers filed a distribution election to be paid in a lump sum or in installments, provided that payments begin no later than when the executive reaches age 71. If an executive has not filed an election, then any amounts subject to Section 409A of the Code will be paid in a lump sum. Any amounts subject to Section 409A of the Code are subject to a further six-month waiting period following termination of employment in order to ensure compliance with Section 409A of the Code. Withdrawals prior to termination of employment are not permitted under the Plan except in cases of severe financial hardship not within the executive’s control, although amounts not subject to Section 409A of the Code may be withdrawn by an executive prior to termination of employment, provided that 10% of the amount withdrawn will be forfeited by the executive.

Salary and Bonus Deferral Program

To preserve the full deductibility for federal income tax purposes of our Chief Executive Officer’s base salary, Mr. Perez is required to defer that portion of his base salary that exceeds $1 million. The amount deferred each pay period bears interest at the same rate as described above for our EDCP. The deferred amounts and interest earned on these amounts are tracked through a notational account maintained by the Company. Amounts deferred are only payable upon Mr. Perez’s retirement from the Company in the form of a lump sum. The notational account is neither funded nor secured.

Under the terms of Mr. Langley’s offer letter described on page 55 of this Proxy Statement, Mr. Langley participated in an individual bonus plan established to incent achievement of certain pre-established goals in GCG for 2007. In February 2007, the Compensation Committee determined that Mr. Langley earned $490,000 under the bonus plan as a result of achievement of the 2006 performance goals. This amount, less applicable withholding, was contributed in February 2007 to an unfunded, deferred compensation account established on behalf of Mr. Langley. Any bonus amounts contributed to this account by the Company continue to bear interest at the prime rate, compounded annually, until they are distributed. Distributions from the account are subject to the same distribution rules as those in effect under our EDCP described previously.

Deferral of Stock Awards

Under the Company’s prior equity award programs, Named Executive Officers were at times permitted to defer the receipt of various equity awards to a date later than the date as of which they vest. Mr. Perez elected to defer awards earned under the Alternative Award of the Executive Incentive Plan under the 2002 - 2004 performance cycle of the Company’s Performance Stock Program, his restricted stock award granted on October 1, 2003 and performance stock units earned under the 2004-2005 performance cycle of the Leadership Stock Program. Each of these awards have fully vested as of December 31, 2007, with the exception of a portion of Mr. Perez’s October 1, 2003 restricted stock award which will vest on October 1, 2008.

All of these deferred awards are tracked through notational accounts maintained by the Company. For each share or unit deferred, the executive receives a phantom unit of our common stock in his account. Any stock dividends or amounts equivalent to dividends paid on our common stock are added to the executive’s notational account in the form of additional phantom units as they are paid at the same rate as dividends are paid on shares of our common stock. For these deferred awards, stock dividends were unrestricted, but are subject to the original payment terms of the underlying deferred award. The notational accounts are neither funded nor secured.

The payout, withdrawal and distribution terms are generally similar for each deferred award, other than the performance stock units earned under the 2004 - 2005 performance cycle of the Leadership Stock Program that were deferred by Mr. Perez. Pursuant to his deferral election, Mr. Perez will be entitled to receive a distribution following his termination of employment of all amounts in his deferred account attributable to these performance stock units (and any earnings thereon) in a lump-sum payment, in shares, as soon as administratively practicable in March of the following year after his termination of employment with the Company. If applicable, a six-month waiting period is required for compliance under Section 409A of the Code.

For all other deferred awards, upon termination of employment for any reason other than death, the amounts held in an executive’s notational accounts will be distributed in a single lump sum or in up to 10 annual installments as determined by the Compensation Committee at its sole discretion. The Compensation Committee will also have the discretion to pay the amounts in cash or in shares, or in any combination of both. Upon an executive’s death, the balance of an executive’s deferred account that is not subject to restriction will be paid in a lump-sum cash payment within 30 days after appointment of a legal representative of the deceased executive. With respect to any restricted portion of Mr. Perez’s deferred October 1, 2003 award of restricted stock, if Mr. Perez dies prior to the last day of the restricted period, his estate will be entitled to receive all of his unrestricted units of common stock credited to his deferred account and a pro rata share of the restricted units credited to his account.

Withdrawals prior to termination of employment are not permitted under the terms of the deferral program except in cases of severe financial hardship not within the executive’s control, as determined at the Compensation Committee’s sole discretion.

TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

Potential Payments upon Termination or Change-in-Control

Each of our Named Executive Officers is eligible to receive certain severance payments and benefits in connection with termination of employment under various circumstances. The potential severance benefits payable to our Named Executive Officers in the event of termination of employment on December 31, 2007 pursuant to any individual arrangement with the Company are described below.

Actual amounts paid or distributed to our Named Executive Officers as a result of one of the separation events occurring in the future may be different than those described below due to the fact that many factors affect the amounts of any payments described under the various separation events discussed later. For example, factors that could affect the amounts payable include the executive’s base salary, the Company’s stock price and the executive’s age and service with the Company. In addition, although the Company has entered into individual letter agreements providing severance benefits with most of our Named Executive Officers, in connection with a particular separation from the Company, the Company and the Named Executive Officer may mutually agree on severance terms that vary from those provided in pre-existing agreements.

In addition to benefits outlined in our Named Executive Officers’ individual severance arrangements, Named Executive Officers will be eligible to receive any benefits accrued under the Company’s broad-based benefit plans, such as distributions under SIP, disability benefits and accrued vacation pay, in accordance with those plans and policies. Our Named Executive Officers will also be eligible to receive any account balances at the 2007 fiscal year end under our non-qualified deferred compensation plans and programs as set forth in the Non-Qualified Deferred Compensation table on page 66 of this Proxy Statement and any present value of accrued benefits as set forth in the Pension Benefits table on page 63 of this Proxy Statement.

Following termination of employment, each of our Named Executive Officers is subject to compliance with the post-termination restrictive covenants set forth in their Eastman Kodak Company Employee’s Agreement, in addition to any covenants provided for in their individual arrangements with the Company. These covenants generally prohibit our Named Executive Officers from disclosing proprietary or confidential information of the Company and from competing with the Company for a certain period after termination of their employment. All of our Named Executive Officers are prohibited for one year after termination of their employment from soliciting any of our employees to leave employment with the Company or any of our customers or suppliers to do business with any of our competitors. All of our Named Executive Officers are prohibited from engaging in any work for a competitor of the Company in the field in which they were employed by Kodak for a period of not more than 18 months after their employment is terminated. As described further below, Mr. Perez is also subject to a two-year non-compete after termination of his employment under his offer letter dated March 3, 2003.

For any unvested or restricted equity awards, related restriction periods may lapse and vesting may be accelerated automatically pursuant to the terms of the awards depending on the circumstances surrounding a Named Executive Officer’s termination of employment. The Compensation Committee may waive any restrictions or accelerate vesting if an executive’s termination is determined to be for an “approved reason.” An approved reason is defined as a termination of employment that is in the best interest of the Company, as determined by the Compensation Committee. Absent an employment agreement specifying different treatment, equity awards held by Named Executive Officers will generally be affected as follows:

  Stock Options: If the Compensation Committee determines that a Named Executive Officer’s termination is for an approved reason, then all unvested stock options will continue to vest as if employment continued and will expire on the third anniversary date of termination of employment. Upon termination of employment due to death or disability, all unvested stock options will immediately vest and remain exercisable until the third anniversary of employment termination.

  Leadership Stock Awards: Upon termination of employment due to death, disability, retirement or an approved reason, an executive will be eligible to receive a pro rata portion of any award earned under the performance cycle, provided the executive was employed for the first year of the performance cycle.

  Restricted Stock Awards: Subject to the Compensation Committee’s approval, restrictions will lapse and executives will retain shares upon termination for death, disability or an approved reason.

Named Executive Officers will also be eligible to receive a pro rata amount of any EXCEL bonus award if their employment is terminated due to death, disability, retirement or approved reason.

Individual Severance Arrangements

Antonio M. Perez

Under the terms of his letter agreement dated March 3, 2003, Mr. Perez will be eligible to receive certain severance benefits in the event his employment is terminated under various circumstances as described below. The amount and nature of the severance benefits he will be eligible to receive varies depending on the circumstances surrounding his termination. As a condition to receiving severance benefits, Mr. Perez must execute a general release and covenant not to sue in favor of the Company. He is not required to seek other employment to mitigate the amount of any severance payments payable to him. Mr. Perez will be subject to a two-year non-compete agreement after termination of his employment. To the extent he breaches this non-compete agreement, he will forfeit the right to receive certain severance benefits otherwise payable in connection with termination without cause and for good reason. He will also be obligated to repay the Company for any severance benefits received.

Termination by the Company without Cause or by Mr. Perez for Good Reason. If Mr. Perez is terminated by the Company without cause or if Mr. Perez terminates his employment with the Company for good reason, he is eligible to receive (less applicable withholding):

  An amount equal to two times the sum of his current base salary and target EXCEL bonus award, payable over 24 months;

  A pro rata target bonus award under the EXCEL plan payable in a single installment on the normal payment date when awards are paid to other executives;

  Any earned, but unpaid, EXCEL award for the prior performance year;

  Waiver of the forfeiture provisions of any restricted stock award (other than unvested restricted shares granted at the time of his employment) outstanding;

  Waiver of the forfeiture provisions for a pro rata portion of any restricted shares granted at the time of his employment;

  The continued vesting of unvested stock option awards and all vested stock options will remain exercisable for the remainder of their term;

  Continuation of existing coverage under Kodak’s health and dental plans for four months at the Company’s expense;

  Outplacement services;

  Services under Kodak’s financial counseling program for the two-year period immediately following his termination of employment; and

  His additional retirement benefit provided under his individual arrangement based on eight years of deemed service plus the supplemental retirement benefit provided under his individual arrangement as set forth in the Regular Severance Payments Table on page 72 of this Proxy Statement.

Termination by the Company for Cause. If Mr. Perez’s employment is terminated by the Company for cause, he is eligible to receive (less applicable withholding):

  Any earned, but unpaid, EXCEL award for the prior performance year;

  His additional retirement benefit provided under his individual arrangement as based on eight years of deemed service; and

  60 days to exercise any vested stock options, unless the option is forfeited by its terms as a result of his termination for cause.

Termination by Mr. Perez without Good Reason. If Mr. Perez terminates his employment without good reason, he is eligible to receive (less applicable withholding):

  Any earned, but unpaid, EXCEL award for the prior performance year;

  His additional retirement benefit provided under his individual arrangement based on eight years of deemed service; and

  Any vested stock options granted at the time he commenced employment will remain exercisable for the remainder of their term and all other vested stock options will remain exercisable for 60 days.

Termination for Death. In the event Mr. Perez’s employment is terminated due to his death, his estate will be eligible to receive (less applicable withholding):

  A pro rata annual target award under the EXCEL plan payable in a single installment on the normal payment date when awards are paid to other executives;

  Any earned, but unpaid, EXCEL award for the prior performance year;

  Waiver of the forfeiture provisions of any restricted stock award outstanding;

  Acceleration of the vesting of any unvested option award and all outstanding stock options will remain exercisable by his estate or transferee for the remainder of the original term;

  Services under Kodak’s financial counseling program for the two-year period immediately following his death; and

  A survivor benefit calculated by using his additional retirement benefit provided under his individual arrangement based on eight years of deemed service plus the supplemental retirement benefit provided under his individual arrangement as set forth in the Regular Severance Payments Table on page 72 of this Proxy Statement.

Termination for Disability. In the event Mr. Perez’s employment is terminated as a result of disability pursuant to the Company’s long-term disability plan, he will be eligible to receive (less applicable withholding):

  Applicable benefits under the Kodak long-term disability plan;

  A pro rata annual target award under the EXCEL plan payable in a single installment on the normal payment date when awards are paid to other executives;

  Any earned, but unpaid, EXCEL award for the prior performance year;

  Waiver of the forfeiture provisions on any restricted stock award (other than unvested restricted shares granted at the time of his employment) outstanding for at least one year at the time of his termination;

  Waiver of the forfeiture provisions on a pro rata portion of the unvested restricted shares granted at the time of his employment;

  Continued vesting of any unvested stock option award granted prior to 2005 and such stock options will remain exercisable for the remainder of the term;

  Immediate vesting of any unvested option award (granted after 2004) outstanding and such stock options will remain exercisable for three years following termination;

  Services under Kodak’s financial counseling program for the two-year period following his termination of employment; and

  His additional retirement benefit provided under his individual arrangement based on eight years of deemed service plus the supplemental retirement benefit provided under his individual arrangement as set forth in the Regular Severance Payments Table on page 72 of this Proxy Statement.

Frank S. Sklarsky

Mr. Sklarsky’s September 19, 2006 letter agreement provides that he will be eligible to receive certain severance benefits if his employment is terminated prior to October 30, 2011 due to disability or if we terminate his employment without cause without offering him a reasonably comparable position. He will be eligible to receive a severance allowance equal to his current annual base salary plus target EXCEL award, less applicable withholding, payable over a 12-month period commencing on the six-month anniversary of his last day at work. In addition to outplacement services, he will also be eligible for fully paid continued coverage under the Kodak medical and dental plan and basic coverage under the Kodak Life Insurance Plan for four months. If we terminate his employment without cause, Mr. Sklarsky will also be eligible for the supplemental retirement benefit provided under his individual arrangement as set forth in the Regular Severance Payments Table on page 72 of this Proxy Statement.

As a condition to receiving severance benefits, Mr. Sklarsky must execute a general waiver and release in favor of the Company. He will also be subject to the restrictive covenants under the Eastman Kodak Company Employee’s Agreement. To the extent he breaches the terms of the waiver agreement or the Employee’s Agreement, he will forfeit the right to receive certain severance benefits otherwise payable in connection with termination without cause.

Philip J. Faraci

Pursuant to his letter agreement dated November 3, 2004, Mr. Faraci will be eligible to receive certain severance benefits if his employment is terminated by the Company prior to November 15, 2009 for any reason other than cause or disability. He will be entitled to a severance allowance equal to one times his current annual base salary plus target EXCEL award, payable over a 12-month period commencing on the six-month anniversary of his last day at work. Additionally, Mr. Faraci will be entitled to a pro rated portion of his individual enhanced retirement benefit if his employment is terminated prior to November 15, 2009.

As a condition to receiving these severance benefits, Mr. Faraci must execute a general release in favor of the Company. He will also be subject to the restrictive covenants under the Eastman Kodak Company’s Employee’s Agreement. In the event Mr. Faraci breaches his waiver and release agreement or the Eastman Kodak Company’s Employee’s Agreement, all severance payments will cease and he will be required to repay all severance amounts previously paid by the Company.

James T. Langley

The Compensation Committee approved a severance arrangement for Mr. Langley in 2007 in connection with his planned departure from the Company, initially scheduled on December 31, 2007. In accordance with this arrangement, his termination of employment would be treated as an involuntary termination without cause. Upon his termination of employment, Mr. Langley will be eligible for: 1) a cash severance allowance of $810,000, an amount equal to Mr. Langley's annual total target cash compensation; 2) "approved reason" and accelerated vesting of the 5,179 restricted shares of the Company's stock granted to him on February 27, 2007 as a performance award; so he will not forfeit these shares due to his departure; 3) "approved reason" and accelerated vesting with respect to any award he earns under the 2007 performance cycle of the Leadership Stock Program, paid in January 2010, in the form of fully vested shares of the Company's common stock; and 4) for purposes of his supplemental unfunded retirement benefit, Mr. Langley will receive service credit for the period beginning August 18, 2007 and ending on the date of his departure and, therefore, will receive a pro-rated portion of the $100,000 that would be credited to him if he remained employed through August 18, 2008.

In addition, Mr. Langley’s termination will be treated as an “approved reason” with respect to any unvested stock options he holds upon termination of employment that were granted to him earlier than one year prior to termination of employment. Upon termination of employment, Mr. Langley will be subject to the restrictive covenants under the Eastman Kodak Company’s Executive Employee’s Agreement.

Mr. Langley’s last day of employment with the Company was March 14, 2008.

Mary Jane Hellyar

Pursuant to her August 18, 2006 letter agreement, Ms. Hellyar will be entitled to certain severance benefits if her employment is terminated due to disability or if we terminate her employment without cause without offering her a reasonably comparable position. She will be entitled to a severance allowance equal to two times her current annual base salary plus target EXCEL award, payable over a 12-month period commencing on the six-month anniversary of her last employment date. In addition to outplacement services, she will also be entitled to fully paid continued coverage under the Kodak medical and dental plan and for basic coverage under the Kodak Life Insurance Plan for four months.

Additionally, if her employment was terminated prior to June 1, 2007 as a result of disability or by the Company for any reason other than cause without offering comparable employment, she would have been eligible to receive an additional severance payment of $680,000. If her employment is terminated under similar circumstances between June 1, 2007 and June 1, 2008, she will receive a payment of $320,000. This amount will be payable within 60 days after termination of employment in a lump sum.

If her employment is terminated without cause, Kodak will recommend that her termination be treated as an “approved reason” with respect to any outstanding restricted shares granted in connection with her 2006 retention award. As a condition to receive these severance benefits, Ms. Hellyar must execute a general waiver and release in favor of the Company. She will also be subject to the restrictive covenants under the Eastman Kodak Company’s Employee’s Agreement. In the event Ms. Hellyar breaches the waiver and release or the Eastman Kodak Company’s Employee’s Agreement, all severance payments will cease and she will be required to repay all severance amounts previously paid by the Company.

Regular Severance Payments Table(1)

The table below estimates the incremental amounts payable upon a termination of employment by the Company without cause and for an “approved reason” as if the Named Executive Officer’s employment was terminated as of December 31, 2007, using the closing price of our common stock as of December 31, 2007, which was $21.87.

	A.M.	F.S.	P.J.	J.T.	M.J.
	Perez	Sklarsky	Faraci	Langley	Hellyar
Cash Severance (2)	$ 5,610,000	$1,050,000	$1,295,000	$ 810,000	$1,587,600
Additional Severance
Payment	0	0	0	0	320,000 (8)
Intrinsic Value of Stock
Options (3)	0	0	0	0	0
Restricted Stock (4)	3,520,786	1,093,500	227,164	113,265	445,907
Leadership Stock (5)	1,606,887	510,883	299,825	299,825	299,825
Benefits/Perquisites (6)	26,101	12,114	0	0	12,114
Pension (7)	702,626	100,875	457,682	37,260	0
Total	$11,466,400	$2,767,372	$2,279,670	$1,260,349	$2,665,446

(1)	The values in this table: 1) reflect incremental payments associated with an involuntary termination without cause with approved reason; 2) assume a stock price of $21.87 equal to the closing market price of our common stock on December 31, 2007 (except where otherwise noted); and 3) include all outstanding grants through the assumed termination date of December 31, 2007.

(2)	The cash severance amounts disclosed above were calculated for each Named Executive Officer by multiplying the Named Executive Officer’s target cash compensation by a multiplier unique for each Named Executive Officer. Mr. Perez's cash severance equation is two times his target cash compensation. Mr. Sklarsky's cash severance equation is one times his target cash compensation. Mr. Faraci's cash severance equation is one times his target cash compensation. Mr. Langley's cash severance equation is one times his target cash compensation consistent with his leaving arrangement approved by the Compensation Committee in 2007 for his separation from the Company initially planned for December 31, 2007. Ms. Hellyar's cash severance equation is two times her target cash compensation.

(3)	All outstanding stock options that would vest in the event of an involuntary termination without cause with approved reason do not have any intrinsic value as of December 31, 2007 because the exercise price of these stock options is above the closing market price of our common stock on December 31, 2007.

(4)	The amounts in this row report the value of unvested shares of restricted stock/restricted stock units that would automatically vest upon a termination with approved reason.

(5)	The values in this row reflect the number of shares that our Named Executive Officers received under the 2007 Leadership Stock performance cycle, based upon a performance percentage of 73%.

(6)	Mr. Perez would be entitled to $26,101 in benefits/perquisites, which include: 1) four months of continued medical and dental benefits, valued at $3,101; 2) outplacement benefits, valued at $9,000; and 3) two years of financial counseling benefits, valued at $7,000 per year. Mr. Sklarsky and Ms. Hellyar would be entitled to $12,114 in benefits/perquisites, which include: 1) four months of continued medical, dental and life insurance benefits, valued at $3,114; and 2) outplacement benefits, valued at $9,000.

(7)	The amounts included in this row report the incremental value of supplemental retirement benefits to which the Named Executive Officers would have been entitled. The amounts reported assume that all affected Named Executive Officers would receive their supplemental retirement benefits in a lump sum. As a result of Mr. Langley’s termination with the Company on March 14, 2008, the actual incremental value payable to him is $57,534.

(8)	If Ms. Hellyar is terminated on or after June 1, 2007 and before June 1, 2008 as a result of disability or by the Company for any reason other than cause without offering comparable employment, she will receive a payment of $320,000.

Severance Benefits Based on Termination Due to Disability Table(1)

The table below estimates the incremental amounts payable upon a termination of employment due to disability, as if the Named Executive Officer’s employment was terminated as of December 31, 2007, using the closing price of our common stock as of December 31, 2007, which was $21.87.

	A.M.	F.S.	P.J.	J.T.	M.J.
	Perez	Sklarsky	Faraci	Langley	Hellyar
Cash Severance (2)	$0	$1,050,000	$0	$0	$1,587,600
Additional Severance Payment	0	0	0	0	320,000 (8)
Intrinsic Value of Stock Options (3)	0	0	0	0	0
Restricted Stock (4)	3,520,786	1,093,500	227,164	113,265	445,907
Leadership Stock (5)	1,606,887	510,883	299,825	299,825	299,825
Benefits/Perquisites (6)	14,000	12,114	0	0	12,114
Pension (7)	702,626	0	0	0	0
Total	$5,844,299	$2,666,497	$526,988	$413,089	$2,665,446

(1)	The values in this table: 1) reflect incremental payments associated with a termination due to disability; 2) assume a stock price of $21.87 equal to the closing market price of our common stock on December 31, 2007 (except where otherwise noted); and 3) include all outstanding grants through the assumed termination date of December 31, 2007.

(2)	The cash severance amounts disclosed above were calculated for each Named Executive Officer by multiplying the Named Executive Officer's target cash compensation by a multiplier unique for each Named Executive Officer. Mr. Sklarsky's cash severance equation is one times his target cash compensation. Ms. Hellyar's cash severance equation is two times her target cash compensation.

(3)	All outstanding stock options that would vest in the event of a termination due to disability do not have any intrinsic value as of December 31, 2007 because the exercise price of these stock options is above the closing market price of our common stock on December 31, 2007.

(4)	The amounts in this row report the value of unvested shares of restricted stock/restricted stock units that would automatically vest upon a termination due to disability. For Mr. Perez, the amount disclosed also includes value of the unvested shares of restricted stock that vest on a pro rata basis pursuant to the terms of Mr. Perez’s signing bonus, included in his offer letter, discussed on page 54 of this Proxy Statement.

(5)	The values in this row reflect the number of shares that our Named Executive Officers received under the 2007 Leadership Stock performance cycle, based upon a performance percentage of 73%.

(6)	Mr. Perez would be entitled to $14,000 in perquisites, which includes two years of financial counseling benefits, valued at $7,000 per year. Mr. Sklarsky and Ms. Hellyar would be entitled to $12,114 in benefits/perquisites, which include: 1) four months of continued medical, dental and life insurance benefits, valued at $3,114; and 2) outplacement benefits, valued at $9,000.

(7)	The amounts included in this row report the incremental value of supplemental retirement benefits to which Mr. Perez would have been entitled assuming he would receive his supplemental retirement benefit in the form of a lump sum.

(8)	If Ms. Hellyar is terminated on or after June 1, 2007 and before June 1, 2008 as a result of disability or by the Company for any reason other than cause without offering comparable employment, she will receive a payment of $320,000.

Severance Benefits Based on Termination Due to Death Table(1)

The table below estimates the incremental amounts payable upon a termination of employment due to death, as if the Named Executive Officer’s employment was terminated as of December 31, 2007, using the closing price of our common stock as of December 31, 2007, which was $21.87.

	A.M.	F.S.	P.J.	J.T.	M.J.
	Perez	Sklarsky	Faraci	Langley	Hellyar
Cash Severance	$ 0	$ 0	$ 0	$ 0	$ 0
Intrinsic Value of Stock Options (2)	0	0	0	0	0
Restricted Stock (3)	3,575,461	1,093,500	185,246	113,265	445,907
Leadership Stock (4)	1,606,887	510,883	299,825	299,825	299,825
Benefits/Perquisites (5)	14,000	0	0	0	0
Pension (6)	702,626	0	0	0	0
Total	$5,898,974	$1,604,383	$485,071	$413,089	$745,732

(1)	The values in this table: 1) reflect incremental payments associated with a termination due to death; 2) assume a stock price of $21.87 equal to the closing market price of our common stock on December 31, 2007 (except where otherwise noted); and 3) include all outstanding grants through the assumed termination date of December 31, 2007.

(2)	All outstanding stock options that would vest in the event of a termination due to death do not have any intrinsic value as of December 31, 2007 because the exercise price of these stock options is above the closing market price of our common stock on December 31, 2007.

(3)	For all Named Executive Officers, except Mr. Faraci, the values in this row report the value of unvested shares of restricted stock/restricted stock units that would automatically vest upon a termination due to death. For Mr. Faraci, the value in this row represents the value of unvested shares of restricted stock that vest on a pro rata basis pursuant to the terms of Mr. Faraci’s signing bonus, included in his offer letter, discussed on page 54 of this Proxy Statement.

(4)	The values in this row reflect the number of shares that our Named Executive Officers received under the 2007 Leadership Stock performance cycle, based upon a performance percentage of 73%.

(5)	Mr. Perez's estate would be entitled to $14,000 in perquisites, which represents two years of financial counseling services, valued at $7,000 per year.

(6)	The amounts included in this row report the incremental value of supplemental retirement benefits to which Mr. Perez would have been entitled assuming he would receive his supplemental retirement benefit in the form of a lump sum.

Severance Benefits Based on Termination by Mr. Perez with Good Reason Table(1)(2)

The table below estimates the incremental amounts payable upon a termination of employment by Mr. Perez with good reason, as if the Named Executive Officer’s employment was terminated as of December 31, 2007, using the closing price of our common stock as of December 31, 2007, which was $21.87.

	A.M. Perez	F.S. Sklarsky	P.J. Faraci	J.T. Langley	M.J. Hellyar
Cash Severance (3)	$5,610,000	N/A	N/A	N/A	N/A
Intrinsic Value of Stock Options (4)	0	N/A	N/A	N/A	N/A
Restricted Stock (5)	3,520,786	N/A	N/A	N/A	N/A
Leadership Stock (6)	1,606,887	N/A	N/A	N/A	N/A
Benefits/Perquisites (7)	26,101	N/A	N/A	N/A	N/A
Pension (8)	702,626	N/A	N/A	N/A	N/A
Total	$11,466,400	N/A	N/A	N/A	N/A

(1)	This table only includes Mr. Perez because no other Named Executive Officer will receive severance benefits upon voluntary termination with Good Reason.

(2)	The values in this table: 1) reflect incremental payments associated with a voluntary termination with good reason; 2) assume a stock price of $21.87 equal to the closing market price of our common stock on December 31, 2007 (except where otherwise noted); and 3) include all outstanding grants through the assumed termination date of December 31, 2007.

(3)	The cash severance amount for Mr. Perez was calculated by multiplying two times Mr. Perez's target cash compensation.

(4)	All outstanding stock options that would continue to vest in the event of a termination due to good reason do not have any intrinsic value as of December 31, 2007 because the exercise price of these stock options is above the closing market price of our common stock on December 31, 2007.

(5)	The amount in this row represents the value of unvested shares of restricted stock/restricted stock units that would automatically vest upon voluntary termination for good reason, and the value of the unvested shares of restricted stock that vest on a pro rata basis pursuant to the terms of Mr. Perez's signing bonus, included in his offer letter, discussed on page 54 of this Proxy Statement.

(6)	The values in this row reflect the number of shares that our Named Executive Officers received under the 2007 Leadership Stock performance cycle, based upon a performance percentage of 73%.

(7)	Mr. Perez would be entitled to $26,101 in perquisites, which include: 1) four months of continued health and dental benefits, valued at $3,101; 2) outplacement benefits, valued at $9,000; and 3) two years of financial counseling benefits, valued at $7,000 per year.

(8)	The amounts included in this row report the incremental value of supplemental retirement benefits to which Mr. Perez would have been entitled assuming he would receive his supplemental retirement benefit in the form of a lump sum.

Change-in-Control Severance Payments

Executive Protection Plan

The Company maintains the Executive Protection Plan to provide severance pay and continuation of certain welfare benefits for Named Executive Officers in the event (i) a change-in-control occurs and (ii) the Named Executive Officer’s employment is terminated by the Company for reasons other than cause or by the Named Executive Officer for good reason within two years after a change-in-control. A change-in-control is generally defined under the plan as:

  The incumbent directors cease to constitute a majority of the Board, unless the election of the new directors was approved by at least two-thirds of the incumbent directors then on the Board;

  The acquisition of 25% or more of the combined voting power of the Company’s then outstanding securities;

  A merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders; or

  A vote by the shareholders to completely liquidate or dissolve the Company.

The plan provides that, in the event of a termination of employment, either voluntarily with “good reason” or involuntarily without “cause,” within two years following a change-in-control, each of the Named Executive Officers will receive a lump-sum severance payment equal to (a) three times their base salary and target EXCEL bonus and (b) continued participation in the Company’s medical, dental, disability and life insurance plans for 12 months at no cost to the executive. The plan also requires, subject to certain limitations, tax gross-up payments to all employees to mitigate any excise tax imposed upon the employee under the Code. If it is determined that an executive would not be subject to an excise tax if the payments received in connection with the change-in-control were reduced by 10%, then amounts payable to the executive under the plan will be reduced to the maximum amount the executive could be paid without giving rise to an excise tax.

“Good reason” is defined under the plan for our Named Executive Officers to mean:

  The assignment of, or change in, the duties or responsibilities of the Named Executive Officer that are not comparable in any adverse respect with his or her duties prior to the change-in-control, other than a change in the executive’s title or reporting relationship;

  A reduction of the Named Executive Officer’s pay, target bonus opportunities or benefits;

  A material reduction in the perquisites or fringe benefits provided;

  The failure of any successor to the Company to assume the plan; or

  Any amendment or termination of the plan not permitted by its terms.

“Cause” is defined under the program for our Named Executive Officers to mean:

  The willful and continued failure of the executive to substantially perform his or her duties (other than due to physical or mental illness) after a written demand by the Board; or

  The willful engaging in illegal conduct or gross misconduct which is materially injurious to the Company or its affiliates.

In addition to the above, the plan provides that both Mr. Perez and Mr. Faraci would also be entitled to these severance benefits if they voluntarily terminate their employment for any reason during the 30-day period commencing 23 months after the change-in-control. A Named Executive Officer will also receive severance benefits under the plan if his or her employment is terminated prior to a change-incontrol if they are able to demonstrate that their employment was terminated in contemplation of a change-in-control and a change-incontrol occurs.

Other Benefit Plans

In 2007, the Company undertook a review of the change-in-control benefits under various Company plans. This review was initiated to understand the positioning of Kodak plans in relation to best external practices from governance, competitive and potential cost perspectives. Based on the review, the Compensation Committee determined to gradually phase out over a five-year period the change-incontrol pension enhancements under the Company’s defined benefit pension plan (KRIP) and unfunded supplemental retirement plan (KURIP). As a result, effective January 1, 2008, the additional age and service resulting from the change-in-control pension enhancement will be a maximum of four years and the maximum will thereafter decrease by one year for every additional year that transpires until the enhancement is fully phased out effective January 1, 2012.

Previously under KRIP and KURIP, any participant in the traditional defined benefit component, including the affected Named Executive Officers, whose employment is terminated for a reason other than death, disability, cause or voluntary resignation, within five years of a change-in-control was provided up to five additional years of service to determine eligibility for a vested right, to calculate the amount of the accrued benefit, and to determine any applicable early retirement factors. In addition, a participant was deemed to have up to five additional years of age in determining any applicable early retirement factors. For participants age 50 or older as of the date of the change-in-control, the enhanced age and service was used to determine eligibility for retirement.

The actual additional number of years of service and age that are given to a participant decreases proportionately depending upon the number of years that elapsed between the date of a change-in-control and the date of the participant’s termination of employment. If the plan is terminated within five years after a change-in-control, the benefit for each participant would be calculated as indicated previously.

Participants in the cash balance component of KRIP and KURIP, including the affected Named Executive Officers, are entitled to a benefit equal to 7% of the participant’s annual compensation at the time of the termination times the number of additional years of service that the executive is entitled to under the plan’s change-in-control pension enhancement.

Compensation Programs

Upon a change-in-control (as defined in EDCP and by Section 409A of the Code to the extent applicable), each Named Executive Officer who participates in EDCP will be entitled to a lump-sum cash payment of his or her account balance under the plan. For amounts not subject to Section 409A of the Code, this rule will not apply if the executive elects in writing no later than prior to the beginning of the year preceding the year in which a change-in-control occurs that payment shall be made in equal installments over a period not longer than 11 years.

Under the EXCEL plan, if a Named Executive Officer’s employment is terminated within two years following a change-in-control other than as a result of death, disability, voluntary termination or for cause, the executive will be entitled to be paid any earned but unpaid award and a pro rata target award for the year in which their employment is terminated. If, upon a change-in-control, Kodak’s common stock ceases to be actively traded on the NYSE, then each Named Executive Officer will be entitled to receive any earned but unpaid award and a pro rata target award for the year in which the change-in-control occurs.

In the event of a change-in-control which causes the Company’s stock to cease active trading on the NYSE, the Company’s compensation plans (with the exception of the 2005 Omnibus Long-Term Compensation Plan) will generally be affected as follows, when Kodak common stock is not exchanged solely for common stock of the surviving company or the surviving company does not assume all Plan awards:

  Under the Company’s stock option plans, all outstanding stock options will vest in full and be cashed out based on the difference between the change-in-control price and the option’s exercise price.

  Under the Company’s restricted stock programs, all of the restrictions on the stock will lapse and the stock will be cashed out based on the change-in-control price.

Under the Company’s 2005 Omnibus Long-Term Compensation Plan, upon a change-in-control (as defined in the plan), if outstanding stock option and restricted stock awards are assumed or substituted by the surviving company, as determined by the Compensation Committee, then the awards will not immediately vest or be exercisable. If the awards are so assumed or substituted, then the awards will be subject to accelerated vesting and exercisability upon certain terminations of employment within the first two years after the change-incontrol. Only if the awards are not so assumed or substituted will they become immediately vested, exercisable and cashed out. For performance awards, if more than 50% of the performance cycle has elapsed when a change-in-control occurs, the award will vest and be paid out at the greater of target performance or performance to date. If 50% or less of the performance cycle has elapsed when a change-in-control occurs, the award will vest and be paid out at 50% of target performance, regardless of actual performance to date.

Change-in-Control Severance Payments Table(1)

The table below estimates the incremental amounts payable upon a termination of employment by the Company in connection with a change-in-control, as if the Named Executive Officer’s employment was terminated as of December 31, 2007 using the closing price of our common stock as of December 31, 2007, which was $21.87.

	A.M.	F.S.	P.J.	J.T.	M.J.
	Perez	Sklarsky	Faraci	Langley	Hellyar
Cash Severance (2)	$ 8,415,000	$ 3,150,000	$ 3,885,000	$ 2,430,000	$ 2,381,400
Additional Severance Payment	0	0	0	0	320,000 (8)
Intrinsic Value of Stock Options (3)	0	0	0	0	0
Restricted Stock (4)	3,575,461	1,093,500	227,164	113,265	445,907
Leadership Stock (5)	1,606,887	510,883	299,825	299,825	299,825
Benefits / Perquisites (6)	9,341	9,341	9,341	9,341	9,341
Pension (7)	702,626	349,230	1,248,313	386,747	2,484,010
Excise Tax Gross-Up	5,022,368	2,071,883	2,793,633	1,324,213	2,803,835
Total	$ 19,331,683	$ 7,184,838	$ 8,463,276	$ 4,563,390	$ 8,744,318

(1)	The values in this table: 1) reflect incremental payments associated with a termination in connection with a change-in-control; 2) assume a stock price of $21.87 (except where otherwise noted); and 3) include all outstanding grants through the assumed change-in- control/termination date of December 31, 2007.

(2)	The cash severance amounts disclosed above were calculated for each Named Executive Officer by multiplying the Named Executive Officer's target cash compensation by three.

(3)	All outstanding stock options that would accelerate in the event of a termination following a change-in-control do not have any intrinsic value as of December 31, 2007.

(4)	The values in this row report the value of unvested shares of restricted stock/restricted stock units that would automatically vest upon a termination subsequent to a change-in-control.

(5)	The values in this row reflect a 73% earnout for the 2007 Leadership Stock performance cycle.

(6)	All Named Executive Officers would be entitled to $9,341 in benefits, which represents one year of continued medical, dental and life insurance.

(7)	The amounts included in this row represent the incremental value of enhanced pension benefits to which the Named Executive Officers would have been entitled.

(8)	If Ms. Hellyar is terminated on or after June 1, 2007 and before June 1, 2008 as a result of disability or by the Company for any reason other than cause without offering comparable employment, she will receive a payment of $320,000.

■ Reporting Compliance

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our Section 16 Executive Officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these Section 16 Executive Officers, directors and 10% shareholders to file these reports by the required deadlines. Based solely on our review of the copies of these forms received by us or written representations furnished to us, we believe that, for the reporting period covering our 2007 fiscal year, four SEC Form 4s were not filed timely. These reports were filed by Carl Gustin, Joyce Haag and Mary Jane Hellyar.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
April 3, 2008

■ Exhibits

EXHIBIT I — DIRECTOR INDEPENDENCE STANDARDS

Pursuant to the recently finalized NYSE Listing Standards, the Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and will apply the following standards.

1)	A director will not be considered “independent” if, within the preceding three years:
  The director was an employee, or an immediate family member of the director was an executive officer of the Company; or

  The director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way of continued service with the Company); except that compensation received by an immediate family member of the director for services as a non-executive employee of the Company need not be considered in determining independence under this test; or

  The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

  The director, or an immediate family member of the director, was employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

  The director was employed by another company (other than a charitable organization), or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of: a) $1 million or b) 2% of such other company’s consolidated gross revenues; provided, however, that, in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year; and provided, further, that this test applies solely to the financial relationship between the Company and the director’s (or immediate family member’s) current employer — the former employment of the director or immediate family member need not be considered.
2)	The following relationships will not be considered to be material relationships that would impair a director’s independence:
  Commercial Relationship: if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of: a) $1,000,000 or b) 2% of such other company’s consolidated gross revenues;

  Indebtedness Relationship: if a director of the Company is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer;

  Equity Relationship: if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

  Charitable Relationship: if a director of the Company, or the spouse of a director of the Company, serves as a director, officer or trustee of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of: a) $1,000,000 or b) 2% of that organization’s gross revenues.
3)	For relationships not covered by Section 2 above, or for relationships that are covered, but as to which the Board believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth in Sections 1 and 2 above. The Company will explain in its proxy statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section 2 above.

4)	For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home; except that, when applying the independence tests described above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

EXHIBIT II — DIRECTOR QUALIFICATION STANDARDS

In addition to any other factors described in the Company’s Corporate Governance Guidelines, the Board should, at a minimum, consider the following factors in the nomination or appointment of members of the Board:

Integrity. Directors should have proven integrity and be of the highest ethical character and share the Company’s values.

Reputation. Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

Judgment. Directors should have the ability to exercise sound business judgment on a broad range of issues.

Knowledge. Directors should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations.

Experience. In selecting directors, the Board should generally seek active and former CEOs, CFOs, international operating executives, presidents of large and complex divisions of publicly held companies and leaders of major complex organizations, including scientific, accounting, government, educational and other non-profit institutions.

Maturity. Directors should value board and team performance over individual performance, possess respect for others and facilitate superior board performance.

Commitment. Directors should be able and willing to devote the required amount of time to the Company’s affairs, including preparing for and attending meetings of the Board and its committees. Directors should be actively involved in the Board and its decision making.

Skills. Directors should be selected so that the Board has an appropriate mix of skills in core areas such as accounting and finance, technology, management, marketing, crisis management, strategic planning, international markets and industry knowledge.

Track Record. Directors should have a proven track record of excellence in their field.

Diversity. Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

Age. Given the Board’s mandatory retirement age of 72, directors must be able to, and should be committed to, serve on the Board for an extended period of time.

Independence. Directors should be independent in their thought and judgment and be committed to represent the long-term interests of all of the Company’s shareholders.

Ownership Stake. Directors should be committed to having a meaningful, long-term equity ownership stake in the Company.

EXHIBIT III — DIRECTOR SELECTION PROCESS

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Corporate Responsibility and Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Chair of the Corporate Responsibility and Governance Committee will oversee this process.

The Corporate Responsibility and Governance Committee will generally use the following process when recruiting, evaluating and selecting director candidates. The various steps outlined in the process may be performed simultaneously and in an order other than that presented below. Throughout the process, the Committee will keep the full Board informed of its progress.

The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on sex, race, religion or national origin applies in the selection of Directors.

1)	The Committee will assess the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, its Director Qualification Standards and the Company’s current and future needs.

2)	Using the results of this assessment, the Committee will prepare a target candidate profile.

3)	The Committee will develop an initial list of director candidates by retaining a search firm, utilizing the personal network of the Board and senior management of the Company, and considering any nominees previously recommended.

4)	The Committee will screen the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and the Board’s Director Qualification Standards. From this review, the Committee will prepare a list of preferred candidates and present it to the full Board and the CEO for input.

5)	The Committee will determine if any director has a business or personal relationship with any of the preferred candidates that will enable the director to initiate contact with the candidate to determine his or her interest in being considered for membership to the Board. If necessary, the search firm will be used to initiate this contact.

6)	Whenever possible, the Chair of the Committee, the Presiding Director, at least one other independent member of the Board and the CEO will interview each interested preferred candidate.

7)	Based on input received from the candidate interviews, the Committee will determine whether to extend an invitation to a candidate to join the Board.

8)	A reference check will be performed on the candidate.

9)	Depending on the results of the reference check, the Committee will extend the candidate an invitation to join the Board, subject to election by the Board.

10)	The full Board will vote on whether to elect the candidate to the Board.

11)	The Secretary of the Company will arrange for orientation sessions for newly elected directors, including briefings by senior managers, to familiarize new Directors with the Company’s overall business and operations, strategic plans and goals, financial statements and key policies and practices, including corporate governance matters.

EXHIBIT IV — AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I. Statement of Principles

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted this Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

This Pre-Approval Policy establishes two different approaches to pre-approving services: proposed services either may be pre-approved without specific consideration by the Audit Committee (general pre-approval) or require the specific pre-approval of the Audit Committee (specific pre-approval). The Audit Committee believes that the combination of these two approaches in this policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee shall consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee shall determine whether the audit firm is best positioned to provide the most effective and efficient service.

The non-audit services that have the general pre-approval of the Audit Committee will be reviewed on an annual basis unless the Audit Committee considers a different period and states otherwise. The Audit Committee shall annually review and pre-approve the audit, audit-related and tax services that can be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to others.

The independent auditor has reviewed this policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Audit Services

The Audit Committee shall approve the annual audit services engagement terms and fees no later than its review of the independent auditor’s audit plan. Audit services may include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations occurring during, and as a result of, the audit. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal control over financial reporting. The Audit Committee shall also approve, if necessary, any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other items.

In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other audit services, which are those services that only the independent auditor reasonably can provide. Other audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

III. Audit-Related Services

Audit-related services are assurance and related services that traditionally are performed by the independent auditor. Because the Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations for significant or unusual transactions not classified as “audit services,” assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed-upon or expanded audit procedures performed at the request of management and assistance with internal control reporting requirements.

IV. Tax Services

The Audit Committee believes that the independent auditor can provide traditional tax services to the Company such as U.S. and international tax planning and compliance. The Audit Committee will not pre-approve the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

V. Other Permissible Non-Audit Services

The Audit Committee may grant general pre-approval to those permissible non-audit services (other than tax services, which are addressed above) that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to the end of this policy as Attachment 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VI. Pre-Approval Budgeted Amounts

Pre-approval budgeted amounts for all services to be provided by the independent auditor shall be reviewed and approved annually by the Audit Committee. Any proposed services exceeding these levels or amounts shall require specific pre-approval by the Audit Committee. On a quarterly basis, the Audit Committee will be provided with updates regarding actual projects and fees by category in comparison to the pre-approved budget.

VII. Procedures

All requests or applications from the independent auditor to provide services that do not require specific approval by the Audit Committee shall be submitted to the Corporate Controller and must include a detailed description of the services to be rendered. The Corporate Controller will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee shall be submitted to the Audit Committee for approval by the Corporate Controller.

VIII. Delegation

The Committee Chair is authorized to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Committee as a whole.

Attachment 1

Prohibited Non-Audit Services

  Bookkeeping or other services related to the accounting records or financial statements of the audit client

  Financial information systems design and implementation

  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

  Actuarial services

  Internal audit outsourcing services

  Management functions

  Human resources

  Broker-dealer, investment adviser or investment banking services

  Legal services

  Expert services unrelated to the audit
EXHIBIT V — AUDIT COMMITTEE CHARTER

I. PURPOSE

The primary purpose of the Committee is to assist the Board of Directors in overseeing:

1)	The integrity of Kodak’s quarterly and annual consolidated financial statements and the financial and business information provided to the Securities and Exchange Commission (SEC), the New York Stock Exchange (NYSE) and investors;

2)	Kodak’s systems of disclosure controls and procedures and internal controls over financial reporting, including anti-fraud controls;

3)	Kodak’s financial accounting principles and policies;

4)	The performance of Kodak’s internal audit function;

5)	The independent accountant’s selection, compensation, retention, performance and evaluation, including the assessment of the independent accountant’s qualifications and independence;

6)	Legal and regulatory compliance and compliance programs;

7)	Legal and business risk management; and

8)	Preparation of an Audit Committee report to be included in Kodak’s annual proxy statement, as required by the SEC.

II. COMPOSITION

1)	The Audit Committee shall consist of at least three Board members, all of whom meet the requirements for independence under the SEC rules and NYSE listing standards. No person serving on the audit committees of more than two other publicly traded companies shall be appointed to, or remain on, the Committee;

2)	Prospective members shall be recommended by the Corporate Responsibility and Governance Committee with the advice and counsel of the Chairman and CEO and shall be appointed by the Board. One member shall be designated by the Board as the Committee Chair;

3)	All members shall be financially literate, as determined by the Board in its business judgment, or shall become so in a reasonable period of time after appointment;

4)	At least one member of the Committee shall have accounting or related financial management expertise as required by the NYSE Listing Standards, as determined by the Board in its business judgment, and shall be a “Financial Expert”, as defined by the SEC; and

5)	All members shall receive appropriate training and information necessary to fulfill the Committee’s responsibilities.

III. MEETINGS

The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may have in attendance at meetings the members of management or others it deems necessary in order to provide the information necessary to carry out its duties.

IV. DUTIES, RESPONSIBILITIES AND POWERS

The Committee shall have the following duties, responsibilities and powers:

1.	With respect to the independent accountant the Committee shall:

	(a)	Serve as the Board’s avenue of communication with the independent accountant;

	(b)	Select, evaluate, monitor, retain, and, if necessary, discharge the independent accountant;

	(c)	Ensure the independent accountant and management understand that the Committee, as the shareholders’ representative, is the independent accountant’s client, and therefore that the independent accountant is ultimately accountable to the Committee;

	(d)	Meet regularly with the independent accountant. Meet separately on a periodic basis with management, the internal auditors and the independent accountant. Provide an opportunity for the independent accountant to meet with the Board when necessary and appropriate;

	(e)	Confirm and assure the independent accountant’s independence by:

(i) Reviewing the independent accountant’s annual written statement delineating all relationships between the independent accountant and Kodak;

(ii) Monitoring, pre-approving and, if appropriate, limiting fees paid to the independent accountant for audit services, internal control-related services and other non-audit services;

(iii) Discussing with the independent accountant any relationships or services that may affect the independent accountant’s objectivity or independence;

(iv) Verifying that the independent accountant has complied with requirements regarding the rotation of lead audit partners; and

(v) Confirming and assuring no attempts have been made to improperly influence the performance of the independent accountant’s audit functions.

	(f)	Review and approve the annual audit plan and the audit reports of the independent accountant;

	(g)	Obtain and review, at least annually, the independent accountant’s report describing: the independent accountant’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review, of the independent accountant, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent accountant; any steps taken to deal with the issues; and all relationships between the independent accountant and Kodak; and

	(h)	Set policies regulating the hiring of employees and former employees of the independent accountants.

2.	With respect to the internal auditors the Committee shall:

	(a)	Serve as the Board’s avenue of communication with the Director of Corporate Auditing;

	(b)	Review and approve the appointment, replacement, reassignment or dismissal of the Director of Corporate Auditing;

	(c)	Confirm and assure the independence of the internal auditors, and that no attempts have been made to improperly influence the performance of their audit functions;

	(d)	Review the annual audit plan of the internal auditors, its scope and the intended level of support for, and coordination with, the external audit process; and

	(e)	Review periodically internal audit activities, staffing and budget to assure the appropriate level of resources is available.

3.	With respect to Kodak’s financial disclosures and statements the Committee shall:

	(a)	Inquire of management and the independent accountant as to:

(i) The acceptability and appropriateness of financial accounting principles, policies and disclosures, used or proposed by Kodak, including analysis of the effects of all material alternative GAAP methods on financial statements;

(ii) Management’s quarterly evaluation of the adequacy of Kodak’s system of disclosure controls and procedures; and

		(iii)	The adequacy of Kodak’s system of internal controls, including whether there are significant deficiencies or material weaknesses in the design or operation of internal controls or any fraud involving employees with significant roles in Kodak’s system of internal controls. In this regard, the Committee shall oversee management’s assessment of Kodak’s system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act and management’s certification processes under Sections 302 and 906 of the Sarbanes-Oxley Act. The Committee shall also ensure that management appropriately addresses any significant deficiencies or material weaknesses that are communicated.

	(b)	Perform the following with respect to the Company’s consolidated financial statements:

		(i)	Review with management and the independent accountant:

			—	Significant financial reporting issues and judgments made in connection with the preparation of the Company’s consolidated financial statements;

			—	Significant issues regarding the Company’s accounting and reporting principles and practices, including critical accounting policies;

			—	Significant changes or developments in accounting and reporting principles and practices;

			—	Matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

			—	The results of the audit, including a review of any audit problems or difficulties encountered by the independent auditor in the course of the audit work, any restrictions on the scope of its activities or access to required personnel or information, and any disagreements with management;

			—	Any significant changes required in the scope of the independent accountant’s audit; and

			—	Principles of accounting proposed or promulgated by regulatory accounting authorities;

		(ii)	Review legal matters that may have a material impact on the consolidated financial statements with the Company’s General Counsel, Director of Corporate Auditing, the Controller and the independent accountant;

		(iii)	Review the annual audited and quarterly reviewed consolidated financial statements, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent accountant prior to Kodak’s filing of the related Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

		(iv)	Recommend to the Board whether the audited consolidated financial statements be included in Kodak’s Annual Report on Form 10-K prior to its filing;

		(v)	Review the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q prior to their filings;

		(vi)	Discuss sales and earnings press releases with management and the independent accountant. Discuss with management financial information and earnings guidance provided to analysts and rating agencies; and

		(vii)	Discuss with management any comment letters from the SEC relating to the Company’s historical filings and the related responses.

4.	With respect to risks and uncertainties, including contingent liabilities the Committee shall:

	(a)	Review Kodak’s risk management and assessment policies, and where appropriate, delegate to other Board committees primary review responsibility for particular risk areas;

	(b)	Inquire of management and the Director of Corporate Auditing about significant risks or exposures and review the steps management has taken to minimize them; and

	(c)	Review management’s analysis and evaluation of significant financial accounting and reporting issues (including critical accounting policies and significant off balance sheet structures) and the extent to which these issues, structures and policies affect Kodak’s consolidated financial statements.

5.	With respect to the internal control and disclosure control environments the Committee shall:

	(a)	Oversee Kodak’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and

	(b)	Review with management, the independent accountant, and the Director of Corporate Auditing the adequacy of Kodak’s disclosure controls and procedures and internal control over financial reporting, including anti-fraud controls and the findings and recommendations of the independent accountant and internal auditors, together with management’s proposed responsive actions.

6.	With respect to Kodak’s ethical, legal and regulatory compliance programs the Committee shall:

	(a)	Oversee Kodak’s ethical, legal and regulatory compliance programs;

	(b)	Review Kodak’s legal and regulatory compliance programs for legal and ethical business conduct, and meet periodically with Kodak’s Compliance Officer;

	(c)	Establish procedures for the receipt, retention and treatment of complaints received by Kodak regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

	(d)	Review any potential material related party transactions.

7.	With respect to access and communication the Committee shall:

	(a)	Meet separately and privately with the independent accountant, the Director of Corporate Auditing and Kodak’s chief financial and accounting officers to ascertain if any restrictions have been placed on the scope of their activities or attempts made to improperly interfere with their audit activities, and to discuss any other matters they or the Committee believe should be discussed privately;

	(b)	Meet in executive session as necessary and appropriate; and

	(c)	Report Committee actions to the Board, with appropriate recommendations.

8.	With respect to advisors and legal counsel the Committee shall:

In its sole discretion, as it deems advisable, retain at Kodak’s expense, accountants, legal counsel and other advisors and consultants to assist it in the performance of its duties.

9.	With respect to reporting its activities the Committee shall:

	(a)	Review its charter annually and recommend changes, as necessary, to the Board;

	(b)	Report its activities regularly to the Board and make recommendations to the Board with respect to matters within its purview, as necessary or appropriate;

	(c)	Cause to be included with Kodak’s proxy statement a copy of the Committee’s charter once every three years or whenever it is amended;

	(d)	Cause to be included in Kodak’s proxy statement a Committee Report in accordance with NYSE Listing standards and Item 306 of Regulation S-K; and

	(e)	Ensure Kodak submits an annual written affirmation to the NYSE.

10.	With respect to certain other matters the Committee shall:

	(a)	Perform an annual Committee self assessment; and

	(b)	Receive training in order to better develop skills related to the performance of its duties.

V. OVERSIGHT ROLE

Kodak’s financial statements are the responsibility of management. The independent accountant’s responsibility is to plan and perform its audit to obtain reasonable assurance that the financial statements present fairly, in all material respects, Kodak’s financial position, results of operations and cash flows. Kodak’s internal audit function is responsible for providing an independent, objective appraisal of Kodak’s business activities to support management in its responsibilities to conduct operations in an environment of effective internal control, and in its assertion of the effectiveness of these internal controls for regulatory reporting purposes. The Committee’s responsibility shall be to oversee these activities and the other matters outlined in this Charter.

As adopted by BOD: 2/17/04

Previously adopted: 12/16/03, 5/8/02, 2/8/01, 5/10/00, 12/11/98

■ Annual Meeting Information

2008 ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION

Columbus Marriott
800 Front Avenue, Columbus, GA 31901

Directions

From I-185 South
Take Exit 7/US-27.
Turn right onto Manchester Expressway/US-27.
Turn left onto Veteran’s Parkway.
Turn right onto 9th Street.

From Columbus Airport
Head southeast on W. Britt David Road.
Make a U-turn.
Turn right to stay on W. Britt David Road.
Turn left onto Veteran’s Parkway.
Turn right onto 9th Street.

From Atlanta Airport
Head southeast on N. Terminal Parkway toward Camp Creek Parkway.
Slight left at Camp Creek Parkway (signs for Camp Creek Parkway/Return to Terminal/I-85 S/I-285).
Continue on S. Parkway (signs for Montogomery/I-85 S/I-285).
Take the ramp onto I-85 S.
Take exit 21 to merge onto I-185 S toward Columbus.
Take exit 7 toward Columbus.
Merge onto Manchester Expressway/US-27.
Turn left onto Veteran’s Parkway.
Turn right onto 9th Street.

Parking
Free parking is available behind the Columbus Marriott.

■ Corporate Directory

BOARD OF DIRECTORS

Mr. Richard S. Braddock
Chairman & CEO, Fresh Direct

Mr. Timothy M. Donahue
Former Executive Chairman,
Sprint Nextel Corporation

Dr. Michael J. Hawley
Former Director of Special Projects, MIT

Mr. William H. Hernandez
Senior Vice President, Finance, & CFO,
PPG Industries	Mr. Douglas R. Lebda
President & COO, IAC/InterActiveCorp

Ms. Debra L. Lee
Chairman & CEO,
BET Holdings, Inc.

Mr. Delano E. Lewis
Former U.S. Ambassador to South Africa

Mr. William G. Parrett
Former Senior Partner of Deloitte & Touche
USA LLP

Mr. Antonio M. Perez
Chairman & CEO,
Eastman Kodak Company

Dr. Hector de J. Ruiz
Chairman & CEO, AMD

Mr. Dennis F. Strigl
President & COO, Verizon Communications

Dr. Laura D’Andrea Tyson
Professor of the
Walter A. Haas School of Business

CORPORATE OFFICERS

Antonio M. Perez Chairman & CEO Mary Jane Hellyar President,* Film, Photofinishing and Entertainment Group, Executive Vice President	Philip J. Faraci President & COO	Frank S. Sklarsky CFO & Executive Vice President

Senior Vice Presidents

Robert L. Berman Chief Human Resources Officer	Joyce P. Haag General Counsel	William J. Lloyd Chief Technical Officer

Vice Presidents

John E. Blake, Jr.
General Manager, Digital Capture and Imaging
Products, Consumer Digital Imaging Group

Essie L. Calhoun
Chief Diversity Officer and Director,
Community Affairs

Jaime Cohen Szulc
Managing Director, Consumer Digital Global
Customer Operations, CDG Chief Operating Officer

Andrew P. Copley
Chief Operating Officer and Managing Director,
Global Customer Operations,
Graphic Communications Group

Douglas J. Edwards
General Manager, Prepress Solutions,
Graphic Communications Group

Jeffrey W. Hayzlett
Chief Business Development Officer

Judi Hess
General Manager, Enterprise Solutions,
Graphic Communications Group

Kevin Joyce
Chief Marketing Officer, Graphic
Communications Group

David M. Kiser
Director, Health, Safety, and Environment

Michael A. Korizno
General Manager, Americas Region,
Consumer Digital Imaging Group

Brad W. Kruchten
General Manager, Retail Printing
Solutions Business,
Consumer Digital Imaging Group

Dolores K. Kruchten
General Manager, Document Imaging,
Graphic Communications Group

Antoniette McCorvey
Director, Investor Relations

Diane F. McCue
General Manager, Paper & Output Systems,
Consumer Digital Imaging Group

Gerard K. Meuchner
Director, Communications and Public Affairs

John O’Grady,
Chairman Eastman Kodak S.A.**, General
Manager, Europe, Africa and Middle East,
CDG Group and Film, Photofinishing and
Entertainment Group

Gustavo Oviedo
Managing Director, Asia Pacific Region

Laura G. Quatela
Director, Intellectual Property Transactions

Isidre Rosello
General Manager, Inkjet Printing Solutions,
Graphic Communications Group

William G. Tompkins
General Manager, Motion Picture Film Group,
Entertainment Imaging

Kim E. VanGelder
Chief Information Officer

Paul A. Walrath
Chief Operating Officer, Film, Photofinishing and
Entertainment Group

Ying Yeh
President and Chairman, North Asia Region

Nicoletta Zongrone
General Manager, Worldwide Kiosk Systems and
Service, Consumer Digital Imaging Group

Secretary	Treasurer	Controller

Laurence L. Hickey Chief Governance Officer Patrick M. Sheller Assistant Secretary, Chief Compliance Officer	William G. Love	Diane E. Wilfong

*	Divisional
**	Subsidiary of Eastman Kodak Company

NOTICE OF THE 2008 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 14, 2008 at 2:00 p.m. at the Columbus Marriott, 800 Front Avenue, Columbus, GA. The following proposals will be voted on at the Annual Meeting:

1.	Election of directors for a term of one year or until their successors are duly elected and qualified.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Shareholder proposal on majority voting requirements for director nominees.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3.

If you were a shareholder of record at the close of business on March 17, 2008, you are entitled to vote at the Annual Meeting.

We are pleased to be among the first group of companies to take advantage of the Securities and Exchange Commission “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. We believe the new rules will allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0207, (585) 724-5492.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, call the Coordinator, Shareholder Services.

By Order of the Board of Directors

Laurence L. Hickey Secretary and Assistant General Counsel Eastman Kodak Company April 3, 2008

 Proxy — Eastman Kodak Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Antonio M. Perez and Laurence L. Hickey, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 14, 2008, or any adjournment thereof.

NOMINEES FOR DIRECTOR: Richard S. Braddock, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Douglas R. Lebda, Debra L. Lee, Delano E. Lewis, William G. Parrett, Antonio M. Perez, Hector de J. Ruiz, Dennis F. Strigl and Laura D’Andrea Tyson.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AGAINST THE SHAREHOLDER PROPOSAL.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
FOR the election of all nominees for director;
FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and
AGAINST the shareholder proposal.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Item 1, FOR Item 2 and
AGAINST Item 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Richard S. Braddock			02 - Timothy M. Donahue			03 - Michael J. Hawley

	04 - William H. Hernandez			05 - Douglas R. Lebda			06 - Debra L. Lee

	07 - Delano E. Lewis			08 - William G. Parrett			09 - Antonio M. Perez

	10 - Hector de J. Ruiz			11 - Dennis F. Strigl			12 - Laura D’Andrea Tyson

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm				3.	Shareholder Proposal on Majority Voting Requirements for Director Nominees

B	Non-Voting Items
Meeting Attendance		Change of Address — Please print new address below.
I plan to attend the Annual Meeting.	I plan to bring a guest.

C	Authorized Signatures — This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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